As Filed with the Securities and Exchange Commission on June 16, 1998
                                                    Registration No. 333 -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ---------------
                               BB&T Corporation
            (Exact name of registrant as specified in its charter)


             North Carolina                            6060                       56-0939887
       (State or other jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
    of incorporation or organization)      Classification Code Number)     Identification Number)

                            200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)


                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                (336) 733-2180

           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)
                 The Commission is requested to send copies of
                             all communications to:


                    Douglas A. Mays                       Gerard L. Hawkins
      Womble Carlyle Sandridge & Rice, PLLC     Elias, Matz, Tiernan & Herrick L.L.P.
             3300 One First Union Center              734 Fifteenth Street, N.W.
       Charlotte, North Carolina 28202-6025             Washington, D.C. 20005

                                ---------------
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:[ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed maximum      Proposed maximum          Amount of
    Title of each class of     Amount to be    offering price           aggregate            registration
 securities to be registered    registered        per unit           offering price              fee
Common Stock, par value
$5.00 per share(1) ..........   4,344,519             (2)       $ 275,893,335.00(3)      $ 29,926.15(4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Each share of the registrant's common stock includes one preferred share purchase right.


(2) Not applicable.

(3) Computed in accordance with Rule 457(f) based on the average of the high ($39.13) and low ($38.38) sales price of the common stock of Maryland Federal Bancorp, Inc. on June 12, 1998 as reported on The Nasdaq National Market.

(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $51,462.38 paid upon the filing with the Commission of the preliminary proxy materials of Maryland Federal Bancorp, Inc. on May
    6, 1998.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MARYLAND FEDERAL BANCORP, INC.
                              3505 Hamilton Street
                          Hyattsville, Maryland 20782

                                 June 15, 1998
Dear Shareholders:


     You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Maryland Federal Bancorp, Inc. ("Maryland Federal"), to be held at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland on Tuesday, July 21, 1998 at 10:00 a.m., Eastern Time. At the Meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Reorganization Agreement"), between Maryland Federal and BB&T Corporation, a North Carolina corporation ("BB& T"), and a related Plan of Merger (the "Plan of Merger"). Pursuant to the Reorganization Agreement and the Plan of Merger, Maryland Federal will merge with and into BB&T (the "Merger"), and each share of common stock of Maryland Federal ("Maryland Federal Common Stock") outstanding immediately prior thereto will be converted into the right to receive 0.5975 of a share of common stock of BB&T ("BB&T Common Stock"), subject to possible adjustment as set forth in the Reorganization Agreement and the Plan of Merger, plus cash in lieu of any fractional share interest. BB&T will be the surviving corporation in the Merger, and shareholders of Maryland Federal will become shareholders of BB&T.

     Consummation of the Merger is subject to certain conditions, including approval of the Reorganization Agreement and the Plan of Merger by the Maryland Federal shareholders, approval of the Merger by various regulatory agencies and satisfaction or waiver of certain other contractual conditions. It is also a condition to the Merger that the exchange of BB&T Common Stock solely for shares of Maryland Federal Common Stock will be a reorganization for federal income tax purposes, with the result that, except for cash received in lieu of fractional share interests, holders of Maryland Federal Common Stock who receive BB&T Common Stock pursuant to the Merger generally will not recognize gain or loss for such purposes.

     In addition to considering the Reorganization Agreement and the Plan of Merger at the Meeting, you will be asked (a) to elect three directors for terms expiring at the earlier of the effective time of the Merger, the date of the 2001 annual meeting of Maryland Federal shareholders or such time as their respective successors are elected and qualified and (b) to ratify the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed.

     The enclosed Notice of Meeting and Proxy Statement/Prospectus contain important information concerning the Meeting and the proposed Merger, including details as to the determination of the consideration to be received in the Merger. Please carefully read these materials and thoroughly consider the information contained in them.

     Whether or not you plan to attend the Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares will be voted at the Meeting. If you attend the Meeting, you may vote in person regardless of whether you have previously submitted a proxy. Failure to return a properly executed proxy or to vote at the Meeting will have the same effect as a vote against the Reorganization Agreement and the Plan of Merger.

     The Board of Directors of Maryland Federal unanimously approved the Reorganization Agreement and the Plan of Merger and believes that the Merger is fair to, and in the best interests of, the shareholders of Maryland Federal. Accordingly, the Board of Directors of Maryland Federal unanimously recommends that shareholders of Maryland Federal vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. The Board of Directors of Maryland Federal also recommends that shareholders of Maryland Federal vote "FOR" the proposed slate of directors and "FOR" ratification of the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999.

                                        Sincerely,


                                        /s/ Richard B. Bland




                                        RICHARD B. BLAND
                                        Chairman of the Board



                                        /s/ Robert H. Halleck


                                        ROBERT H. HALLECK
                                        President and Chief Executive Officer

                        MARYLAND FEDERAL BANCORP, INC.
                              3505 Hamilton Street
                          Hyattsville, Maryland 20782





                       ---------------------------------
                       NOTICE OF MEETING OF SHAREHOLDERS
                          To be held on July 21, 1998
                      ---------------------------------
TO THE SHAREHOLDERS OF MARYLAND FEDERAL BANCORP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Maryland Federal Bancorp, Inc., a Maryland corporation ("Maryland Federal"), will be held at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland on Tuesday, July 21, 1998 at 10:00 a.m., Eastern Time, for the following purposes:

   1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Reorganization Agreement"), between Maryland Federal and BB&T Corporation, a North Carolina corporation ("BB& T"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which Maryland Federal will merge with and into BB&T, and each share of common stock of Maryland Federal outstanding immediately prior thereto will be converted into the right to receive 0.5975 of a share of common stock of BB&T, subject to possible adjustment as set forth in the Reorganization Agreement and the Plan of Merger, plus cash in lieu of any fractional share interest. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the accompanying Proxy Statement/Prospectus as Appendix I.

   2. Election of Directors. To elect three directors for terms expiring at the earlier of the effective time of the Merger, the date of the 2001 annual meeting of Maryland Federal shareholders or such time as their respective successors are elected and qualified.

   3. Appointment of Auditors. To ratify the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed.

   4. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

     Shareholders of Maryland Federal of record at the close of business on June 5, 1998 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.


                                        By Order of the Board of Directors




                                        /s/ Sarah M. Costlow
                                        SARAH M. COSTLOW
                                        Secretary

Hyattsville, Maryland
June 15, 1998


PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                PROXY STATEMENT

                         MARYLAND FEDERAL BANCORP, INC.
                                ---------------
                                  PROSPECTUS

                               BB&T CORPORATION
                                 COMMON STOCK


     This Proxy Statement/Prospectus is being furnished to the holders of the common stock of Maryland Federal Bancorp, Inc., a Maryland corporation ("Maryland Federal"), in connection with the solicitation of proxies by the Board of Directors of Maryland Federal (the "Maryland Federal Board") for use at the annual meeting of shareholders of Maryland Federal, or any adjournment or postponement thereof (the "Meeting"), to be held at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland on Tuesday, July 21, 1998 at 10:00 a.m., Eastern Time. At the Meeting, the shareholders of Maryland Federal will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Reorganization Agreement"), between Maryland Federal and BB&T Corporation, a North Carolina corporation ("BB&T"), and the related Plan of Merger (the "Plan of Merger"). A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached hereto as Appendix I. At the Meeting shareholders of Maryland Federal also will be asked to elect three directors of Maryland Federal for terms expiring at the earlier of the Effective Time (as defined herein), the date of the 2001 annual meeting of Maryland Federal shareholders or such time as their successors are elected and qualified and (b) to ratify the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed.

     The Reorganization Agreement and the Plan of Merger provide for the merger of Maryland Federal with and into BB&T (the "Merger"). As a result of the Merger, each issued and outstanding share of the common stock, par value $0.01 per share, of Maryland Federal ("Maryland Federal Common Stock") will be converted into and exchanged for a fraction of a share of common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") determined as set forth in the Reorganization Agreement and the Plan of Merger, plus cash in lieu of any fractional share interest. As described herein, each share of Maryland Federal Common Stock will be converted into the right to receive a minimum of 0.5975 of a share of BB&T Common Stock, which amount may be increased to up to 0.6102 of a share of BB&T Common Stock and may be subject to possible additional upward adjustment (the "Exchange Ratio"). The Exchange Ratio is adjustable upward in excess of 0.6102 only if certain conditions are met concerning the reported price of BB&T Common Stock, and then only with the concurrence of BB&T. The Maryland Federal Board has the right to elect to terminate the Reorganization Agreement if such conditions should occur, in which case the Board of Directors of BB&T (the "BB&T Board") would be required to determine whether to proceed with the Merger at a higher Exchange Ratio. See "THE MERGER -- Exchange Ratio."


     This Proxy Statement/Prospectus also constitutes a prospectus of BB&T with respect to up to 4,344,519 shares of BB&T Common Stock to be issued to holders of the outstanding shares Maryland Federal Common Stock in accordance with the Reorganization Agreement and the Plan of Merger. BB&T Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "BBK." On June 12, 1998, the last sale price of BB&T Common Stock as reported on the NYSE was $65.75. Maryland Federal Common Stock is listed for trading on the Nasdaq National Market under the trading symbol "MFSL." On June 12, 1998, the last sale price of Maryland Federal Common Stock as reported on the Nasdaq National Market was $38.75. On February 24, 1998, the last trading day before Maryland Federal announced that it had entered into the Reorganization Agreement, the last reported sale price of Maryland Federal Common Stock on the Nasdaq National Market was $31.75.

     This Proxy Statement/Prospectus, the Notice of Meeting, and the accompanying proxy card are first being mailed to the shareholders of Maryland Federal on or about June 19, 1998.

   NEITHER THE MERGER NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR
       DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF BB&T COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF BB&T AND
    ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                               GOVERNMENT AGENCY.

          The date of this Proxy Statement/Prospectus is June 15, 1998.

                             AVAILABLE INFORMATION

     BB&T and Maryland Federal are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Commission. The reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including BB&T and Maryland Federal.

     Shares of BB&T Common Stock and Maryland Federal Common Stock are, respectively, listed on the NYSE and traded on the Nasdaq National Market, and proxy statements, reports and other information concerning BB&T and Maryland Federal also can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, respectively.

     BB&T has filed a Registration Statement on Form S-4 (together with all amendments, exhibits, and schedules thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of BB&T Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/ Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     The information contained herein with respect to BB&T has been provided by BB&T, and the information contained herein with respect to Maryland Federal before the Merger has been provided by Maryland Federal.

     No person has been authorized to give any information or make any representation in connection with the solicitation of proxies or the offering of securities made hereby other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by BB&T or Maryland Federal. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of BB&T or Maryland Federal since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by BB&T with the Commission under the Exchange Act are incorporated herein by reference:

  (a) BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (b) BB&T's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

  (c) BB&T's Current Reports on Form 8-K, dated January 15, 1998, February 26, 1998, February 27, 1998, April 13, 1998 and May 13, 1998;

  (d) BB&T's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan; and

  (e) The description of BB&T Common Stock in BB&T's registration statement filed under the Exchange Act with respect to BB&T Common Stock, including all amendments and reports filed for the purpose of updating such description.

     The following documents previously filed by Maryland Federal with the Commission under the Exchange Act are incorporated herein by reference:

  (a) Maryland Federal's Annual Report on Form 10-K for the fiscal year ended February 28, 1998;

  (b) Maryland Federal's Current Report on Form 8-K, dated March 3, 1998;

  (c) Maryland Federal's Registration Statement on Form 8-A, dated January 29, 1990, with respect to the adoption of its shareholder rights plan; and

  (d) The description of Maryland Federal Common Stock in Maryland Federal's registration statement filed under the Exchange Act with respect to Maryland Federal Common Stock, including all amendments and reports filed for the purpose of updating such description.

     All documents filed by BB&T or Maryland Federal pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. In particular, reference is made to BB&T's Current Report on Form 8-K dated May 13, 1998, which includes supplemental consolidated financial statements giving effect to the acquisition of Life Bancorp, Inc. consummated March 1, 1998 and accounted for as a pooling of interests. See "INFORMATION ABOUT BB&T."

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF MARYLAND FEDERAL COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. REQUESTS FOR DOCUMENTS RELATING TO BB&T SHOULD BE DIRECTED TO INVESTOR RELATIONS, BB&T CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE:
(919) 246-4219. REQUESTS FOR DOCUMENTS RELATING TO MARYLAND FEDERAL SHOULD BE DIRECTED TO INVESTOR RELATIONS, MARYLAND FEDERAL BANCORP, INC., 3505 HAMILTON STREET, HYATTSVILLE, MARYLAND 20782 OR TELEPHONE: (301) 779-1200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY JULY 14, 1998.

                               TABLE OF CONTENTS



AVAILABLE INFORMATION ................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................   i
SUMMARY ..............................................................   1
    Meeting of Shareholders ..........................................   1
    Parties to the Merger ............................................   1
    The Merger .......................................................   2
    Comparative Market Prices and Dividends ..........................   5
    Selected Consolidated Financial Data .............................   6
    Comparative Per Share Data .......................................   9
MEETING OF SHAREHOLDERS ..............................................  10
    General ..........................................................  10
    Record Date, Voting Rights and Vote Required .....................  10
    Voting and Revocation of Proxies .................................  10
    Solicitation of Proxies ..........................................  11
    Recommendations of the Maryland Federal Board ....................  11
THE MERGER ...........................................................  12
    General ..........................................................  12
    Background of the Merger .........................................  12
    Reasons for the Merger ...........................................  13
    Opinion of Maryland Federal's Financial Advisor ..................  14
    Exchange Ratio ...................................................  18
    Exchange of Maryland Federal Common Stock Certificates ...........  20
    The Reorganization Agreement .....................................  21
    Interests of Certain Persons in the Merger .......................  25
    Regulatory Considerations ........................................  27
    Certain Federal Income Tax Consequences of the Merger ............  29
    Accounting Treatment .............................................  29
    The Option Agreement .............................................  29
    Effect on Employees, Employee Benefit Plans and Stock Options ....  32
    Restrictions on Resales by Affiliates ............................  33
INFORMATION ABOUT BB&T ...............................................  34
    General ..........................................................  34
    Subsidiaries .....................................................  34
    Acquisitions .....................................................  34
    Capital ..........................................................  35
    Deposit Insurance Assessments ....................................  36
INFORMATION ABOUT MARYLAND FEDERAL ...................................  36
DESCRIPTION OF BB&T CAPITAL STOCK ....................................  37
    General ..........................................................  37
    BB&T Common Stock ................................................  37
    BB&T Preferred Stock .............................................  37
    Shareholder Rights Plan ..........................................  37
    Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws ...  39

COMPARISON OF SHAREHOLDERS' RIGHTS .................................................... 41
    Authorized Capital Stock .......................................................... 41
    Special Meetings of Shareholders and Action by Shareholders without a Meeting ..... 41
    Directors ......................................................................... 41
    Dividends and Other Distributions ................................................. 42
    Notice of Shareholder Nominations and Shareholder Proposals ....................... 42
    Exculpation and Indemnification ................................................... 43
    Mergers, Share Exchanges and Sales of Assets ...................................... 44
    Anti-takeover Statutes ............................................................ 44
    Amendments to Articles of Incorporation and Bylaws ................................ 45
    Shareholders' Rights of Dissent and Appraisal ..................................... 45
    Liquidation Rights ................................................................ 46
ELECTION OF DIRECTORS ................................................................. 48
    Nominees for Director ............................................................. 48
    Stockholder Nominations ........................................................... 49
    Board Meetings and Committees ..................................................... 49
    Compensation of Directors ......................................................... 49
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS ................................... 49
EXCUTIVE OFFICERS WHO ARE NOT DIRECTORS ............................................... 50
BENEFICIAL OWNERSHIP OF MARYLAND FEDERAL COMMON STOCK BY CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT ................................................................ 51
    Beneficial Ownership .............................................................. 51
    Compliance with Section 16(a) of the Exchange Act ................................. 52
EXECUTIVE COMPENSATION ................................................................ 53
    Summary Compensation Table ........................................................ 53
    Aggregated Option Exercises and Year-End Option Values ............................ 53
    Pension Plan ...................................................................... 53
    Non-Qualified Executive Deferred Compensation Plan ................................ 54
    Compensation Committee ............................................................ 54
    Report of the Compensation Committee .............................................. 54
    Performance Graph ................................................................. 55
    Employment Agreements ............................................................. 57
    Indebtedness of Management ........................................................ 58
    Certain Transactions .............................................................. 58
STOCKHOLDER PROPOSALS ................................................................. 59
OTHER BUSINESS ........................................................................ 59
ANNUAL REPORTS ........................................................................ 59
LEGAL MATTERS ......................................................................... 59
EXPERTS ............................................................................... 59
Appendix I -- Agreement and Plan of Reorganization and Plan of Merger
Appendix II -- Opinion of Sandler O'Neill & Partners, L.P.

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Shareholders are urged to review carefully this entire Proxy Statement/Prospectus, including the Appendices hereto. Unless otherwise indicated, information herein relating to Maryland Federal Common Stock has been adjusted to give effect to a two-for-one stock split effected in the form of a 100% stock dividend paid on November 21, 1997.


Meeting of Shareholders

     The Meeting will be held on Tuesday, July 21, 1998 at 10:00 a.m. Eastern Time at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland. At the Meeting, the shareholders of Maryland Federal will vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I. Shareholders of Maryland Federal will also be asked (a) to elect three directors of Maryland Federal for terms expiring at the earlier of the effective time of the Merger (the "Effective Time"), the date of the 2001 annual meeting of Maryland Federal shareholders or such time as their respective successors are elected and qualified and (b) to ratify the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed. On June 5, 1998, the record date for the Meeting (the "Record Date"), there were approximately 2,400 holders of record of the 6,571,961 shares of Maryland Federal Common Stock then outstanding and entitled to vote at the Meeting.

     The affirmative vote of the holders of two thirds of the outstanding shares of Maryland Federal Common Stock is required to approve the Reorganization Agreement and the Plan of Merger. As of the Record Date, directors and executive officers of Maryland Federal and their affiliates beneficially owned 420,163 outstanding shares or 6.39% of the Maryland Federal Common Stock entitled to vote at the Meeting, all of which are expected to be voted in favor of the Merger. Neither the directors and executive officers of BB&T and their affiliates nor BB&T and its subsidiaries beneficially owned, as of the Record Date, any shares of Maryland Federal Common Stock.

     The election of each director nominee requires the affirmative vote of a plurality of the shares of Maryland Federal Common Stock voted in the election of directors; holders of Maryland Federal Common Stock do not have cumulative voting rights in the election of directors. Ratification of the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for fiscal year 1999 requires the affirmative vote of a majority of the shares of Maryland Federal Common Stock voted on such matter. See "MEETING OF SHAREHOLDERS," "ELECTION OF DIRECTORS" and "RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS."


Parties to the Merger

     BB&T

     BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. BB&T's bank subsidiaries are Branch Banking and Trust Company ("BB&T-NC"), a North Carolina chartered bank that currently operates 353 banking offices throughout North Carolina; Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a South Carolina chartered bank that currently operates 93 banking offices throughout South Carolina; Branch Banking and Trust Company of Virginia ("BB&T-VA"), a Virginia chartered bank that currently operates 52 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia; and Life Savings Bank, F.S.B. ("LSB"), a federally chartered savings bank that currently operates 20 banking offices in the Hampton Roads region of Virginia.

     The mailing address and telephone number of BB&T's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (336) 733-2000. Additional information with respect to BB&T and its subsidiaries is included elsewhere in this Proxy Statement/Prospectus and in documents incorporated by reference in this Proxy Statement/ Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT BB&T."


     Maryland Federal

     Maryland Federal was incorporated under the laws of the State of Maryland in June 1989 and is the unitary savings and loan holding company and sole shareholder of Maryland Federal Bank ("MFB"). Maryland Federal does not presently own or operate any subsidiary except for MFB. MFB's business is conducted through 28 branch offices located in Prince George's, Montgomery, Charles, Calvert and Anne Arundel counties, Maryland, five loan production offices, and one wholly-owned subsidiary. The principal executive offices of both Maryland Federal and MFB are located at 3505 Hamilton Street, Hyattsville, Maryland 20782, and their telephone number is (301) 779-1200.

     On a consolidated basis, at February 28, 1998, Maryland Federal had total assets of $1.19 billion, total liabilities of $1.09 billion and total stockholders' equity of $104.5 million or $16.07 per share based on 6,500,824 shares of Maryland Federal Common Stock outstanding on such date. Maryland Federal had net income of $8.8 million for the fiscal year ended February 28, 1998.

     MFB is primarily engaged in the business of attracting deposits from the general public and investing such deposits primarily in permanent loans secured by first liens on one- to four-family residential properties and, to a lesser extent, in commercial real estate located in MFB's market area and in consumer loans. MFB also maintains a substantial portfolio of mortgage-backed securities as well as United States Government and agency securities and other permissible investments and, through a subsidiary, engages in insurance agency activities to a limited extent.


The Merger

     General

     At the Effective Time, Maryland Federal will be merged with and into BB&T, and BB&T will be the surviving corporation in the Merger. It is expected that MFB will be merged into BB&T-NC during the fourth quarter of 1998, with BB&T-NC as the surviving entity (the "MFB Bank Merger").


     Exchange Ratio

     Upon consummation of the Merger, each share of Maryland Federal Common Stock outstanding at the Effective Time will be converted into the right to receive between 0.5975 and 0.6102 shares of BB&T Common Stock, subject to possible upward adjustment as described in the following paragraph. The Exchange Ratio will be determined by reference to the average closing price of BB&T Common Stock on the NYSE for the ten trading days immediately preceding the tenth calendar day preceding the Effective Time (the "Average Closing Price"). The Exchange Ratio has been initially set at 0.5975 of a share of BB&T Common Stock per share of Maryland Federal Common Stock; however, if the implied market value (based on the Average Closing Price) of the BB&T Common Stock to be received for each share of Maryland Federal Common Stock, using an Exchange Ratio of 0.5975, is less than $36.00 (i.e., if the Average Closing Price is less than $60.25), then the Exchange Ratio will be increased to the lesser of (i) the amount necessary to increase the implied market value to $36.00 or (ii) 0.6102 of a share of BB&T Common Stock per share of Maryland Federal Common Stock. The result is that the Exchange Ratio would float between
0.5975 and 0.6102 in the event that the Average Closing Price is less than $60.25 but more than $59.00, and be fixed at 0.6102 in the event that the Average Closing Price is $59.00 or less.

     In the event that both:

      (1) the implied market value (based on the Average Closing Price) of the BB&T Common Stock to be received for each share of Maryland Federal Common Stock, using an Exchange Ratio of 0.6102 of a share of BB&T Common Stock per share of Maryland Federal Common Stock, is less than $30.60 (i.e., the Average Closing Price is less than $50.15), and

      (2) (i) the amount obtained by dividing the Average Closing Price by $62.00 (the closing price of BB&T Common Stock on February 24, 1998) is less than (ii) 90% of the amount obtained by dividing the weighted average of the closing prices of a specified index of 14 bank holding company stocks on the tenth calendar day preceding the date designated by BB&T as the closing date of the Merger by the weighted average of the closing prices of such stocks on February 25, 1998, then Maryland Federal would have the right to terminate the Reorganization Agreement unless BB&T elects to increase the Exchange Ratio so that holders of Maryland Federal Common Stock would receive consideration having an implied market value (based on the Average Closing Price) of $30.60 per share of Maryland Federal Common Stock. Under no circumstances would the Exchange Ratio be less than 0.5975 of a share of BB&T Common Stock for each share of Maryland Federal Common Stock.

     No fractional shares of BB&T Common Stock will be issued in the Merger. Holders of Maryland Federal Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T Common Stock by the Average Closing Price. See "THE MERGER -- Exchange Ratio."

 Effective Date and Time of the Merger

     The Merger will be effective on the date and at the time specified in the Articles of Merger to be filed with the Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of North Carolina. Assuming the Reorganization Agreement and the Plan of Merger are approved by Maryland Federal shareholders at the Meeting, it is currently anticipated that the filing of the Articles of Merger and the consummation of the Merger will occur by September 30, 1998. See "THE MERGER -- The Reorganization Agreement -- Effective Date and Time of the Merger."


     Recommendation of the Maryland Federal Board; Reasons for the Merger

     The Maryland Federal Board has unanimously approved the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby. The Maryland Federal Board believes that the Merger is in the best interests of Maryland Federal and its shareholders and unanimously recommends that the shareholders of Maryland Federal vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. For further discussion of the factors considered by the Maryland Federal Board in reaching its conclusions, see "THE MERGER -- Background of the Merger" and " -- Reasons for the Merger."


     Opinion of Maryland Federal's Financial Advisor

     Maryland Federal has retained Sandler O'Neill & Partners, L.P. ("Sandler") to act as its financial advisor in connection with the Merger, and Sandler has rendered its opinion to the Maryland Federal Board that, as of the date of such opinion, the consideration to be received in the Merger is fair to the shareholders of Maryland Federal from a financial point of view. The full text of the Sandler opinion, dated as of the date hereof, is set forth as Appendix II to this Proxy Statement/ Prospectus, and should be read in its entirety with respect to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering such opinion. See "THE MERGER -- Opinion of Maryland Federal's Financial Advisor."


     Conditions to the Merger

     The consummation of the Merger is subject to various conditions, including the approval of the Reorganization Agreement and the Plan of Merger by the shareholders of Maryland Federal, receipt of necessary regulatory approvals, receipt of a legal opinion regarding the tax consequences of the Merger and other customary conditions to closing. See "THE MERGER -- The Reorganization Agreement -- Conditions to the Merger."


     Waiver; Amendment; Termination; Expenses

     Before the Effective Time, any provision of the Reorganization Agreement (except with respect to any required regulatory approval) may be (a) waived by the party benefitted by the provision or (b) amended or modified at any time, by mutual agreement of the parties, except that after the Meeting the consideration to be received by the Maryland Federal shareholders for each share of Maryland Federal Common Stock may not thereby be decreased.

     The Reorganization Agreement may be terminated and the Merger abandoned
(a) by the mutual consent of the parties, (b) by either party if the other party materially breaches any of its covenants or agreements contained in the Reorganization Agreement and fails to cure by the earlier of 30 days after notice of such breach and the Effective Time, (c) by either party in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Reorganization Agreement (see "THE MERGER -- The Reorganization Agreement -- Conditions to the Merger") and such inaccuracy has not been cured by the earlier of 30 days after notice of such inaccuracy and the Effective Time, (d) by either party in the event that the Merger is not consummated by December 31, 1998 and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement, or (e) by either party, in the event (i) any of the regulatory approvals required for consummation of the Merger and the other transactions contemplated by the Reorganization Agreement have been denied and the time period for appeals and requests for reconsideration have run, (ii) the required shareholder approval is not obtained at the Meeting or (iii) any of the other conditions precedent to the obligations of the other party cannot be satisfied or fulfilled before the scheduled date of the closing of the transactions contemplated by the Reorganization Agreement (the "Closing Date") and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement. In addition, the Reorganization Agreement may be terminated by the Maryland Federal Board if certain conditions concerning the trading price of BB&T Common Stock are met, unless BB&T in turn determines to increase the Exchange Ratio. See "THE MERGER -- Exchange Ratio."

     Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be borne 50% by BB&T and 50% by Maryland Federal. See "THE MERGER -- The Reorganization Agreement -- Waiver; Amendment; Termination; Expenses."


     Interests of Certain Persons in the Merger

     Pursuant to the Reorganization Agreement, Robert H. Halleck, President and Chief Executive Officer of Maryland Federal, and six other members of the management of Maryland Federal will enter into employment agreements with BB&T-NC at the Effective Time that provide for employment for terms of up to five years and severance payments and other benefits upon the occurrence of a merger or other change in control of BB&T after the Merger. The Reorganization Agreement also provides that the members of the Maryland Federal Board will serve as members of BB&T's Maryland Regional Advisory Board after the Merger, and that Richard B. Bland, Chairman of the Board of Maryland Federal, will be offered the chairmanship of such Advisory Board. The Reorganization Agreement further obligates BB&T to indemnify the directors and officers of Maryland Federal and MFB after the Merger against certain liabilities arising before the Merger and obligates BB&T to obtain directors' and officers' liability insurance for the benefit of Maryland Federal's directors and officers covering periods before and after the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."


     Regulatory Considerations

     The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act and the Federal Reserve's Regulation Y thereunder. BB&T must also provide notice of the Merger to the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia (the "BFI") under the Code of Virginia. The MFB Bank Merger, which is expected to occur during the fourth quarter of 1998, must be approved by the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act and by the North Carolina Commissioner of Banks (the "NC Commissioner") under the North Carolina General Statutes. The required applications relating to the Merger were submitted to the appropriate regulatory authorities in June 1998, and it is anticipated that the required applications relating to the MFB Bank Merger will be submitted to the appropriate regulatory authorities during the third quarter of 1998. See "THE MERGER -- Regulatory Considerations." Completion of the Merger is not conditioned upon regulatory approval or completion of the MFB Bank Merger.


     No Rights of Dissent and Appraisal

     Pursuant to the Maryland General Corporation Law (the "MGCL"), holders of Maryland Federal Common Stock do not have the right to object to the Merger and demand payment of the "fair value" of their shares because, as of the Record Date, shares of Maryland Federal Common Stock were listed on the Nasdaq National Market. See "COMPARISON OF SHAREHOLDERS' RIGHTS -- Shareholders' Rights of Dissent and Appraisal -- Maryland Federal."


     Certain Federal Income Tax Consequences

     The Merger has been structured to qualify as a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, has issued an opinion to the effect that the Merger will constitute one or more reorganizations under
Section 368 of the Code and that no gain or loss will be recognized by reason of the Merger by the holders of Maryland Federal Common Stock to the extent that such shareholders exchange shares of Maryland Federal Common Stock for shares of BB&T Common Stock (gain or loss will be recognized with respect to cash received in lieu of a fractional share interest). See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."


     Accounting Treatment

     It is anticipated that the Merger will be accounted for as a "purchase" for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."


     Comparison of Shareholders' Rights

     The rights of the shareholders of Maryland Federal currently are determined by the MGCL, the Articles of Incorporation of Maryland Federal (the "Maryland Federal Articles") and the Bylaws of Maryland Federal (the "Maryland Federal Bylaws"). At the Effective Time, the shareholders of Maryland Federal will become shareholders of BB&T. Their rights as shareholders will then be determined by the North Carolina Business Corporation Act (the "NCBCA"), the Articles of Incorporation of BB&T (the "BB&T Articles") and the Bylaws of BB&T (the "BB&T Bylaws"). See "DESCRIPTION OF BB&T CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS."


     Option Agreement

     As a condition to BB&T entering into the Reorganization Agreement and to increase the probability that the Merger will be consummated, BB&T and Maryland Federal entered into an Option Agreement, dated as of February 25, 1998 (the "Option Agreement"), pursuant to which BB&T was granted an option to purchase up to 1,290,000 shares of Maryland Federal Common Stock (approximately 19.9% of the number of shares of Maryland Federal Common Stock currently outstanding), subject to adjustment, at an exercise price of $30.50 per share (the "Option"). The exercise of the Option is permitted only upon the occurrence of certain events that generally relate to an acquisition of control of Maryland Federal, or the public offer or announcement of such an acquisition of control, by a party other than BB&T, or upon the acquisition by a third party of, or an offer or an announcement of an intention by a third party to acquire, a significant interest in the equity or assets of Maryland Federal. To the knowledge of BB&T and Maryland Federal, the Option is not presently exercisable. See "THE MERGER -- The Option Agreement."


     Effect on Employees, Employee Benefit Plans and Stock Options

     Each employee of Maryland Federal or any of its subsidiaries at the time of the Merger who becomes, immediately following the Merger, an employee of BB&T or one of its subsidiaries will be eligible to receive benefits comparable to those provided to similarly situated employees of BB&T or the subsidiary in question. BB&T will merge the 401(k) plan of Maryland Federal with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of the employees who are participants in the Maryland Federal plan will be transferred to accounts under the BB&T 401(k) plan. BB&T also intends to terminate Maryland Federal's Employee Stock Ownership Plan and its Recognition and Retention Plan and distribute the assets of these plans to grant recipients. At the time of the Merger, all rights with respect to Maryland Federal Common Stock outstanding at the Effective Time pursuant to stock options granted by Maryland Federal under the existing stock option plan of Maryland Federal, whether or not exercisable, will be converted into and become options with respect to BB&T Common Stock on a basis that reflects the Exchange Ratio. See "THE MERGER -- Exchange Ratio" and " -- Effect on Employees, Employee Benefit Plans and Stock Options."


Comparative Market Prices and Dividends

     BB&T Common Stock is listed on the NYSE under the symbol "BBK." Maryland Federal Common Stock is included in the Nasdaq National Market under the symbol "MFSL." The following table sets forth, for the periods indicated, the high and low closing sales price of BB&T Common Stock and Maryland Federal Common Stock on the NYSE Composite Transactions List and the Nasdaq National Market, respectively, and cash dividends paid per share. The prices do not include retail markups, markdowns or commissions.

                                                           BB&T                          Maryland Federal
                                            ---------------------------------- ------------------------------------
                                                                       Cash                                Cash
                                                High        Low      Dividend      High        Low      Dividend(1)
                                            ----------- ----------- ---------- ----------- ----------- ------------
     Quarter Ended
      March 31, 1998 ......................  $  67.69    $  58.06    $   .31    $  39.13    $  29.50     $  .1125
      June 30, 1998 (through June 12) .....     68.13       64.56        .31       40.00       37.81        .1125
     Quarter Ended
      March 31, 1997 ......................     40.75       35.25        .27       19.00       16.63        .10
      June 30, 1997 .......................     47.13       35.75        .27       23.38       17.19        .10
      September 30, 1997 ..................     55.13       45.31        .31       25.50       21.25        .105
      December 31, 1997 ...................     65.00       51.94        .31       36.75       22.62        .1125
      For year 1997 .......................     65.00       35.25       1.16       36.75       16.63        .4175
     Quarter Ended
      March 31, 1996 ......................     29.75       25.88        .23       16.13       15.00        .075
      June 30, 1996 .......................     31.75       28.88        .23       15.44       14.88        .075
      September 30, 1996 ..................     33.88       28.63        .27       17.31       14.75        .08
      December 31, 1996 ...................     36.75       33.38        .27       17.44       15.38        .0825
      For year 1996 .......................     36.75       25.88       1.00       17.44       14.75        .3125

(1) For information with respect to provisions in the Reorganization Agreement relating to Maryland Federal's ability to pay dividends on Maryland Federal Common Stock prior to the Effective Time, see "THE MERGER -- The Reorganization Agreement -- Conduct of Maryland Federal's and BB&T's Business Prior to the Effective Time."

     The following table sets forth the last reported sales price for shares of BB&T Common Stock and Maryland Federal Common Stock on February 24, 1998, the last trading day before the public announcement of the proposed Merger, and June 12, 1998, the last trading day prior to the filing of the Registration Statement, on the NYSE Composite Transactions List and the Nasdaq National Market, respectively. The Maryland Federal Equivalent represents the last sales price of a share of BB&T Common Stock on those dates multiplied by the Exchange Ratio. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER -- Exchange Ratio."



                                                              Maryland Federal
             Date                 BB&T     Maryland Federal      Equivalent
----------------------------- ----------- ------------------ -----------------
  February 24, 1998 .........  $  62.00        $  31.75          $  37.05
  June 12, 1998 .............     65.75           38.75             39.29

Selected Consolidated Financial Data

     The following selected historical financial information has been derived from historical consolidated financial statements of BB&T and Maryland Federal, respectively, and should be read in conjunction with such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference. Results of BB&T for the three months ended March 31, 1998, are not necessarily indicative of results expected for the entire year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.


     BB&T

     The following table sets forth certain consolidated financial data of BB&T for the five years ended December 31, 1997, and the three months ended March 31, 1998 and March 31, 1997. This consolidated financial data has been restated to include the accounts of Life Bancorp, Inc. ("Life") and its subsidiaries, which merged into BB&T Financial Corporation of Virginia ("BB&T Financial-VA") on March 1, 1998 in a transaction accounted for as a pooling of interests. The information is qualified in its entirety by the detailed information and consolidated financial statements included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                As of/For the three
                                                   months ended
                                                     March 31,
                                          -------------------------------
                                                1998            1997
                                          --------------- ---------------
                                           (Dollars in thousands, except
                                                  per share data)
Summary of Operations
 Interest income ........................   $   592,225     $   526,983
 Interest expense .......................       296,129         252,914
                                            -----------     -----------
 Net interest income ....................       296,096         274,069
 Provision for loan and lease losses             22,000          21,120
                                            -----------     -----------
 Net interest income after provision
  for loan and lease losses .............       274,096         252,949
 Noninterest income .....................       121,097          98,149
 Noninterest expense ....................       228,998         198,674
                                            -----------     -----------
 Income before income taxes .............       166,195         152,424
 Provision for income taxes .............        52,477          52,346
                                            -----------     -----------
 Income before cumulative effect
  of changes in accounting
  principles ............................       113,718         100,078
    Less: cumulative effect of
     changes in accounting
     principles, net of income
     taxes ..............................            --              --
                                            -----------     -----------
 Net income .............................   $   113,718     $   100,078
                                            ===========     ===========
Per Common Share
 Average shares outstanding (000's)
  Basic .................................       142,066         142,347
  Diluted ...............................       145,078         144,828
 Basic earnings
 Income before cumulative effect ........   $     0.80      $     0.70
 Less: cumulative effect ................            --              --
                                            -----------     -----------
 Net income .............................   $     0.80      $     0.70
                                            -----------     -----------
 Diluted earnings .......................
 Income before cumulative effect ........   $     0.78      $     0.69
 Less: cumulative effect ................            --              --
                                            -----------     -----------
 Net income .............................   $     0.78      $     0.69
                                            ===========     ===========
 Cash dividends declared ................   $     0.31      $     0.27
 Shareholders' equity ...................        17.22           15.83
Average Balance Sheets
 Securities at carrying value ...........   $ 7,543,626     $ 6,838,454
 Loans and leases* ......................    20,807,833      18,494,122
 Other assets ...........................     2,391,132       1,842,772
                                            -----------     -----------
 Total assets ...........................   $30,742,591     $27,175,348
                                            ===========     ===========
 Deposits ...............................   $20,524,967     $19,770,969
 Total borrowed funds ...................     7,283,363       4,817,444
 Other liabilities ......................       477,640         329,358
 Common shareholders' equity ............     2,456,621       2,257,577
 Preferred shareholders' equity .........            --              --
                                            -----------     -----------
 Total liabilities and shareholders'
  equity ................................   $30,742,591     $27,175,348
                                            ===========     ===========
Period End Balances
 Total assets ...........................   $31,535,710     $27,921,399
 Deposits ...............................    20,794,808      20,337,283
 Total borrowed funds ...................     7,808,722       4,977,697
 Shareholders' equity ...................     2,440,046       2,256,287
Selected Performance Ratios
 Rate of return on:
 Average total assets ...................          1.50%           1.49%
 Average common shareholders'
  equity ................................        18.77           17.98
 Dividend payout ........................        38.75           38.57
 Average equity to average assets .......         7.99            8.31



                                                            As of/For the twelve months ended December 31,
                                          ----------------------------------------------------------------------------------
                                                1997             1996             1995             1994            1993
                                          ---------------- ---------------- ---------------- ---------------- --------------
                                                            (Dollars in thousands, except per share data)
Summary of Operations
 Interest income ........................   $  2,229,621     $  2,029,703     $  1,957,182     $  1,643,532    $ 1,480,194
 Interest expense .......................      1,092,628          987,799          997,105          713,990        622,740
                                            ------------     ------------     ------------     ------------    -----------
 Net interest income ....................      1,136,993        1,041,904          960,077          929,542        857,454
 Provision for loan and lease losses              97,526           62,246           42,378           25,161         60,544
                                            ------------     ------------     ------------     ------------    -----------
 Net interest income after provision
  for loan and lease losses .............      1,039,467          979,658          917,699          904,381        796,910
 Noninterest income .....................        455,901          339,489          255,279          269,939        267,699
 Noninterest expense ....................        954,831          814,710          818,318          742,519        803,108
                                            ------------     ------------     ------------     ------------    -----------
 Income before income taxes .............        540,537          504,437          354,660          431,801        261,501
 Provision for income taxes .............        186,087          165,648          118,244          150,010         97,328
                                            ------------     ------------     ------------     ------------    -----------
 Income before cumulative effect
  of changes in accounting
  principles ............................        354,450          338,789          236,416          281,791        164,173
    Less: cumulative effect of
     changes in accounting
     principles, net of income
     taxes ..............................             --               --               --               --        (32,629)
                                            ------------     ------------     ------------     ------------    -----------
 Net income .............................   $    354,450     $    338,789     $    236,416     $    281,791    $   131,544
                                            ============     ============     ============     ============    ===========
Per Common Share
 Average shares outstanding (000's)
  Basic .................................        141,062          141,550          141,829          139,972        134,911
  Diluted ...............................        143,798          144,561          147,871          146,199        141,748
 Basic earnings
 Income before cumulative effect ........   $      2.51      $      2.39      $      1.63      $      1.98     $     1.18
 Less: cumulative effect ................             --               --               --               --          0.24
                                            ------------     ------------     ------------     ------------    -----------
 Net income .............................   $      2.51      $      2.39      $      1.63      $      1.98     $     0.94
                                            ------------     ------------     ------------     ------------    -----------
 Diluted earnings .......................
 Income before cumulative effect ........   $      2.46      $      2.34      $      1.60      $      1.93     $     1.16
 Less: cumulative effect ................             --               --               --               --          0.23
                                            ------------     ------------     ------------     ------------    -----------
 Net income .............................   $      2.46      $      2.34      $      1.60      $      1.93     $     0.93
                                            ============     ============     ============     ============    ===========
 Cash dividends declared ................   $      1.16      $      1.00      $      0.86      $      0.74     $     0.64
 Shareholders' equity ...................         16.93            15.58            14.81            13.26          11.86
Average Balance Sheets
 Securities at carrying value ...........   $  7,124,652     $  6,802,133     $  6,803,072     $  6,468,094    $ 5,686,306
 Loans and leases* ......................     19,308,577       17,538,038       16,736,054       15,089,645     13,562,910
 Other assets ...........................      1,956,015        1,725,086        1,741,841        1,775,937      1,689,903
                                            ------------     ------------     ------------     ------------    -----------
 Total assets ...........................   $ 28,389,244     $ 26,065,257     $ 25,280,967     $ 23,333,676    $20,939,119
                                            ============     ============     ============     ============    ===========
 Deposits ...............................   $ 20,051,207     $ 19,280,809     $ 18,289,320     $ 17,888,784    $16,777,490
 Total borrowed funds ...................      5,699,452        4,315,393        4,602,388        3,337,830      2,233,639
 Other liabilities ......................        367,038          331,906          338,747          292,634        244,725
 Common shareholders' equity ............      2,271,547        2,121,990        1,978,167        1,740,285      1,609,122
 Preferred shareholders' equity .........             --           15,159           72,345           74,143         74,143
                                            ------------     ------------     ------------     ------------    -----------
 Total liabilities and shareholders'
  equity ................................   $ 28,389,244     $ 26,065,257     $ 25,280,967     $ 23,333,676    $20,939,119
                                            ============     ============     ============     ============    ===========
Period End Balances
 Total assets ...........................   $ 30,642,799     $ 27,127,408     $ 25,768,277     $ 24,494,732    $23,043,669
 Deposits ...............................     20,948,177       19,735,662       18,928,847       18,046,347     18,123,340
 Total borrowed funds ...................      6,851,694        4,860,802        4,329,919        4,153,846      2,457,621
 Shareholders' equity ...................      2,399,827        2,222,505        2,186,053        1,952,399      1,734,386
Selected Performance Ratios
 Rate of return on:
 Average total assets ...................           1.25%            1.30%            0.94%            1.21%          0.63%
 Average common shareholders'
  equity ................................         15.60            15.94            11.69            15.89           7.85
 Dividend payout ........................         46.22            41.84            52.76            37.37          68.09
 Average equity to average assets .......          8.00             8.20             8.11             7.78           8.04

---------
* Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

 Maryland Federal

     The following table sets forth certain consolidated financial data of Maryland Federal for the five years ended February 28, 1998. The information is qualified in its entirety by the detailed information and consolidated financial statements included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



                                                                      As of/For the twelve months ended
                                                ------------------------------------------------------------------------------
                                                         February 28,                                    February 28,
                                                -------------------------------   February 29,   -----------------------------
                                                      1998            1997            1996             1995           1994
                                                --------------- --------------- ---------------- --------------- -------------
                                                                (Dollars in thousands, except per share data)
 At Year End:
 Total assets .................................   $1,192,046      $1,128,483       $1,143,338      $1,058,781      $ 872,167
 Loans receivable(1) ..........................      989,186         991,952          991,184         898,728        696,993
 Mortgage-backed and related securities .......       58,067          64,135           66,195          75,436         44,106
 Investment securities and other
  interest-earning assets(2) ..................      119,229          54,083           62,367          60,765        105,100
 Deposits .....................................      831,590         788,933          788,931         763,754        678,050
 Borrowed funds ...............................      236,680         226,280          243,780         190,730        103,180
 Stockholders' equity .........................      104,453          95,261           93,982          85,796         77,623
 For the Year Ended:
 Total interest income ........................       84,697          81,889           80,118          69,091         63,250
 Total interest expense .......................       53,700          52,205           52,890          38,972         32,411
                                                  ----------      ----------       ----------      ----------      ---------
 Net interest income ..........................       30,997          29,684           27,228          30,119         30,839
 Provision for loan losses ....................          310             275              120             300            662
                                                  ----------      ----------       ----------      ----------      ---------
 Net interest income after provision
  for loan losses .............................       30,687          29,409           27,108          29,819         30,177
 Banking service charges and fees .............        2,294           1,736            1,492           1,392          1,594
 Gain on sales of interest-earning assets .....          775             570            3,834             134            566
 Other noninterest income .....................          597             439              401             518            792
 SAIF recapitalization assessment .............           --           5,077               --              --             --
 Other noninterest expense ....................       19,420          19,058           18,566          17,125         14,320
                                                  ----------      ----------       ----------      ----------      ---------
 Income before income taxes and
  cumulative effect of accounting change ......       14,933           8,019           14,269          14,738         18,809
 Income tax expense ...........................        6,158           1,494            5,530           5,675          7,097
                                                  ----------      ----------       ----------      ----------      ---------
 Income before cumulative effect
  of accounting change ........................        8,775           6,525            8,739           9,063         11,712
 Cumulative effect of change in
  accounting for income taxes .................           --              --               --              --            547
                                                  ----------      ----------       ----------      ----------      ---------
 Net income ...................................   $    8,775      $    6,525       $    8,739      $    9,063      $  12,259
                                                  ==========      ==========       ==========      ==========      =========
 Earnings per share: (3)
  Basic .......................................   $     1.36      $     1.02       $     1.35      $     1.40        $  1.85
  Diluted .....................................   $     1.32      $      .99       $     1.31      $     1.35        $  1.77
 Return on equity .............................         8.8%             6.9%             9.7%           11.1 %         16.7%
 Equity-to-assets .............................         8.6%             8.3%             8.2%            8.5 %          8.7%
 Cash dividends declared per share(3) .........   $      .43      $     .338       $     .274      $     .219        $  .188
 Dividend payout ratio ........................        31.6%            33.1%            20.3%           15.6 %         10.2%
 Number of full service facilities ............           28              25               25              26             21

---------
(1) Includes loans held for sale.

(2) Includes investment securities, federal funds sold, securities purchased under agreements to resell and interest-bearing deposits with banks.

(3) As adjusted for stock dividends and stock splits.

Comparative Per Share Data

     The following table sets forth certain per share, pro forma combined per share and pro forma equivalent per share information with respect to BB&T Common Stock and Maryland Federal Common Stock at the dates and for the periods indicated, giving effect to the Merger using the purchase method of accounting. In order to conform to the per share data relating to BB&T Common Stock, the per share data relating to Maryland Federal Common Stock has been prepared by utilizing financial information at the calendar dates and periods indicated rather than the fiscal dates and periods utilized by Maryland Federal for financial reporting purposes. The comparative per share data presented should be read in conjunction with the historical consolidated financial statements and the related notes thereto of each of BB&T and Maryland Federal incorporated by reference herein. Results of each of BB&T and Maryland Federal for the three months ended March 31, 1998 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated. All adjustments, consisting of only normal adjustments, necessary for a fair statement of results of interim periods have been included.



                                                                                     As of/For the Twelve
                                                        As of/For the Three Months       Months Ended
                                                           Ended March 31, 1998       December 31, 1997
                                                       ---------------------------- ---------------------
     Earnings per common share
      Basic
       BB&T historical ...............................           $  0.80                  $  2.51
       Maryland Federal historical ...................           $  0.26                  $  1.48
       Pro forma combined (1) ........................           $  0.77                  $  2.45
       Maryland Federal pro forma equivalent (2) .....           $  0.46                  $  1.46
      Diluted
       BB&T historical ...............................           $  0.78                  $  2.46
       Maryland Federal historical ...................           $  0.25                  $  1.44
       Pro forma combined (1) ........................           $  0.76                  $  2.40
       Maryland Federal pro forma equivalent (2) .....           $  0.45                  $  1.43
     Cash dividends declared per common share
      BB&T historical ................................           $  0.31                  $  1.16
      Maryland Federal historical ....................           $  0.11                  $  0.42
      Pro forma combined (1) .........................           $  0.31                  $  1.16
      Maryland Federal pro forma equivalent (2) ......           $  0.19                  $  0.69
     Shareholders' equity per common share
      BB&T historical ................................           $ 17.22                  $ 16.93
      Maryland Federal historical ....................           $ 16.22                  $ 15.95
      Pro forma combined (1) .........................           $ 17.49                  $ 17.19
      Maryland Federal pro forma equivalent (2) ......           $ 10.45                  $ 10.27

---------
(1) Reflects estimated purchase accounting adjustments to be recorded in connection with the Merger, consisting of mark-to-market valuation adjustments for significant tangible net assets acquired and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over appropriate future periods. See "THE MERGER -- Accounting Treatment."

(2) Represents the pro forma combined amounts multiplied by an assumed Exchange Ratio of 0.5975. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER -- Exchange Ratio."

                            MEETING OF SHAREHOLDERS

General

     This Proxy Statement/Prospectus is being furnished to the shareholders of Maryland Federal as of the Record Date and is accompanied by a form of proxy that is solicited by the Maryland Federal Board for use at the Meeting to be held on Tuesday, July 21, 1998 at 10:00 a.m., Eastern Time, at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland. At the Meeting, the shareholders of Maryland Federal will vote upon proposals (a) to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I,
(b) to elect three directors of Maryland Federal for terms expiring at the earlier of the effective time of the Merger, the date of the 2001 annual meeting of Maryland Federal shareholders or such time as their respective successors are elected and qualified and (c) to ratify the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed. Proxies may be voted on such other matters as may properly come before the Meeting at the discretion of the proxy holders named therein. The Maryland Federal Board knows of no such other matters except matters incidental to the conduct of the Meeting.

     Holders of Maryland Federal Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to Maryland Federal in the enclosed postage prepaid envelope.


Record Date, Voting Rights and Vote Required

     Only the holders of Maryland Federal Common Stock on the Record Date (June 5, 1998) are entitled to receive notice of and to vote at the Meeting. On the Record Date, there were 6,571,961 shares of Maryland Federal Common Stock outstanding, which were held by approximately 2,400 holders of record. Each share of Maryland Federal Common Stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Meeting.

     Approval of the Reorganization Agreement and the Plan of Merger requires the affirmative vote of the holders of two thirds of the outstanding shares of Maryland Federal Common Stock. FAILURE OF A HOLDER OF MARYLAND FEDERAL COMMON STOCK TO VOTE SUCH SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

     Directors will be elected by a plurality of the shares of Maryland Federal Common Stock voted in the election of directors. Holders of Maryland Federal Common Stock do not have cumulative voting rights in the election of directors. See "ELECTION OF DIRECTORS."

     Ratification of the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed requires the affirmative vote of a majority of the shares of Maryland Federal Common Stock voted on such matter. See "RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS."

     As of the Record Date, the directors and executive officers of Maryland Federal and their affiliates beneficially owned a total of 420,163 shares, or 6.39%, of the issued and outstanding shares of Maryland Federal Common Stock, exclusive of shares that may be acquired pursuant to the exercise of stock options. Each director and executive officer of Maryland Federal has indicated such person's intention to vote those shares of Maryland Federal Common Stock over which such person has voting authority (other than in a fiduciary capacity) in favor of the Reorganization Agreement and the Plan of Merger. As of the Record Date, neither the directors and executive officers of BB&T and their affiliates nor BB&T and its subsidiaries beneficially owned any shares of Maryland Federal Common Stock.


Voting and Revocation of Proxies

     The shares of Maryland Federal Common Stock represented by properly completed proxies received at or before the time for the Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the Reorganization Agreement and the Plan of Merger, "FOR" the proposed slate of directors and "FOR" ratification of the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999. Proxies marked "FOR" approval of the Reorganization Agreement and the Plan of Merger and executed but unmarked proxies will be voted in the discretion of the persons named in the accompanying proxies as to any proposed adjournment of the Meeting. Proxies which are voted "AGAINST" approval of the Reorganization Agreement and the Plan of Merger will not be voted in favor of any motion to adjourn the Meeting to solicit more votes in favor of this proposal.

     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal ("Broker Shares") will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the Reorganization Agreement and the Plan of Merger is considered a "non-discretionary" item whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Because the proposal to adopt the Reorganization Agreement and the Plan of Merger is required to be approved by the holders of two thirds of the outstanding shares of Maryland Federal Common Stock, abstentions and Broker Shares will have the same effect as a vote against this proposal at the Meeting.

     If any other matters are properly presented at the Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. The Maryland Federal Board is not aware of any other business to be presented at the Meeting, other than matters incidental to the conduct of the Meeting. See "OTHER BUSINESS."

     The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Maryland Federal at Maryland Federal's principal executive offices before the Meeting, or by attending the Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Maryland Federal or other person authorized to tabulate the votes.

     BECAUSE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO THIRDS OF THE OUTSTANDING SHARES OF MARYLAND FEDERAL COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE MARYLAND FEDERAL BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.


Solicitation of Proxies

     BB&T and Maryland Federal will each bear 50% of the cost of printing this Proxy Statement/Prospectus, and Maryland Federal will bear all other costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers, and other employees of Maryland Federal, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Maryland Federal will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Maryland Federal presently intends to utilize the services of Morrow & Co., Inc., a professional proxy solicitation firm, in connection with the solicitation of proxies for the Meeting, at an estimated cost of $6,500 plus individual solicitation and out-of-pocket expenses.


Recommendations of the Maryland Federal Board

     The Maryland Federal Board has unanimously adopted the Reorganization Agreement and the Plan of Merger and believes that the proposed transaction is fair to and in the best interests of Maryland Federal and its shareholders. The Maryland Federal Board unanimously recommends that Maryland Federal's shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. The Maryland Federal Board also recommends that Maryland Federal's shareholders vote "FOR" the proposed slate of directors and "FOR" ratification of the appointment of Stoy, Malone & Company, P.C. as Maryland Federal's independent auditors for the fiscal year ending February 28, 1999. See "THE MERGER -- Background of the Merger," " -- Reasons for the Merger," "ELECTION OF DIRECTORS" and "RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS."

     SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Exchange of Maryland Federal Common Stock Certificates."

                                  THE MERGER
                                 (Proposal One)

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and the Plan of Merger, which are attached to this Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.


General

     In the Merger, Maryland Federal will be merged with and into BB&T, and BB&T will be the surviving corporation in the Merger. Shareholders of Maryland Federal will receive shares of BB&T Common Stock in exchange for their shares of Maryland Federal Common Stock, plus cash in lieu of fractional share interests, as described below. It is expected that the MFB Bank Merger will be effected during the fourth quarter of 1998, with BB&T-NC as the surviving entity. Thereafter, BB&T-NC will continue to operate as a North Carolina chartered commercial bank, with branches throughout North Carolina and the metropolitan Washington, D.C. area.


Background of the Merger

     Since MFB converted from mutual to stock form in 1987 and became a subsidiary of Maryland Federal in 1989, the Maryland Federal Board has from time to time reviewed Maryland Federal's strategic alternatives. In recent years, the Maryland Federal Board has devoted particular attention in this regard to the continuing consolidation and increasing competition in the banking and financial services industries, which has narrowed the profit margin for traditional home lenders such as Maryland Federal. The alternatives considered by the Maryland Federal Board have included potential acquisitions of other financial institutions, as well as potential acquisitions of Maryland Federal.

     From time to time other financial institutions have expressed general interest in an acquisition of Maryland Federal. Since January 1996, and prior to commencement of negotiations with BB&T, senior management of Maryland Federal, with the assistance of Sandler in one case, engaged in preliminary discussions with two other bank holding companies concerning a possible acquisition of Maryland Federal. None of such discussions advanced beyond preliminary discussions.

     In December 1997, after BB&T announced that it had entered into an agreement to acquire Franklin Bancorporation, Inc. in the District of Columbia (see "INFORMATION ABOUT BB&T -- Acquisitions"), Sandler asked Robert H. Halleck, President and Chief Executive Officer of Maryland Federal, whether Maryland Federal would be receptive to an initial contact by a representative of BB&T to explore a potential acquisition of Maryland Federal. Mr. Halleck indicated to Sandler, that it would like such a meeting with BB&T.

     On January 12, 1998, management of Maryland Federal met with a representative of BB&T. Several points came out of this discussion: (i) the strong interest of BB&T in acquiring Maryland Federal; (ii) the experience BB&T had in acquiring thrifts and adding value to their franchise; and (iii) the opportunity for the offices of Maryland Federal to be the basis for a Maryland Region of BB&T's Virginia-based banking subsidiary. Following this meeting and over the next several days, representatives of Sandler had discussions with representatives of BB&T to determine if an acceptable agreement was possible for the acquisition of Maryland Federal by BB&T. This proposal was subject to a satisfactory due diligence review of Maryland Federal's financial condition and operations by BB&T.

     On February 3, 1998, Richard Bland, Chairman of Maryland Federal, Robert Halleck and Christopher Quackenbush, a principal of Sandler, traveled to Winston-Salem, North Carolina to meet with John Allison, Chairman of BB&T. At the conclusion of the meeting, BB&T made a proposal for the acquisition of Maryland Federal at an exchange rate of 0.5975 of a share of BB&T Common Stock for each outstanding share of Maryland Federal Common Stock. On February 4, 1998, the Maryland Federal Board met to discuss BB&T's proposal. During the meeting, representatives of Sandler gave a lengthy presentation covering (i) Maryland Federal's past and projected performance; (ii) BB&T's past and projected performance; (iii) all bank and thrift acquisitions since 1992 (pricing, size, etc.); and (iv) the proposal made by BB&T on February 3, 1998. The proposal was viewed by Sandler as a transaction that was at the high end of the price range for recent comparable acquisitions and provided better results for shareholders than Maryland Federal remaining independent. The proposed transaction also was deemed to be one that generally could provide employment opportunities for management and the other employees of Maryland Federal. At this meeting the Maryland Federal Board asked Sandler to discuss with BB&T representatives the possibility of obtaining some protection against declines in the price of the BB&T Common Stock prior to consummation of the proposed transaction. At the conclusion of the meeting, the Maryland Federal Board unanimously approved a motion to ask BB&T to prepare a definitive agreement for the acquisition of Maryland Federal by BB&T.

     Over the period February 19-21, 1998, representatives of BB&T conducted due diligence and met with a number of Maryland Federal's senior officers to discuss matters regarding Maryland Federal and the potential acquisition.

     On February 25, 1998, the Maryland Federal Board met to consider the proposed Reorganization Agreement, Plan of Merger and Option Agreement, as well as the results of Maryland Federal's due diligence evaluation of BB&T. Presentations were made by both Sandler and Elias, Matz, Tiernan & Herrick L.L.P. ("Elias, Matz"), special counsel to Maryland Federal. Sandler reviewed the background of the proposed transaction and the potential benefits of the transaction. Sandler also reviewed the financial and valuation analyses performed by it in connection with its evaluation of the fairness of the consideration to be received by Maryland Federal's shareholders from a financial point of view, and gave its opinion that the consideration to be received by the holders of the Maryland Federal Common Stock upon consummation of the Merger was fair to the holders of the Maryland Federal Common Stock from a financial point of view. Elias, Matz reviewed the terms of the proposed agreements and discussed the obligations of the Maryland Federal Board in its consideration of the proposed transaction with BB&T.

     After consideration and discussion of the proposed transaction and consultation with Maryland Federal's financial and legal advisors, the Maryland Federal Board unanimously approved the Reorganization Agreement, Plan of Merger and Option Agreement as being in the best interests of Maryland Federal and its shareholders, and directed that the Reorganization Agreement and Plan of Merger be submitted for approval by the holders of the Maryland Federal Common Stock.

     As originally contemplated in the Reorganization Agreement, Maryland Federal would have merged into BB&T Financial-VA, which is a wholly owned subsidiary of BB&T and the holding company for BB&T-VA. In June 1998 the parties agreed to restructure the Merger so that Maryland Federal will merge into BB&T, and executed an amended and restated version of the Reorganization Agreement to provide for this.


Reasons for the Merger

     BB&T

     BB&T management believes that the metropolitan Washington area represents a growing and promising market, that BB&T's entry into the region is a natural extension of its efforts to build a statewide franchise in Virginia and that the acquisition of Maryland Federal will strengthen its position in this market as well as establish a presence in the state of Maryland. BB&T management believes that Maryland Federal is a quality institution with a strong capital position and an outstanding reputation for superior customer service.


     Maryland Federal

     In reaching its decision to approve the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby, the Maryland Federal Board considered a number of factors, including:

     (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Maryland Federal and BB&T;

     (ii) the pro forma financial effects of the proposed transaction (see "SUMMARY -- Comparative Per Share Data");

     (iii) BB&T's successful acquisition history (see "INFORMATION ABOUT BB&T -- Acquisitions");

     (iv) the opportunity for Maryland Federal's franchise to be the basis of BB&T's operations in Maryland;

     (v) the likely impact of the proposed Merger on the employees and customers of Maryland Federal and its subsidiaries, on the communities in which Maryland Federal presently conducts its business and on Maryland Federal's other constituencies;

     (vi) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

     (vii) the Exchange Ratio in the Merger from a number of valuation perspectives, as presented by Sandler and the current market value of the Merger to Maryland Federal's shareholders;

     (viii) the February 25, 1998 opinion of Sandler that the consideration to be received by Maryland Federal's shareholders in the Merger was fair to such shareholders from a financial point of view (see " -- Opinion of Maryland Federal's Financial Advisor");

     (ix) the terms of the Reorganization Agreement, Plan of Merger and Option Agreement;

     (x) the regulatory and shareholder approvals required for the consummation of the Merger (see " -- Regulatory Considerations"); and

     (xi) the treatment of the Merger as a purchase for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see " -- Certain Federal Income Tax Consequences of the Merger" and " -- Accounting Treatment").

     The foregoing discussion of the information and factors considered by the Maryland Federal Board is not intended to be exhaustive but includes all material factors considered by the Maryland Federal Board. In reaching its determination to approve and recommend the Merger, the Maryland Federal Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.


Opinion of Maryland Federal's Financial Advisor

     Pursuant to an engagement letter dated as of January 7, 1998 (the "Sandler Agreement"), Maryland Federal retained Sandler as an independent financial advisor in connection with Maryland Federal's consideration of a possible business combination with another party. Sandler is a nationally-recognized investment banking firm whose principal business specialty is banks and savings institutions, and as part of its investment banking business is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     Pursuant to the terms of the Sandler Agreement, Sandler acted as financial advisor to Maryland Federal in connection with the Merger. In connection therewith, the Maryland Federal Board requested Sandler to render its opinion as to the fairness, from a financial point of view, of the Merger consideration to the holders of Maryland Federal Common Stock. At the February 25, 1998 meeting at which the Maryland Federal Board approved and adopted the Reorganization Agreement, Sandler delivered to the Maryland Federal Board its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration to be received by the holders of shares of Maryland Federal Common Stock in the Merger was fair, from a financial point of view, to such shareholders. Sandler has also delivered to the Maryland Federal Board a written opinion dated as of the date of this Proxy Statement/Prospectus (the "Sandler Fairness Opinion") which is substantially identical to the February 25, 1998 opinion. The full text of the Sandler Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinion, is attached as Appendix II to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix II. Holders of shares of Maryland Federal Common Stock are urged to read the Sandler Fairness Opinion in its entirety in connection with their consideration of the proposed Merger.

     The Sandler Fairness Opinion was provided to the Maryland Federal Board for its information and is directed only to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Maryland Federal Common Stock in the Merger. It does not address the underlying business decision of Maryland Federal to engage in the Merger or any other aspect of the Merger and does not constitute a recommendation to any holder of shares of Maryland Federal Common Stock as to how such stockholder should vote at the Meeting with respect to the Reorganization Agreement or any other matter related thereto.

     In connection with rendering its February 25, 1998 opinion, Sandler performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler, but does not purport to be a complete description of all the analyses underlying Sandler's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Accordingly, Sandler believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the evaluation processes underlying its opinion. In performing its analyses, Sandler made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Maryland Federal, BB&T and Sandler. Any estimates contained in Sandler's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, none of Maryland Federal, BB&T and Sandler assumes responsibility for their accuracy.

     Summary of Proposal. Sandler reviewed the financial terms of the proposed transaction. Based on the closing price of BB&T Common Stock on February 24, 1998 of $62.00, Sandler calculated an implied transaction value per share of Maryland Federal Common Stock of $37.05. Based upon Maryland Federal's November 30, 1997 financial information, Sandler calculated the price to tangible book value, price to last twelve months' earnings and core deposit premium. This analysis yielded a price to tangible book value multiple of 2.36x, a price to last twelve months' earnings multiple of 25.55x and a core deposit premium of 16.46%.

     Stock Trading History. Sandler reviewed the history of the reported trading prices and volume of the Maryland Federal Common Stock and the BB&T Common Stock, and the relationship between the movements in the prices of the Maryland Federal Common Stock and the BB&T Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and composite groups of publicly traded savings institutions (in the case of Maryland Federal) and publicly traded commercial banks (in the case of BB&T) in geographic proximity and of similar asset size to Maryland Federal and BB&T, respectively. During the one-year period ended February 24, 1998, each of the Maryland Federal Common Stock and the BB&T Common Stock outperformed each of the indices to which it was compared.

     Analysis of Selected Publicly Traded Companies. Sandler used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Maryland Federal and two different groups of savings institutions. The first group consisted of Maryland Federal and the following 15 publicly-traded regional savings institutions (the "Regional Group"):
Commonwealth Bancorp Inc., Reliance Bancorp Inc., Haven Bancorp Inc., Queens County Bancorp Inc., JSB Financial Inc., WSFS Financial Corp., Ocean Financial Corp., Dime Community Bancorp Inc., PennFed Financial Services Inc, York Financial Corp., Flushing Financial Corp., Parkvale Financial Corp., ESB Financial Corp., GA Financial Inc. and MSB Bancorp, Inc. Sandler also compared Maryland Federal to a group of 7 publicly-traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 16.0% and a price to tangible book value of greater than 256% (the "Highly Valued Group"). The Highly Valued Group included the following institutions:
Flagstar Bancorp Inc., Anchor BanCorp Wisconsin, First Federal Capital Corp., WSFS Financial Corp., Metropolitan Financial Corp., CFSB Bancorp Inc. and Great Southern Bancorp Inc. The analysis compared publicly available financial information for Maryland Federal for each of the years ended February 28, 1993 through February 29, 1996 and as of and for the twelve months ended November 30, 1997 and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1997.

     Sandler also used publicly available information to perform a similar comparison of selected financial and market trading information for BB&T and two different groups of commercial banks. The first group consisted of BB&T and the following 14 publicly-traded commercial banks (the "Peer Group"): Wachovia Corp., Comerica Inc., SouthTrust Corp., Summit Bancorp, Mercantile Bancorp, Huntington Bancshares Inc., Northern Trust Corp., Crestar Financial Corp., Regions Financial Corp., Fifth Third Bancorp, Firstar Corp., Marshall & Ilsley Corp., AmSouth Bancorp and Union Planters Corp. Sandler also compared BB&T to a group of 6 publicly-traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 18.4% and a price to tangible book value of greater than 354% (the "Commercial Highly Valued Group"). The Commercial Highly Valued Group included the following institutions: National City Corp., State Street Corp., Comerica Inc., Northern Trust Corp., Fifth Third Bancorp and Firstar Corp. The analysis compared publicly available financial information for BB&T and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1997.

     Analysis of Selected Merger Transactions. Sandler reviewed 77 transactions announced from January 1, 1997 to February 24, 1998 involving public savings institutions nationwide as acquired institutions with transaction values over $15 million ("Nationwide Transactions"), 15 transactions announced from January 1, 1997 to February 24, 1998 involving public savings institutions in the Mid-Atlantic (Delaware, District of Columbia, Pennsylvania, Maryland, New Jersey and New York) as acquired institutions with transaction values over $15 million ("Mid-Atlantic Transactions"), and 14 transactions announced from January 1, 1997 to February 24, 1998 involving public savings institutions nationwide as acquired institutions with transaction values greater than $200 million and less than $500 million ("Large Nationwide Transactions"). Sandler reviewed the ratios of price to last twelve months' earnings, price to book value, price to tangible book value, price to deposits, price to assets and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Maryland Federal's financial information as of and for the twelve months ended November 30, 1997. Based upon the median multiples for Large Nationwide Transactions, Sandler derived an imputed range of values per share of the Maryland Federal Common Stock of $29.71 to $32.15. Based upon the median multiples for Mid-Atlantic Transactions, Sandler derived an imputed range of values per share of the Maryland Federal Common Stock of $27.53 to $32.03. Based upon the median multiples for Large Nationwide Transactions, Sandler derived an imputed range of values per share of the Maryland Federal Common Stock of $28.32 to $38.54.

     No company involved in the transactions included in the above analysis is identical to Maryland Federal and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Maryland Federal and BB&T and the companies to which they are being compared.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler also performed an analysis which estimated the future stream of after-tax dividend flows of Maryland Federal through February 28, 2003 under various circumstances, assuming Maryland Federal performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the Maryland Federal Common Stock at the end of the five-year period, Sandler applied price to earnings multiples ranging from 12x to 30x and applied multiples of tangible book value ranging from 180% to 270%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Maryland Federal Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of the Maryland Federal Common Stock of between $12.61 and $36.30 when applying the price to earnings multiples, and an imputed range of values per share of the Maryland Federal Common Stock of between $21.09 and $38.41 when applying multiples of tangible book value. In connection with its analysis, Sandler extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the Maryland Federal Board. Sandler noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     Pro Forma Merger Analysis. Based upon earnings forecasts of Maryland Federal and BB&T, expected one-time merger related charges, projected cost savings, projected revenue enhancements and certain other assumptions discussed with Maryland Federal's and BB&T's respective managements, Sandler analyzed certain potential pro forma effects of the Merger on BB&T over a six-year period. This analysis indicated that the Merger would be slightly dilutive to BB&T's GAAP earnings per share in 1999 and 2000 and slightly accretive to GAAP earnings per share in all other periods analyzed, and slightly accretive to cash earnings per share in 1999 and thereafter for all other periods analyzed. The Merger would be accretive to tangible book value per share for all periods analyzed. From the perspective of a shareholder of Maryland Federal, as compared to the projected stand-alone performance of Maryland Federal, the Merger would be accretive to earnings per share and dividends per share for all periods analyzed and dilutive to tangible book value per share for all periods analyzed. The actual results achieved by BB&T may vary from projected results and the variations may be material.

     Contribution Analysis. Sandler reviewed the relative contributions to, among other things, total assets, total loans, total deposits, total equity, total tangible equity, last twelve months' ("LTM") net income and market capitalization to be made by Maryland Federal and BB&T to the combined institution based on data at and for the twelve months ended November 30, 1997 and December 31, 1997, respectively. This analysis indicated that Maryland Federal's implied contribution was 3.90% of total assets, 4.64% of total loans, 3.92% of total deposits, 4.38% of total equity, 4.76% of total tangible equity, 2.30% of normalized LTM net income and 2.24% of market capitalization. Based upon an Exchange Ratio of 0.5975, holders of the Maryland Federal Common Stock would own approximately 2.70% of the outstanding shares of the combined institution.

     In connection with rendering its February 25, 1998 opinion, Sandler reviewed, among other things: (i) the Reorganization Agreement and exhibits thereto; (ii) the Option Agreement; (iii) Maryland Federal's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its Annual Report on Form 10-K for the year ended February 28, 1997; (iv) BB&T's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Annual Report on Form 10-K for the year ended December 31, 1996; (v) Maryland Federal's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended May 31, August 31 and November 30, 1997, respectively; (vi) BB&T's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, respectively; (vii) summary financial information contained in BB&T's press release dated January 14, 1998 concerning BB&T's financial condition and results of operations for the year ended December 31, 1997; (viii) certain financial analyses and forecasts of Maryland Federal prepared by and reviewed with management of Maryland Federal and the views of senior management of Maryland Federal regarding Maryland Federal's past and current business operations, results thereof, financial condition and future prospects; (ix) certain financial analyses and forecasts of BB&T prepared by and reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business operations, results thereof, financial condition and future prospects, including the pro forma impact of BB&T's pending acquisitions of Franklin Bancorporation and Life Bancorp, Inc.;
(x) the potential pro forma impact of the Merger on BB&T; (xi) the publicly reported historical price and trading activity for the Maryland Federal Common Stock and the BB&T Common Stock, respectively, including a comparison of certain financial and stock market information for Maryland Federal and BB&T with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant. In connection with rendering its opinion, Sandler was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In connection with rendering the Sandler Fairness Opinion, Sandler confirmed the appropriateness of its reliance on the analyses used to render the February 25, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its reviews and analyses and preparing its opinion, Sandler assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler does not assume any responsibility or liability therefor. Sandler did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Maryland Federal or BB&T or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Maryland Federal and BB&T). With respect to the information regarding potential future financial performance provided by each company's management, Sandler assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Maryland Federal and BB&T and that such performances will be achieved. Sandler expressed no opinion as to such financial forecasts or the assumptions on which they were based.

     Sandler's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering its opinion, Sandler assumed, in all respects material to its analyses, that all of the representations and warranties contained the Reorganization Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Reorganization Agreement are not waived. Sandler also assumed that there has been no material change in Maryland Federal's or BB&T's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements reviewed by it, and that Maryland Federal and BB&T will remain as going concerns for all periods relevant to its analyses.

     Under the Sandler Agreement, Maryland Federal has agreed to pay Sandler a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler Agreement, Maryland Federal has agreed to pay Sandler a transaction fee equal to 0.75% of the aggregate transaction value, of which approximately 25% has been paid and the remainder is payable upon closing of the transaction. Sandler has also received a fee of $100,000 for rendering its fairness opinion, which shall be credited against that portion of the transaction fee payable at closing. Maryland Federal has also agreed to reimburse Sandler for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     In the ordinary course of its business, Sandler may actively trade the debt and/or equity securities of Maryland Federal and BB&T and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Exchange Ratio

     At the Effective Time, Maryland Federal will be merged with and into BB&T, and BB&T will be the surviving corporation in the Merger. Upon consummation of the Merger, each share of Maryland Federal Common Stock outstanding at the Effective Time will be converted into the right to receive 0.5975 of a share of BB&T Common Stock, subject to possible upward adjustment as described in the following paragraphs.

     The Exchange Ratio will be determined by reference to the Average Closing Price, which is the average closing price of BB&T Common Stock on the NYSE for the ten trading days immediately preceding the tenth calendar day preceding the Effective Time. The Exchange Ratio has been initially set at 0.5975 of a share of BB&T Common Stock per share of Maryland Federal Common Stock; however, if the implied market value (based on the Average Closing Price) of the BB&T Common Stock to be received for each share of Maryland Federal Common Stock, using an Exchange Ratio of 0.5975, is less than $36.00 (i.e., if the Average Closing Price is less than $60.25), then the Exchange Ratio will be increased to the lesser of (i) the amount necessary to increase the implied market value to $36.00 or (ii) 0.6102 of a share of BB&T Common Stock per share of Maryland Federal Common Stock. The result is that the Exchange Ratio would float between
0.5975 and 0.6102 in the event that the Average Closing Price is less than $60.25 but more than $59.00, and be fixed at 0.6102 in the event that the Average Closing Price is $59.00 or less.

     Under certain circumstances, the Exchange Ratio could be adjusted further upward pursuant to the Reorganization Agreement. An upward adjustment to the Exchange Ratio in excess of 0.6102 could occur only if Maryland Federal should elect to terminate the Reorganization Agreement as described below, and if BB&T then elects to avoid termination of the Reorganization Agreement by adjusting the Exchange Ratio. Under no circumstances would the Exchange Ratio be less than 0.5975 of a share of BB&T Common Stock for each share of Maryland Federal Common Stock.

     Maryland Federal may elect to terminate the Reorganization Agreement and abandon the Merger if the circumstances in both (a) and (b) exist:

     (a) the implied market value (based on the Average Closing Price) of the BB&T Common Stock to be received for each share of Maryland Federal Common Stock, using an Exchange Ratio of 0.6102 shares of BB&T Common Stock per share of Maryland Federal Common Stock, is less than $30.60 (i.e., the Average Closing Price is less than $50.15), and

     (b) (i) the amount obtained by dividing the Average Closing Price by $62.00 (the "BB&T Ratio") is less than (ii) 90% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as such terms are defined below) (the amount determined pursuant to clause (ii) the "Index Ratio").

     Maryland Federal may refuse to consummate the Merger pursuant to this provision by giving written notice to BB&T during the five-day period following the Determination Date. BB&T will thereafter have a five-day period in which it may elect to increase the Exchange Ratio so that holders of Maryland Federal Common Stock would receive consideration having an implied market value (based on the Average Closing Price) of $30.60 per share of Maryland Federal Common Stock. BB&T WOULD HAVE NO OBLIGATION TO ELECT TO INCREASE THE EXCHANGE RATIO. Such an election would be made by giving notice to Maryland Federal of the election and the revised Exchange Ratio, whereupon Maryland Federal would be required to proceed with the Merger with the adjusted Exchange Ratio in accordance with all other terms of the Reorganization Agreement. Maryland Federal may withdraw its notice of termination at any time during the ten-day period following the Determination Date, and could elect to proceed with the Merger at the Exchange Ratio of 0.6102 if BB&T were to determine not to adjust the Exchange Ratio.

     For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

     "Determination Date" means the tenth calendar day preceding the date designated by BB&T as the Closing Date.

     "Index Group" means 14 bank holding companies designated in the Reorganization Agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately for purposes of determining the Index Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted for the purposes of applying the provision set forth above.

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group.

     "Starting Date" means February 25, 1998.

     These conditions reflect the parties' agreement that Maryland Federal's shareholders will assume certain risks of decline in the market value of BB&T Common Stock. If the value of BB&T Common Stock were to decline so that the Average Closing Price was below $50.15, but the Average Closing Price did not reflect a decline in the price of BB&T Common Stock from $62.00 (the closing price of BB&T Common Stock on February 24, 1998) (the "Starting Price") of more than 10% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above) as measured from February 25, 1998 to the Determination Date, then Maryland Federal's shareholders would continue to assume the risk of decline in the value of BB&T Common Stock. Maryland Federal will have the right to terminate the Reorganization Agreement only when both (a) the Average Closing Price of BB&T Common Stock is less than $50.15 and (b) the decline from the value of the Starting Price to the Average Closing Price exceeds by more than 10% the decline in value for the group of comparable bank holding companies from February 25, 1998 to the Determination Date.

     If the Maryland Federal Board elects to terminate the Reorganization Agreement because of a decline in the price of BB&T Common Stock, BB&T may avoid termination by increasing the Exchange Ratio. In deciding whether to increase the Exchange Ratio, the principal factors BB&T would consider include, without limitation, the projected effect of the Merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of Maryland Federal's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T Common Stock. If BB&T should decline to adjust the Exchange Ratio, Maryland Federal may elect to withdraw its election to terminate and to proceed with the Merger without adjustment. In making this determination, the principal factors the Maryland Federal Board would consider include, without limitation, whether the Merger remains in the best interest of Maryland Federal and its shareholders, despite a decline in the BB&T Common Stock price, and whether the consideration to be received by the holders of Maryland Federal Common Stock remains fair from a financial point of view. Prior to making any determination to terminate the Reorganization Agreement or to proceed with the Merger without adjustment of the Exchange Ratio, the Maryland Federal Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including without limitation considerations relating to the necessity or desirability of resoliciting Maryland Federal shareholders under the circumstances. If Maryland Federal elected not to exercise its right to terminate the Reorganization Agreement, the Exchange Ratio would remain 0.6102 and the dollar value of the consideration which the Maryland Federal shareholders would receive for each share of Maryland Federal Common Stock would be the value of 0.6102 of a share of BB&T Common Stock at the Effective Time.

     The operation of the Exchange Ratio and the adjustment mechanism can be illustrated by five scenarios. (For purposes of the numerical examples, the Index Price, as of February 25, 1998, is deemed to be $100.)

     (a) The first scenario is that the Average Closing Price of the BB&T Common Stock is not less than $60.25. Under this scenario, the Exchange Ratio would be 0.5975 and there would be no potential adjustment to the Exchange Ratio and no right on the part of Maryland Federal to terminate the Reorganization Agreement due to a decline in the price of BB&T Common Stock. The implied market value (based on the Average Closing Price) of the consideration to be received by Maryland Federal shareholders would be not less than $36.00.

     (b) The second scenario is that the Average Closing Price is at least $59.00 and less than $60.25. Under this scenario, the Exchange Ratio would be set at the amount between 0.5975 and 0.6102 such that the implied market value (based on the Average Closing Price) of the consideration to be received by Maryland Federal shareholders would be $36.00, and there would be no right on the part of Maryland Federal to terminate the Reorganization Agreement.

     (c) The third scenario is that the Average Closing Price is at least $50.15 and less than $59.00. Under this scenario, the Exchange Ratio would be
0.6102 and there would be no right on the part of Maryland Federal to terminate the Reorganization Agreement due to a decline in the value of BB&T Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the implied market value of the consideration to be received by Maryland Federal shareholders could have fallen from a pro forma $37.05 as of February 24, 1998 to $30.60 per share (based on an Average Closing Price of $50.15) as of the Determination Date, assuming that the value at the Determination Date equals the Average Closing Price.

     (d) The fourth scenario is that the Average Closing Price is less than $50.15 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the Exchange Ratio would be 0.6102 and there would be no right on the part of Maryland Federal to terminate the Reorganization Agreement due to the decline in the value of BB&T Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the implied market value of the consideration to be received by Maryland Federal shareholders would have fallen from a pro forma $37.05 as of February 24, 1998 to less than $30.60 per share. For example, if the Average Closing Price were $48.00 and the Index Price were $80.00, the BB&T Ratio would be 0.77 ($48.00 / $62.00) and the Index Ratio would be 0.72 (0.9 x ($80.00 / $100.00)). Based upon the assumed $48.00 Average Closing Price, the consideration to be received by Maryland Federal shareholders would have an implied market value of $29.29 per share.

     (e) The fifth scenario is that both the Average Closing Price is less than $50.15 and the BB&T Ratio is less than the Index Ratio. In this case, Maryland Federal would have the right to terminate the Reorganization Agreement based on the decline in BB&T's stock price. BB&T would have the right, but not the obligation, to reinstate the Reorganization Agreement by adjusting the Exchange Ratio so that Maryland Federal shareholders would receive shares of BB&T Common Stock having an implied market value (based upon the Average Closing Price) equal to $30.60 per share. For example, if the Average Closing Price were $46.00 and the Index Price were $90.00, the BB&T Ratio would be 0.74 ($46.00 / $62.00) and the Index Ratio would be 0.81 (0.9 x ($90.00 / $100.00)). Based upon the assumed $46.00 Average Closing Price, the consideration to be received by Maryland Federal shareholders would have an implied market value of $28.07 per share. If the Maryland Federal Board elected to terminate the Reorganization Agreement, BB&T would have the right, but not the obligation, to reinstate the Reorganization Agreement by increasing the Exchange Ratio within five days to 0.6652, which represents $30.60 divided by the Average Closing Price. Based upon the assumed $46.00 Average Closing Price, the new Exchange Ratio would represent a value to Maryland Federal shareholders of $30.60 per share.

     Maryland Federal shareholders should be aware that the actual market value of a share of BB&T Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Maryland Federal Common Stock may be more or less than the Average Closing Price. Maryland Federal shareholders are urged to obtain information on the trading value of BB&T Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "SUMMARY -- Comparative Market Prices and Dividends."

     No fractional shares of BB&T Common Stock will be issued in the Merger. Holders of Maryland Federal Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T Common Stock by the Average Closing Price.


Exchange of Maryland Federal Common Stock Certificates

     At the Effective Time, by virtue of the Merger and without any action on the part of Maryland Federal or the holders of Maryland Federal Common Stock, each share of Maryland Federal Common Stock issued and outstanding immediately before the Effective Time will be converted into and will represent the right to receive, upon surrender of the certificate representing such share of Maryland Federal Common Stock as described below, whole shares of BB&T Common Stock and cash in lieu of any fractional share interest (the "Merger Consideration"). Promptly after the Effective Time, BB&T will deliver or mail to each Maryland Federal shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the Effective Time, represented any shares of Maryland Federal Common Stock. Upon surrender of these certificates or other satisfactory evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, BB&T will promptly transfer the Merger Consideration to the persons entitled to receive it.

     HOLDERS OF MARYLAND FEDERAL COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

     Until surrendered as described above, each outstanding certificate that prior to the Effective Time represented one or more shares of Maryland Federal Common Stock will be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Maryland Federal Common Stock. With respect to any certificate for Maryland Federal Common Stock that has been lost or destroyed, BB&T will pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the Effective Time, no transfer of the shares of Maryland Federal Common Stock outstanding immediately before the Effective Time will be made on the stock transfer books of BB&T.

     BB&T will pay any dividends or other distributions with a record date before the Effective Time that have been declared or made by Maryland Federal in respect of shares of Maryland Federal Common Stock in accordance with the terms of the

Reorganization Agreement and that remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Maryland Federal will be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Maryland Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Maryland Federal Common Stock for certificates representing BB&T Common Stock. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Reorganization Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time will be delivered to the holder of any certificate representing Maryland Federal Common Stock until such holder surrenders such certificate for exchange as described above. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) will be delivered and paid with respect to each share of Maryland Federal Common Stock represented by such certificate.


The Reorganization Agreement

     Effective Date and Time of the Merger

     The Reorganization Agreement provides that the closing of the transactions contemplated therein will take place on the business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the consummation of the Merger, or such later date as the parties may otherwise agree. The Effective Time will occur at the time and date specified in the Articles of Merger to be filed with Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of North Carolina. It is currently anticipated that the filing of the Articles of Merger will take place as soon as practicable following the date on which the Reorganization Agreement and the Plan of Merger is approved by the Maryland Federal shareholders and all other conditions to the respective obligations of BB&T and Maryland Federal to consummate the Merger have been satisfied. If the Merger is approved at the Meeting, it is currently anticipated that the filing of the Articles of Merger and the Effective Time will occur by September 30, 1998.


     Conditions to the Merger

     The respective obligations of BB&T and Maryland Federal to carry out the Merger and the other transactions contemplated by the Reorganization Agreement are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the Effective Time: (a) all corporate action necessary to authorize the execution, delivery and performance of the Reorganization Agreement and the Plan of Merger must have been duly and validly taken, including the approval of the shareholders of Maryland Federal of the Reorganization Agreement and the Plan of Merger; (b) the Registration Statement (including any post-effective amendments) must be effective under the Securities Act, no proceedings may be pending or threatened by the Commission to suspend the effectiveness of the Registration Statement and the BB&T Common Stock to be issued in the Merger must either have been registered or be subject to exemption from registration under applicable state securities laws; (c) the parties must have received all regulatory approvals required in connection with the transactions contemplated by the Reorganization Agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect; (d) neither BB&T nor Maryland Federal nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the Reorganization Agreement; and (e) Maryland Federal and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to Maryland Federal and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under
Section 368 of the Code and that the shareholders of Maryland Federal will not recognize any gain or loss to the extent that they exchange shares of Maryland Federal Common Stock for shares of BB&T Common Stock.

     The obligations of Maryland Federal to carry out the transactions contemplated by the Reorganization Agreement are also subject to the satisfaction of the following additional conditions at or before the Effective Time, unless, where permissible, waived by Maryland Federal: (a) BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement to be preformed at or before the Effective Time; (b) all approvals of the transactions contemplated in the Reorganization Agreement from the Federal Reserve and any other state or federal government agency, department or body whose approval is required for the consummation of the Merger must have been received and all waiting periods with respect to such approvals must have expired; (c) the shares of BB&T Common Stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance; and (d) Maryland Federal must have received certain closing certificates and legal opinions from BB&T and its counsel.

     In addition, all representations and warranties of BB&T will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by Maryland Federal. The representations and warranties of BB&T concerning (a) its capitalization, (b) its and its subsidiaries' organization and authority to conduct business, (c) its authorization and the binding nature of the Reorganization Agreement, (d) the absence of any conflict between the transactions contemplated by the Reorganization Agreement and the BB&T Articles or BB&T Bylaws and (e) tax and regulatory matters must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the Reorganization Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

     The obligations of BB&T to carry out the transactions contemplated by the Reorganization Agreement are also subject to satisfaction of the following additional conditions at or before the Effective Time, unless, where permissible, waived by BB&T: (a) no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by the Reorganization Agreement as to render their consummation inadvisable or unduly burdensome; (b) Maryland Federal must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement to be performed at or before the Effective Time; and (c) BB&T must have received certain closing certificates and legal opinions from Maryland Federal and its counsel.

     In addition, all representations and warranties of Maryland Federal will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by BB&T. The representations and warranties of Maryland Federal concerning (a) its capitalization, (b) its and its subsidiaries' organization and authority to conduct business, (c) its ownership of its subsidiaries, (d) its authorization and the binding nature of the Reorganization Agreement, (e) the absence of conflict between the transactions contemplated by the Reorganization Agreement and the Maryland Federal Articles or the Maryland Federal Bylaws, (f) its forbearance from taking any actions that would negatively affect the tax-free element of the Merger or the receipt of necessary regulatory approvals and (g) actions taken to exempt the Merger from Maryland anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of Maryland Federal set forth in the Reorganization Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect with respect to Maryland Federal.


     Conduct of Maryland Federal's and BB&T's Business Prior to the Effective Time of the Merger

     Except with the prior written consent of BB&T, before the Effective Time Maryland Federal may not, and must cause each of its subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Reorganization Agreement, or establish or acquire any new subsidiary or engage in any new category or type of business activity;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.1125 per share of Maryland Federal Common Stock payable on record dates and in amounts consistent with past practices (except that any dividend declared or payable on the shares of Maryland Federal Common Stock for the quarterly period during which the Effective Time occurs will, unless otherwise agreed upon in writing by BB&T and Maryland Federal, be declared with a record date prior to the date of the Merger only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is prior to the Effective Time);

     (c) issue any shares of its capital stock, except pursuant to its stock purchase plan, its stock option plans or the Option Agreement, or issue, grant or authorize any rights to purchase any shares of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (d) amend the Maryland Federal Articles or the Maryland Federal Bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (e) merge with any other entity or permit any other entity to merge into it, consolidate with any other entity, acquire control over any other entity or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

     (f) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (g) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from (i) in the case of officers and employees, increases in the ordinary course of business consistent with past practice and (ii) the exercise of stock options outstanding on the date of the Reorganization Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees (except for any bonus that might be earned and payable for the fiscal year ended February 28, 1998 pursuant to Maryland Federal's bonus program, if any, as in effect at the beginning of that year);

     (h) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees (except that this provision does not prevent renewal of any of the foregoing consistent with past practice);

     (i) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Maryland Federal or any subsidiary or any business combination with Maryland Federal or any subsidiary other than as contemplated by the Reorganization Agreement; or authorize any officer, director, agent or affiliate of Maryland Federal or any subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated (except that this commitment will not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Maryland Federal is advised in writing by independent legal counsel that the failure to so furnish information or negotiate would more likely than not constitute a breach of the fiduciary duties of the Maryland Federal Board to its shareholders);

     (j) enter into any (i) material agreement, arrangement or commitment not made in the ordinary course of business, (ii) agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Maryland Federal or any subsidiary or guarantee by Maryland Federal or any subsidiary of any obligation, (iii) agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (except that this commitment will not apply to the election of directors by shareholders in the normal course or the reappointment of officers in the normal course); or (iv) contract, agreement or understanding with a labor union;

     (k) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation or directives, and except that after approval of the Reorganization Agreement and the Plan of Merger by its shareholders and receipt of required regulatory approvals Maryland Federal will cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Effective Time;

     (l) change its methods of accounting in effect at February 28, 1997, except as required by changes in generally accepted accounting principles concurred with by BB&T, which concurrence may not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended February 28, 1997, except as required by changes in law or regulation;

     (m) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000 for any one expenditure or $150,000 in the aggregate, or incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

     (n) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty that would allow for a termination of the Reorganization Agreement or (iii) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied; or

     (o) agree to do any of the foregoing.

     Except with the prior written consent of Maryland Federal, before the Effective Time neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to (a) cause the Merger not to constitute a reorganization under Section 368 of the Code; (b) result in any inaccuracy of a representation or warranty that would allow for termination of the Reorganization Agreement; (c) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied; or (d) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.


Waiver; Amendment; Termination; Expenses

     Except with respect to any required regulatory approval, BB&T or Maryland Federal may at any time (whether before or after approval of the Reorganization Agreement and the Plan of Merger by the Maryland Federal shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the Reorganization Agreement, the Plan of Merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the Reorganization Agreement or in the Plan of Merger or (c) the performance by the other party of any of its obligations set out therein. No such extension or waiver, or amendment or supplement executed after approval by the Maryland Federal shareholders of the Reorganization Agreement and the Plan of Merger, however, may modify either the amount or the form of the consideration to be provided to holders of Maryland Federal Common Stock upon completion of the Merger.

     In the event of nonfulfillment of any of the conditions to the obligation of either party to complete the Merger, such party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to Maryland Federal's obligations, Maryland Federal will, if appropriate under the circumstances, resolicit shareholder approval of the Reorganization Agreement and the Plan of Merger and in connection therewith provide appropriate information concerning such nonfulfillment.

     The Reorganization Agreement may be terminated, and the Merger may be abandoned:

     (a) at any time before the Effective Time, by the mutual consent in writing of BB&T and Maryland Federal;

     (b) at any time before the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in the Reorganization Agreement or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Reorganization Agreement (see " -- Conditions to the Merger"); and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or inaccuracy or the Effective Time;

     (c) at any time before the Effective Time, by either party in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated in the Reorganization Agreement cannot be satisfied or fulfilled before the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

     (d) at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

     (e) at any time, by either party in writing, if the shareholders of Maryland Federal do not approve the Reorganization Agreement and the Plan of Merger;

     (f) at any time following December 31, 1998, by either party in writing, if the Effective Time has not occurred by the close of business on such date and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

     (g) by Maryland Federal, pursuant to the provisions of the Reorganization Agreement described above under
" -- Exchange Ratio."

     If the Reorganization Agreement is terminated pursuant to any of the provisions described above, both the Reorganization Agreement and the Plan of Merger will become void and have no effect, except that (a) provisions in the Reorganization Agreement relating to confidentiality and expenses will survive any such termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy. The Option Agreement is governed by its own terms. See " -- Option Agreement."

     Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees incurred in connection with the Registration Statement will be borne 50% by BB&T and 50% by Maryland Federal.


Interests of Certain Persons in the Merger

     Certain members of Maryland Federal's management, including all of its directors, have certain interests in the Merger that are in addition to their interests as shareholders of Maryland Federal generally. The Maryland Federal Board was aware of these factors and considered them, among other matters, in approving the Reorganization Agreement and the Plan of Merger.


     Employment Agreements

     In connection with the Merger, it is anticipated that BB&T-NC will enter into a five-year employment agreement with Mr. Halleck, a three-year employment agreement with each of David E. Baker, Nancy B. Cohen and J. Diane Stevenson and a two year employment agreement with each of Lynn B. Hounslow and Ronald R. O'Brien (referred to herein individually as an "Executive" and collectively as the "Executives"). The employment agreements will provide for the employment of Mr. Halleck as Regional President of BB&T-NC's Maryland Region and each of the remaining Executives as a Vice President of BB&T-NC.

     The employment agreement for each of the Executives provides that the Executive will receive a base salary at least equal to the base salary received by that Executive from MFB as of the day before the agreement is executed, with an annual increase each year based on BB&T-NC's performance and the Executive's performance, but in no event less than the average percentage increase provided to similarly situated officers of BB&T-NC. Each Executive will be entitled to participate in any bonus or incentive plan, whether it provides for awards in cash or securities, made available to officers of BB&T-NC similarly situated to the Executive, or such other similar plans for which the Executive may become eligible and designated a participant. Each Executive also will be entitled to receive, on the same basis as other officers of BB&T-NC, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance, stock option plan and similar indirect compensation that BB&T-NC may from time to time extend to its similarly situated officers.

     In addition, in the case of the agreement with Mr. Halleck, BB&T-NC will pay the amount of $26,400 each year in lieu of providing the use of an automobile and certain other fringe benefits. These payments will not be deemed to constitute salary for purposes of calculating the base salaries to be paid under the employment agreements, nor will they be deemed to be compensation for purposes of determining accruals, contributions, grants or benefits under any employee benefit plan or program. Also, BB&T-NC agrees in the employment agreement with Mr. Halleck that it will assume and honor the terms of a certain existing non-qualified executive deferred compensation plan between Maryland Federal and Mr. Halleck, including a related trust agreement. See "EXECUTIVE COMPENSATION -- Non-Qualified Executive Deferred Compensation Plan."

     Each Executive's employment agreement provides that, in the event BB&T-NC terminates his or her employment other than by reason of disability or for cause, the Executive will, if he or she complies with certain noncompetition provisions, be entitled to receive an annual salary for the remainder of what would otherwise have been the term of the agreement equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years ("Termination Compensation"). In addition, each Executive would continue to receive health insurance coverage from BB&T-NC on the same terms as were in effect before the termination, either under BB&T-NC's plans or comparable coverage, during the time payments of Termination Compensation are made.

     Each of the employment agreements provides that if the Executive were to elect to resign from employment after the one-year anniversary of the date of the agreement other than for "Good Reason" or on account of disability, he or she would be entitled to receive a lump sum amount equal to his or her annual Termination Compensation times the lesser of (a) the number of years until the end of the term of the agreement, with partial years rounded to two decimal places, or (b) in the case of Mr. Halleck, the amount of 2.99; in the case of Mr. Baker, Ms. Cohen or Ms. Stevenson, the amount of 2.00; and in the case of Ms. Hounslow or Mr. O'Brien, the amount of 1.00.

     Each of the employment agreements provides that, in the event of a Change of Control of BB&T-NC or BB&T, the Executive may voluntarily terminate employment with BB&T-NC up until twelve months after the Change of Control for "Good Reason" and (a) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to the Termination Compensation times 2.99, and (b) continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of BB&T-NC generally are eligible, or comparable plans or coverage, for a period of three years following termination of employment by the Executive, on the same terms as were in effect either (A) at the date of termination, or (B) if such plans and programs in effect before the Change of Control of BB&T-NC or BB&T were, considered together as a whole, materially more generous to the officers of BB&T-NC than such plans and programs at the date of termination, then at the date of the Change of Control.

     The employment agreements provide that if any of the payments to be made pursuant thereto would constitute a "parachute payment," as defined in Section 280G of the Code, the payments shall be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceed three times the "base amount," which is generally defined as the executive's annualized includable compensation for the "base period," which is generally the most recent five taxable years of the executive ending before the date of the change in control. Sections 280G and 4999 of the Code generally provide that if "parachute payments" are paid to an individual, everything above one time the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

     "Good Reason" means the occurrence of any of the following events without the Executive's express written consent: (a) the assignment to the Executive of duties inconsistent with the position and status of the Executive's title; (b) a reduction by BB&T-NC in the Executive's pay grade or base salary as then in effect, or the exclusion of the Executive from participation in BB&T-NC's benefit plans in which he or she previously participated, or BB&T-NC's failure to increase (within twelve months of the Executive's last increase in base salary) the Executive's base salary in an amount at least equal, on a percentage basis, to the average percentage increase in base salary for similarly situated officers of BB&T-NC; (c) an involuntary relocation of the Executive more than 100 miles from the location where the Executive worked immediately before a Change in Control or the breach by BB&T-NC of any material provision of the employment agreement; or (d) any purported termination of the employment of the Executive by BB&T-NC that is not effected in accordance with the employment agreement.

     A "Change of Control" would be deemed to occur if (a) any person or group of persons (as defined in the Exchange Act) together with its affiliates, excluding employee benefit plans of BB&T-NC or BB&T, is or becomes the beneficial owner of securities of BB&T-NC or BB&T representing 20% or more of the combined voting power of BB&T-NC's or BB&T's then outstanding securities;
(b) as a result of a tender offer or exchange offer for the purchase of securities of BB&T-NC or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board; (c) the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation; (d) the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or (e) any other event occurs that BB&T's Board of Directors determines should constitute a Change of Control.

     The Executives' employment agreements with BB&T-NC will supersede any of their existing employment agreements and change of control arrangements with Maryland Federal and MFB. See "EXECUTIVE COMPENSATION -- Employment Agreements."


     Maryland Region Advisory Board

     The Reorganization Agreement provides that at the Effective Time and for at least three years thereafter, BB&T will offer to each of the members of the Maryland Federal Board a seat on the Advisory Board of its newly created Maryland Region, and will offer to Richard B. Bland, Chairman of the Board of Maryland Federal, the position of Chairman of the Advisory Board. For three years after the Effective Time, the Advisory Board members elected pursuant to this provision and who continue to serve will receive, as compensation for service on the Advisory Board, member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of Maryland Federal in effect on January 1, 1998. In addition, the chairman will receive for the three-year period (or lesser period of his service as chairman) the special chairman's compensation which was in effect with respect to him on January 1, 1998. Following such three-year period, Advisory Board members and the chairman, if they continue to serve in such capacities, will receive fees in accordance with the standard schedule of fees for service as in effect from time to time. For three years after the Effective Time, no such Advisory Board member may be prohibited from serving on the grounds that he has attained the maximum age for service (currently age 70).


     Indemnification of Directors and Officers

     The Reorganization Agreement provides that BB&T or one of its subsidiaries will purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Maryland Federal for acts or omissions occurring before the Effective Time. This insurance will provide at least the same coverage and amounts as contained in Maryland Federal's policy on the date of the Reorganization Agreement, except that in no event may the annual premium on this policy exceed 150% of the annual premium payments on Maryland Federal's policy then in effect (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure this insurance coverage exceeds the Maximum Amount, BB&T will use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In addition, BB&T has agreed in the Reorganization Agreement to indemnify and advance expenses to all individuals who are or have been officers, directors or employees of Maryland Federal or any Maryland Federal subsidiary before the Effective Time from any acts or omissions in these capacities before the Effective Time, to the fullest extent that such indemnification is provided pursuant to the Maryland Federal Articles and is permitted under the MGCL. The Reorganization Agreement also provides that limitations on liability contained in the Maryland Federal Articles on the date thereof will be applicable after the Merger with respect to actions preceding the Merger and which were subject to such limitations. See "COMPARISON OF SHAREHOLDERS' RIGHTS -- Exculpation and Indemnification -- Maryland Federal."


Regulatory Considerations

     Bank holding companies (such as BB&T), savings and loan holding companies (such as Maryland Federal) and their respective depository institution subsidiaries (including BB&T-NC and MFB, respectively) are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the Merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Forms 10-K of each of BB&T and Maryland Federal incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Those summaries are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

     The Merger and the MFB Bank Merger are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.


     The Merger

     BB&T is required to provide notice of the Merger to the Federal Reserve under Section 4 of the Bank Holding Company Act and the Federal Reserve's Regulation Y. Under the Bank Holding Company Act, a bank holding company, such as BB&T, may not acquire direct or indirect ownership or control of a company engaged in nonbanking activities unless the company is engaged in an activity that the Federal Reserve has determined to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto. The Federal Reserve has determined by regulation that owning a savings institution is closely related to banking. However, the Federal Reserve is required by the Bank Holding Company Act to review the Merger to determine whether it reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries, and Maryland Federal and its subsidiaries, and the effect of the proposed transaction on those resources, as well as whether the Merger would result in a monopoly or otherwise would substantially lessen competition. By statute, the Federal Reserve is required to forward a copy of the notice required to be filed by BB&T to the Office of Thrift Supervision ("OTS") for its review and comment. However, because bank holding companies that acquire savings institutions are exempt from the provisions of the federal law relating to savings and loan holding companies, BB&T is not required to file a separate application with the OTS for approval of the Merger.

     BB&T is also required to provide notice to the BFI under Section 6.1-194.105 of the Virginia Code, which permits an out-of-state savings institution holding company that controls a Virginia savings institution, such as BB&T, to acquire directly or indirectly more than twenty-five percent (25%) of the voting shares of a savings institution outside of Virginia, such as MFB, if the BFI approves the transaction. The BFI is required to approve the proposed transaction if it determines the transaction would not be detrimental to the safety and soundness of the savings institution holding company's Virginia savings institution.


     The MFB Bank Merger

     Although not required by the terms of the Reorganization Agreement or the Plan of Merger, BB&T expects to effect the MFB Bank Merger during the fourth quarter of 1998. The MFB Bank Merger is subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the MFB Bank Merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the MFB Bank Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the MFB Bank Merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the MFB Bank Merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     The N.C. Commissioner must approve the MFB Bank Merger under Section 53-12 of the North Carolina General Statutes, which authorizes the merger between a federal savings bank and a North Carolina chartered bank, when, among other things, the N.C. Commissioner determines that the interests of depositors, creditors and shareholders of each institution are protected and the merger is for legitimate purposes. In addition, notice of the MFB Bank Merger must be provided to the OTS under its regulations.

     The Bank Merger Act requires that any bank merger, including the MFB Bank Merger, may not be consummated before the thirtieth day after approval by the FDIC, during which time the U.S. Department of Justice (the "DOJ") may challenge the MFB Bank Merger on antitrust grounds. If the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction, this time period may be shortened to no less than fifteen days after the date of approval.

     All of the required applications and notices for the Merger have been submitted to the appropriate regulatory agencies, and BB&T anticipates that the regulatory approvals described herein will be obtained in time to allow consummation of the Merger by September 30, 1998. However, there can be no assurance that other regulatory approvals will be obtained so as to permit consummation of the Merger or that such approvals will not be conditioned upon matters that would cause BB&T to abandon the Merger in the manner permitted by the Reorganization Agreement. There likewise is no assurance that the DOJ or a state Attorney General will not challenge the Merger or the MFB Bank Merger, or, if such a challenge is made, as to the results thereof.

     BB&T and Maryland Federal are not aware of any other governmental approvals or actions that are required for consummation of the Merger or the MFB Bank Merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause BB&T to abandon the Merger in the manner permitted by the Reorganization Agreement.

Certain Federal Income Tax Consequences of the Merger

     The following is a summary description of certain anticipated federal income tax consequences of the Merger to the shareholders of Maryland Federal and to BB&T and Maryland Federal. This summary is not intended to be a complete description of all of the federal income tax consequences of the Merger. No information is provided with respect to the tax consequences of the Merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the Merger) or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences of the Merger); persons who acquired Maryland Federal Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Maryland Federal shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger. No ruling has been or will be requested from the IRS with respect to the tax effects of the Merger.

     In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the Merger will constitute a reorganization under Section 368 of the Code;
(b) no gain or loss will be recognized by BB&T or Maryland Federal by reason of the Merger; (c) the shareholders of Maryland Federal will recognize no gain or loss for federal income tax purposes to the extent BB&T Common Stock is received in the Merger in exchange for Maryland Federal Common Stock; (d) a shareholder of Maryland Federal who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share; (e) the tax basis in the BB&T Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Maryland Federal Common Stock surrendered in exchange therefor; and (f) the holding period for BB&T Common Stock received (including any fractional share interest deemed received) in exchange for shares of Maryland Federal Common Stock will include the period during which the shareholder held the shares of Maryland Federal Common Stock surrendered in the exchange, provided that the Maryland Federal Common Stock was held as a capital asset at the Effective Time.

     The consummation of the Merger is conditioned upon the receipt by BB&T and Maryland Federal of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the Closing Date to the effect of items (a) and
(c) as described above.


Accounting Treatment

     It is anticipated that the Merger will be accounted for under the purchase method of accounting, wherein BB&T will record the acquired identifiable assets and liabilities assumed at the fair market value at the time of consummation of the Merger. Any excess of the cost of Maryland Federal and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Any goodwill recorded is expected to be amortized over of the period of expected benefit. BB&T's reported income shall include the operations of Maryland Federal after acquisition, based on the cost of the transaction. Financial statements of BB&T issued after consummation of the Merger would reflect the impact of Maryland Federal. Financial statements of BB&T issued after consummation of the Merger would not be restated retroactively to reflect Maryland Federal's historical financial position or results of operations. The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting. See "SUMMARY -- Comparative Per Share Data."


The Option Agreement

     General

     As a condition to BB&T entering into the Reorganization Agreement, Maryland Federal (as issuer) entered into the Option Agreement with BB&T (as grantee), pursuant to which Maryland Federal granted the Option to BB&T to purchase from Maryland Federal up to 1,290,000 shares of Maryland Federal Common Stock (subject to adjustment in certain circumstances, but not to exceed 19.9% of the shares of Maryland Federal Common Stock outstanding upon any exercise of the Option) at a price of $30.50 per share (subject to adjustment under certain circumstances, as described below) (the "Purchase Price"). The purchase of any shares of Maryland Federal Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act, and to BB&T's compliance with its covenants in the Reorganization Agreement.

     The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now, or before the Effective Time, be interested in acquiring all of or a significant interest in Maryland Federal from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of Maryland Federal with a higher current market price than the fraction of a share of BB&T Common Stock to be received for each share of Maryland Federal Common Stock pursuant to the Reorganization Agreement.

     The Option Agreement is filed as an exhibit to the Registration Statement, and reference is made thereto for the complete terms of the Option Agreement and the Option. The following discussion is qualified in its entirety by reference to the Option Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


     Exercisability

     If BB&T is not in material breach of the Option Agreement or its covenants and agreements contained in the Reorganization Agreement and if no injunction or other court order against delivery of the shares covered by the Option is in effect, BB&T may generally exercise the Option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

     (a) without BB&T's prior written consent, Maryland Federal authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (i) a merger, consolidation or similar transaction involving Maryland Federal or any of its significant subsidiaries, (ii) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of Maryland Federal and its subsidiaries or (iii) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Maryland Federal or any of its significant subsidiaries; or

     (b) any third party or group of third parties acquire or has the right to acquire beneficial ownership of securities representing 25% or more of the outstanding shares of Maryland Federal Common Stock.

     The obligation of Maryland Federal to issue shares of Maryland Federal Common Stock upon exercise of the Option will be deferred (but will not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.


     Termination

     The Option will terminate upon the earliest to occur of the following events: (a) the Effective Time; (b) the termination of the Reorganization Agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by Maryland Federal of a covenant or agreement in the Reorganization Agreement or an inaccuracy in Maryland Federal's representations or warranties in the Reorganization Agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination;
(d) 12 months after termination of the Reorganization Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the Reorganization Agreement based on the failure of the shareholders of Maryland Federal to approve the Reorganization Agreement and the Plan of Merger.

     A "Preliminary Purchase Event" is defined as either of the following:

     (a) the commencement by any third party of a tender or exchange offer such that it would thereafter own 10% or more of the outstanding shares of Maryland Federal Common Stock or the filing of a registration statement with respect to such an offer, or

     (b) the failure of the shareholders of Maryland Federal to approve the Reorganization Agreement, the failure of the Meeting to have been held, the cancellation of the Meeting prior to the termination of the Reorganization Agreement or the Maryland Federal Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the Reorganization Agreement, in any case after a third party: (i) proposes to engage in an Acquisition Transaction, (ii) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 10% or more of the outstanding shares of Maryland Federal Common Stock or (iii) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

     To the knowledge of BB&T and Maryland Federal, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Proxy Statement/Prospectus.


     Adjustments

     The Option Agreement provides for certain adjustments in the Option in the event of any change in Maryland Federal Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Maryland Federal Common Stock before termination of the Option.


     Repurchase Rights

     At the request of the holder of the Option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), Maryland Federal must, if the Option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the Option and (b) all shares of Maryland Federal Common Stock purchased by the holder pursuant to the Option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

     (a) the aggregate Purchase Price paid by the holder for any shares of Maryland Federal Common Stock acquired pursuant to the Option with respect to which the holder then has beneficial ownership, plus

     (b) the excess, if any, of (i) the Applicable Price (as defined in the Option Agreement) for each share of Maryland Federal Common Stock over the Purchase Price, multiplied by (ii) the number of shares of Maryland Federal Common Stock with respect to which the Option has not been exercised, plus

     (c) the excess, if any, of (i) the Applicable Price over the Purchase Price paid (or, in the case of shares of Maryland Federal Common Stock covered by the Option with respect to which the Option has been exercised but the closing date for the purchase has not occurred, payable) by the holder for each share of Maryland Federal Common Stock with respect to which the Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (ii) the number of such shares.

     A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any "group" (as such term is defined under the Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of Maryland Federal Common Stock, or (b) any of the merger or other business combination transactions described in subsections (a) through (d) in the paragraph below describing substitute options is consummated.


     Substitute Options

     If, before the termination of the Option Agreement, Maryland Federal enters into an agreement:

     (a) to consolidate with or merge into any third party and will not be the continuing or surviving corporation of the consolidation or merger;

     (b) to permit any third party to merge into Maryland Federal with Maryland Federal as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Maryland Federal Common Stock are changed into or exchanged for stock or other securities of Maryland Federal or any other person or cash or any other property, or the outstanding shares of Maryland Federal Common Stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

     (c) to permit any third party to acquire all of the outstanding shares of Maryland Federal Common Stock pursuant to a statutory share exchange; or

     (d) to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

     then the agreement must provide that the Option will be converted or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Maryland Federal's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Option Agreement.


     Registration Rights

     The Option Agreement grants to BB&T and any permitted transferee of the Option certain rights to require Maryland Federal to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of Maryland Federal Common Stock or other securities that have been acquired by or are issuable upon exercise of the Option.


Effect on Employees, Employee Benefit Plans and Stock Options

     Employees

     Each employee of Maryland Federal at the Effective Time who becomes an employee immediately after the Effective Time of BB&T or one of its subsidiaries will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of BB&T or the subsidiary, subject to the terms of such plans and programs. Service with Maryland Federal will be deemed to be service with BB&T or the subsidiary for the purpose of determining eligibility to participate in such welfare plans and programs. Each employee of Maryland Federal or one of its subsidiaries who becomes an employee of BB&T or a BB&T subsidiary and is terminated by BB&T or the BB&T subsidiary after the Effective Time, excluding any employee who has an existing employment or special termination agreement, will be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Maryland Federal or a Maryland Federal subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     BB&T has agreed in the Reorganization Agreement to honor all employment agreements, severance agreements and the deferred compensation agreement (including related trust agreement) that Maryland Federal and its subsidiaries have entered into with or on behalf of their current and former employees and directors and which have been disclosed to BB&T pursuant to the Reorganization Agreement, except to the extent any such agreements will be superseded or terminated at or after the Effective Time.


 401(k) Plan

     BB&T will cause the 401(k) plan of Maryland Federal to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of former employees of Maryland Federal or its subsidiaries who are participants in the Maryland Federal plan will be transferred to the accounts of such employees under the BB&T 401(k) plan. After this merger and transfer, these accounts will be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate the plan). For purposes of administering the BB&T 401(k) plan, service with Maryland Federal and its subsidiaries will be deemed to be service with BB&T or its subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.


     Defined Benefit Pension Plan

     Depending on what is in the best interests of the Maryland Federal participants and BB&T, BB&T will either merge or terminate Maryland Federal's defined benefit pension plan (the "Maryland Federal Pension Plan") pursuant to a standard termination in accordance with Section 4041 of the Employee Retirement Income Security Act of 1974, as amended. Any such termination would provide for full vesting of the accrued benefits of all participants in the Maryland Federal Pension Plan and the distribution of the assets thereof to the participants. Actions relating to a termination or merger of the Maryland Federal Pension Plan would be conditioned upon receiving a favorable determination letter from the Internal Revenue Service with regard to the termination or merger. BB&T would use its reasonable best efforts to seek the issuance of such letter as soon as practicable after the Effective Time. Each employee of Maryland Federal or its subsidiaries at the Effective Time who becomes an employee immediately after the Effective Time of BB&T or its subsidiaries will be given credit under BB&T's defined benefit pension plan for service with Maryland Federal and its subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

 Stock Options

     At the Effective Time, each stock option ("Stock Option") granted under Maryland Federal's 1992 Stock Incentive Plan, 1993 Directors' Stock Option Plan or 1995 Stock Option Plan (the "Maryland Federal Option Plans") then outstanding (and that by its terms does not lapse on or before the Effective
Time), whether or not then exercisable, will be converted automatically into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan or successor plan (the "BB&T Option Plan"), and will be governed by the terms and conditions of the BB&T Option Plan, except that in no event will the vesting, exercise and duration provisions of any Stock Option be less favorable following conversion than as provided under the individual stock option agreements as in effect under the applicable Maryland Federal Option Plan immediately before the Effective Time. In making this conversion, (a) the number of shares of BB&T Common Stock subject to each Stock Option will be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Maryland Federal Common Stock subject to such Stock Option immediately before the Effective Time by the Exchange Ratio,
(b) the per share exercise price under each Stock Option will be adjusted by dividing the per share exercise price under the Stock Option by the Exchange Ratio and rounding up to the nearest cent, and (c) no restrictions on transfers will be placed on shares of BB&T Common Stock received through the exercise of the Stock Option except to the extent such restrictions would have been placed on such shares under the Maryland Federal Option Plans or are required by the securities laws. In addition, each Stock Option that is an "incentive stock option" will be adjusted as required by the Code so as to continue as an incentive stock option under the Code, and so as not to constitute a modification, extension or renewal of the Stock Option within the meaning of the Code.

     As soon as practicable following the Effective Time, BB&T will deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options, and such shares of BB&T Common Stock will be registered under the Securities Act when the Effective Time occurs.

     Based on stock options outstanding as of the date of execution of the Reorganization Agreement and subsequent exercises, options to purchase an aggregate of up to approximately 545,000 shares of Maryland Federal Common Stock may be outstanding at the Effective Time. Any shares of Maryland Federal Common Stock issued pursuant to the exercise of Stock Options under the Maryland Federal Option Plans before the Effective Time will be converted into shares of BB&T Common Stock and cash in lieu of any fractional share interest in the same manner as other outstanding shares of Maryland Federal Common Stock.


Restrictions on Resales by Affiliates

     All shares of BB&T Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "persons" who are deemed to be "affiliates" (as such terms are defined under the Securities Act) of Maryland Federal at the Effective Time may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Those who may be deemed affiliates of Maryland Federal generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Maryland Federal and include certain executive officers and directors of Maryland Federal. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the affiliate. The Reorganization Agreement requires Maryland Federal to use its reasonable best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect that such person will not offer or otherwise dispose of any shares of BB&T Common Stock issued to that person in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

                            INFORMATION ABOUT BB&T

General

     BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas and Virginia. BB&T's bank subsidiaries are BB&T-NC, a North Carolina chartered bank; BB&T-SC, a South Carolina chartered bank; BB&T-VA, a Virginia chartered bank; and LSB, a federally chartered savings bank. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of BB&T-SC, and BB&T Financial-VA, which in turn owns all of the issued and outstanding shares of BB&T-VA and LSB.



Subsidiaries

     BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 353 banking offices throughout North Carolina. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

     BB&T-SC serves South Carolina through 93 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

     BB&T-VA offers a full range of commercial and retail banking services through 52 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia.

     LSB was acquired on March 1, 1998, upon the merger of its parent company, Life, with and into BB&T Financial-VA. LSB operates 20 banking offices in the Hampton Roads region of Virginia.

     Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles.

     Craigie Incorporated ("Craigie") is a registered broker-dealer that specializes in the origination, trading and distribution of fixed income securities and equity products. Phillips Factors Corporation, which buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries, and Sheffield Financial Corp., which specializes in loans to small commercial lawn care businesses across the country, are other subsidiaries of BB&T.


Acquisitions

     BB&T's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, BB&T has expanded by both the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally assisted transactions.

     On March 1, 1997, BB&T completed the acquisition of Fidelity Financial Bankshares Corporation, which was a Virginia corporation that served as the holding company for Fidelity Federal Savings Bank ("FFSB"), in a transaction accounted for as a purchase. Effective April 17, 1998, FFSB, which operated seven banking offices in the Richmond, Virginia area, was merged into BB&T-VA.

     Effective July 1, 1997, United Carolina Bancshares Corporation ("UCB"), a bank holding company headquartered in Whiteville, North Carolina, merged with and into BB&T (the "UCB Merger"). Each share of the common stock of UCB issued and outstanding at the effective time of the UCB Merger was converted into and exchanged for 1.135 shares of BB&T Common Stock. Approximately 27.7 million shares of BB&T Common Stock were issued in the UCB Merger. The UCB Merger constituted a tax-free transaction under the Code, and has been accounted for as a pooling of interests. Through its two bank subsidiaries, United Carolina Bank and United Carolina Bank of South Carolina, UCB operated 153 banking offices in 89 communities in North Carolina and South Carolina. Effective September 19, 1997, United Carolina Bank and United Carolina Bank of South Carolina were merged into BB&T-NC and BB&T-SC, respectively.

     On October 1, 1997, BB&T completed the acquisition of the investment banking firm Craigie. With offices in Richmond and Charlotte, North Carolina, Craigie specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Craigie's public finance department provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The firm's corporate finance department specializes in raising capital for corporate clients and has an active mergers and acquisitions practice. Established in 1929, Craigie continues to operate as a subsidiary of BB&T.

     On December 1, 1997, BB&T completed the acquisition of Virginia First Financial Corporation, which was a Virginia corporation that served as the holding company for Virginia First Savings Bank, F.S.B. ("VFSB"), in a transaction accounted for as a purchase. Effective April 17, 1998, VFSB, which operated 23 banking offices in the south, central and southwestern areas of Virginia, was merged into BB&T-VA.

     On March 1, 1998, BB&T completed the acquisition of Life, which was a Virginia corporation that served as the holding company for LSB, in a transaction accounted for as a pooling of interests. BB&T intends to effect the merger of LSB, which is currently a wholly owned subsidiary of BB&T Financial-VA, into BB&T-VA during the second half of 1998.

     On December 16, 1997, BB&T announced that it will acquire Franklin Bancorporation, Inc. ("Franklin"), of Washington, D.C., in a transaction valued at $165.1 million based on the closing price of BB&T Common Stock of $63.75 on December 15, 1997. Franklin, with approximately $535 million in assets, operates nine banking offices through its banking subsidiary, Franklin National Bank of Washington, D.C. ("FNB"), in the metropolitan Washington area. The acquisition, which is intended to be accounted for as a pooling of interests, is subject to the approval of the shareholders of Franklin and federal and state banking regulators and is expected to be completed on or around July 1, 1998. If this acquisition is completed, BB&T intends to effect the merger of FNB, which will become a wholly owned subsidiary of BB&T, into BB&T-NC during the first quarter of 1999.

     BB&T expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial and financial services institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T Common Stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.


Capital

     The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At March 31, 1998, BB&T's Tier 1 and total capital ratios were 10.4% and 14.1%, respectively. Effective January 1, 1997, with mandatory compliance as of January 1, 1998, the Federal Reserve also is requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required, among other things, to hold additional capital.

     The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at March 31, 1998 was 7.1%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

     The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 1997.


Deposit Insurance Assessments

     The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 40% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

     Pursuant to budget reconciliation legislation enacted in 1996, the FDIC imposed a special assessment on SAIF-assessable deposits of 65.7 basis points per $100 of SAIF-assessable deposits in order to increase the SAIF's net worth to 1.25 percent of SAIF-insured deposits as of October 1, 1996. This special assessment was applied by the FDIC to the amount of SAIF-assessable deposits held by institutions as of March 31, 1995. Certain institutions that engaged in thrift acquisitions, including BB&T-NC, received a 20 percent discount on the assessment. As a result, the pre-tax impact of the special assessment on BB&T was approximately $38 million, and was recorded as an expense as of September 30, 1996.

     The FDIC also lowered the assessment rates for SAIF-insured deposits, effective January 1, 1997, to the same levels as the assessment rates currently applicable to BIF-insured deposits. Thus, for the semi-annual period beginning January 1, 1997, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because the 1996 legislation requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing BIF-insured deposits an additional 1.24 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.22 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.


                      INFORMATION ABOUT MARYLAND FEDERAL

     Maryland Federal was incorporated under the laws of the State of Maryland in June 1989 and is the unitary savings and loan holding company and sole stockholder of MFB, its only direct subsidiary. MFB's business is conducted through 28 branch offices located in Prince George's, Montgomery, Charles, Calvert and Anne Arundel counties, Maryland, five loan production offices and one wholly-owned subsidiary. The principal executive offices of both Maryland Federal and MFB are located at 3505 Hamilton Street, Hyattsville, Maryland 20782, and their telephone number is (301) 779-1200.

     On a consolidated basis, at February 28, 1998, Maryland Federal had total assets of $1.19 billion, total liabilities of $1.09 billion and total stockholders' equity of $104.5 million. Maryland Federal had net income of $8.8 million for the fiscal year ended February 28, 1998, as compared to $6.5 million for the fiscal year ended February 28, 1997 (inclusive of a one-time assessment of $3.1 million, net of applicable income tax benefits, to recapitalize the SAIF).

     MFB is primarily engaged in the business of attracting deposits from the general public and investing such deposits primarily in permanent loans secured by first liens on one-to-four family residential properties and, to a lesser extent, commercial real estate located in MFB's market area and in consumer loans. MFB also maintains a substantial portfolio of mortgage-backed securities, U.S. Government and agency securities and other permissible investments and, through a subsidiary, engages in insurance agency activities to a limited extent.

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

     The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share (the "BB&T Preferred Stock"). As of March 31, 1998, there were 141,681,441 shares of BB&T Common Stock issued and outstanding. There were no shares of BB&T Preferred Stock issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as Series B Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See " -- Shareholder Rights Plan." Based on the number of shares of Maryland Federal Common Stock outstanding at the Record Date, if the Average Closing Price is $65.75, it is estimated that approximately 3,926,745 shares of BB&T Common Stock would be issued in the Merger.


BB&T Common Stock

     Each share of BB&T Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T Common Stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T Common Stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T Common Stock are subject to any preferences provided for by resolution of the BB&T Board for any series of BB&T Preferred Stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares will have rights and privileges that are substantially identical to those of holders of BB&T Common Stock.

     The transfer agent and registrar for BB&T Common Stock is BB&T-NC. The Company intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T Common Stock to be issued in the Merger.


BB&T Preferred Stock

     Under the BB&T Articles, BB&T may issue shares of BB&T Preferred Stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T Preferred Stock issued may rank senior to the BB&T Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T Preferred Stock or the existence of the unissued BB&T Preferred Stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See " -- Shareholder Rights Plan."


Shareholder Rights Plan

     BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T Common Stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

     On December 17, 1996, the BB&T Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T Common Stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T Common Stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

     Initially, the Rights will be attached to all BB&T Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of BB&T Common Stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T Common Stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T Common Stock or (c) 10 business days after the BB&T Board declares any Person to be an "Adverse Person," as described in the following paragraph.

     The BB&T Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (i) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T Common Stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T Common Stock issued before the Distribution Date will be issued with Rights.

     In the event that the BB&T Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of BB&T Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

     For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T Common Stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T Common Stock had a per share value of $72.50 at such time, the holder of each valid Right would be entitled to purchase four shares of BB&T Common Stock for $145.00. Alternatively, at the discretion of the BB&T Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T Common Stock (or other consideration, as noted above) worth $145.00.

     In the event that, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain events.

     In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T Board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of BB&T Common Stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

     The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Commission. This registration statement and the Rights Agreement are incorporated by reference in this Proxy Statement/Prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     BB&T has agreed in the Reorganization Agreement that any Rights issued pursuant to the Rights Agreement will be issued with respect to each share of BB&T Common Stock issued in connection with the Merger regardless of whether a "Distribution Date" has occurred under the terms of the Rights Agreement before the Effective Time (a) to the extent permitted by the Rights Agreement and (b) unless all Rights in respect of outstanding shares of BB&T Common Stock have been redeemed or otherwise terminated before the Effective Time. Also, subject to the foregoing, BB&T has agreed to take all action reasonably necessary or advisable to enable the holders of such shares of BB&T Common Stock to obtain the benefit of the Rights notwithstanding their prior distribution, including, without limitation, amendment of the Rights Agreement (to the extent permissible under its terms) in connection with any such distribution of Rights.


Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws

     Certain provisions of the NCBCA, the BB&T Articles and the BB&T Bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the BB&T Board to issue shares of BB&T Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to BB&T, the BB&T Articles and BB&T Bylaws that may be deemed to have anti-takeover effects.


     Control Share Act

     The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "COMPARISON OF SHAREHOLDERS' RIGHTS -- Anti-takeover Statutes."

 Provisions Regarding the BB&T Board

     The provisions of the BB&T Articles and the BB&T Bylaws with respect to the classification of the BB&T Board and the removal of directors only for cause could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of BB&T. For a description of such provisions, see "COMPARISON OF SHAREHOLDERS' RIGHTS -- Directors."


     Meeting of Shareholders; Shareholders' Nominations and Proposals

     Under the BB&T Bylaws, meetings of the shareholders may be called by the Chief Executive Officer or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

     Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent effect on shareholder actions designed to result in change of control in BB&T. See "COMPARISON OF SHAREHOLDERS' RIGHTS -- Notice of Shareholder Nominations and Shareholder Proposals."

                      COMPARISON OF SHAREHOLDERS' RIGHTS

     At the Effective Time, holders of Maryland Federal Common Stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T Common Stock and holders of Maryland Federal Common Stock. Since BB&T is organized under the laws of the State of North Carolina and Maryland Federal is organized under the laws of the State of Maryland, differences in the rights of holders of BB&T Common Stock and those of holders of Maryland Federal Common Stock arise from differing provisions of the NCBCA and the MGCL in addition to differing provisions of their respective articles of incorporation and bylaws.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T Common Stock and holders of Maryland Federal Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the MGCL and the governing corporate instruments of BB&T and Maryland Federal, to which the shareholders of Maryland Federal are referred.


Authorized Capital Stock

     BB&T

     BB&T's authorized capital stock consists of 500,000,000 shares of BB&T Common Stock and 5,000,000 shares of BB&T Preferred Stock. The BB&T Articles authorize the BB&T Board to issue shares of BB&T Preferred Stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T Preferred Stock in each such series. As of March 31, 1998, 141,681,441 shares of BB&T Common Stock were outstanding. No shares of BB&T Preferred Stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "DESCRIPTION OF BB&T CAPITAL STOCK -- Shareholder Rights Plan."


     Maryland Federal

     Maryland Federal's authorized capital stock consists of 15,000,000 shares of Maryland Federal Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Maryland Federal Preferred Stock"). As of the Record Date, 6,571,961 shares of Maryland Federal Common Stock were outstanding. No shares of Maryland Federal Preferred Stock were issued and outstanding as of such date, although 100,000 shares of Maryland Federal Preferred Stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with Maryland Federal's shareholder rights plan.


Special Meetings of Shareholders and Action by Shareholders without a Meeting

     BB&T

     Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board. Under the NCBCA, shareholders of a North Carolina corporation may take action without a meeting by one or more written consents signed by all shareholders entitled to vote on the matter in question, provided that any required notice is given to any shareholders not entitled to vote on such matter.


     Maryland Federal

     Special meetings of the shareholders of Maryland Federal may be called at any time by (i) the affirmative vote of a majority of the Maryland Federal Board, (ii) the Chairman of the Maryland Federal Board or (iii) the President of Maryland Federal and, subject to the MGCL, special meetings of shareholders shall be called upon the written request of the holders of at least one-fourth of the votes entitled to be cast at the meeting. Any action required to be taken at a meeting of shareholders of Maryland Federal, or any other action which may be taken at a meeting of such shareholders, may be taken without a meeting if (i) a consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter thereof and filed with the Secretary of Maryland Federal and
(ii) a waiver in writing of any right to dissent shall be given by all shareholders entitled to notice of a meeting but not entitled to vote thereat.


Directors

     BB&T

     The BB&T Articles and the BB&T Bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 22 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under the BB&T Articles and the BB&T Bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.


     Maryland Federal

     The Maryland Federal Bylaws provide that the Maryland Federal Board shall consist of not less than five nor more than 15 members as determined by a vote of a majority of the Maryland Federal Board. Currently, the Maryland Federal Board consists of seven directors. The Maryland Federal Board is divided into three classes, with directors serving staggered three-year terms. Under the Maryland Federal Articles and the Maryland Federal Bylaws, Maryland Federal directors may be removed only for cause by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote generally in an election of directors. Holders of Maryland Federal Common Stock do not have cumulative voting rights in the election of directors.


Dividends and Other Distributions

     BB&T

     The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T Common Stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.


     Maryland Federal

     The MGCL prohibits a Maryland corporation from making any distributions to shareholders, including the payment of cash dividends, if either (a) the corporation would not be able to pay its indebtedness as it becomes due in the usual course of business or (b) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution. Maryland Federal is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of Maryland Federal to pay distributions to the holders of Maryland Federal Common Stock may depend, however, upon the amount of dividends its savings bank subsidiary, which is subject to the restrictions imposed by regulatory authorities, pays to Maryland Federal.


Notice of Shareholder Nominations and Shareholder Proposals

     BB&T

     The BB&T Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or a committee thereof, of candidates for election as directors. The BB&T Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

     Similarly, a shareholder must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of the shareholder's intention to make a proposal for consideration at the next annual meeting. The notice must contain:
(a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

 Maryland Federal

     Article IV, Section 4.14 of the Maryland Federal Bylaws governs nominations for election to the Maryland Federal Board and requires all such nominations for election, other than those made by the Maryland Federal Board or a committee appointed by the Maryland Federal Board, to be made pursuant to timely notice in writing to the Secretary of Maryland Federal, as set forth in
Section 4.14. See "ELECTION OF DIRECTORS -- Stockholder Nominations."

     Shareholder proposals which are not submitted for inclusion in Maryland Federal's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.15 of the Maryland Federal Bylaws, which provides that to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Maryland Federal Board,
(b) otherwise properly brought before the meeting by or at the direction of the Maryland Federal Board, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Maryland Federal. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of Maryland Federal not less than 60 days prior to the anniversary date of the mailing of proxy materials by Maryland Federal in connection with the immediately preceding annual meeting of shareholders. A shareholder's notice must set forth as to each matter the shareholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting and (b) certain other information set forth in the Maryland Federal Bylaws.


Exculpation and Indemnification

     BB&T

     The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. The BB&T Articles provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. The BB&T Bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.


     Maryland Federal

     The MGCL requires that a director of a Maryland corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The MGCL also provides that a corporation's charter may include a provision expanding or limiting the personal liability of a director or officer to the corporation or its shareholders as described under Section 5-418 of the Courts and Judicial Proceedings Article, which generally provides that liability may not be limited (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (b) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Maryland Federal Articles provide that a director or officer of Maryland Federal shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer, except to the extent that a director's or officer's liability may not be limited by law. Under the MGCL, a corporation may indemnify any director or officer made a party to any proceeding unless it is established that (a) the director's or officer's act or omission was material to the cause of action and was committed in bad faith or resulted from active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, a director or officer who is successful, on the merits or otherwise, in any proceeding must be indemnified by the corporation for reasonable expenses (including attorneys' fees). The Maryland Federal Articles provide that Maryland Federal shall indemnify its directors, officers and employees to the maximum extent permitted by the MGCL.

Mergers, Share Exchanges and Sales of Assets

     BB&T

     The NCBCA generally requires that any merger, share exchange or sale of substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the Merger) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See " -- Anti-takeover Statutes."


     Maryland Federal

     The MGCL generally requires that any merger, share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business be approved by at least two thirds of the votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of votes entitled to be cast by on the matter). Maryland Federal also is subject to certain statutory anti-takeover provisions. See " -- Anti-takeover Statutes."


Anti-takeover Statutes

     BB&T

     The North Carolina Control Share Acquisition Act (the "Control Share Act") applies to BB&T. The Control Share Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The Control Share Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

     In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act, which requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements.


     Maryland Federal

     The MGCL establishes special requirements with respect to a "business combination" between a Maryland corporation and an "interested stockholder," unless exemptions are applicable. "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, a Maryland corporation may not engage in certain business combinations with any interested stockholder (or its affiliates) for a period of five years after the most recent date on which the stockholder became an interested stockholder. After such five-year period, business combinations with interested stockholders must be recommended by the board of directors and approved by (a) the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and (b) at least two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interest stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote.

     The MGCL also imposes limitations on the voting rights of "control shares" acquired in a "control share acquisition." The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b)
33 1/3% or more but less than a majority; or (c) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," of such special meeting (and, if requested by the board of directors, a bond to secure such undertaking). In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, subject to certain conditions and limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the articles of incorporation or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares at a special meeting of shareholders that results in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that an articles of incorporation or bylaw provision is adopted for such purpose prior to the control share acquisition.


Amendments to Articles of Incorporation and Bylaws

     BB&T

     The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is affirmatively approved by a majority of the votes cast within each voting group entitled to vote. The BB&T Articles and BB&T Bylaws also require the affirmative vote of two thirds of the outstanding shares entitled to vote to approve an amendment to the BB&T Articles or BB&T Bylaws amending, altering or repealing the portions of such articles or bylaws relating to classification and staggered terms of the board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its shareholders, and the BB&T Articles authorize the BB&T Board to amend the BB&T Bylaws.


     Maryland Federal

     Under the MGCL, unless otherwise provided in the corporation's charter, a proposed charter amendment requires an affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The MGCL also provides that the power to adopt, alter, and repeal a Maryland corporation's bylaws is vested in the shareholders, except to the extent that the charter or the bylaws vest such power in the board of directors. No amendment to the Maryland Federal Articles generally may be made unless it is first proposed by the Maryland Federal Board and thereafter approved by the holders of two thirds of the outstanding shares of Maryland Federal entitled to vote generally in an election of directors, provided that unless approved by a resolution adopted by the affirmative vote of two thirds of the directors then in office, the affirmative vote of the holders of at least three quarters of the outstanding shares of Maryland Federal entitled to vote generally in an election of directors shall be required to amend the provisions of the Maryland Federal Articles dealing with preemptive rights, directors, liability of directors and officers, indemnification and amendment of the Maryland Federal Articles and the Maryland Federal Bylaws. The Maryland Federal Articles and the Maryland Federal Bylaws provide that the Maryland Federal Bylaws may be amended by the affirmative vote of a majority of the Maryland Federal Board or by the affirmative vote of the holders of not less than two thirds of the shares of Maryland Federal entitled to vote generally in an election of directors.


Shareholders' Rights of Dissent and Appraisal

     BB&T

     Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his shares in the event of, any of the following corporate transactions: (a) consummation of a plan of merger to which the corporation is a party, unless (i) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (ii) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (iii) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares; (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year; (d) an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of shares to vote on any matter; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (i) cash, (ii) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (iii) a combination of cash and such shares.

     A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.


     Maryland Federal

     Under the MGCL, except as otherwise provided therein, objecting shareholders have the right to demand and receive payment of the "fair value" of their stock in the event of (a) a merger or consolidation, (b) a share exchange, (c) a transfer of all or substantially all assets not in the ordinary course of business, (d) an amendment to the charter that alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the shareholder's rights, unless the right to do so is preserved by the charter, (e) certain business combinations or (f) an approval by the shareholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the MGCL, shareholders do not have appraisal rights if, among other things, the stock is listed on the Nasdaq National
Market: (a) with respect to a merger of a 90% or more owned subsidiary into its parent, on the date notice of such merger is given or waived, or (b) with respect to any other transaction, on the record date for determining shareholders entitled to vote on the transaction.

     A shareholder who has the right to object to a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the MGCL in order to maintain such right and obtain such payment.

     Holders of Maryland Federal Common Stock do not have appraisal rights in connection with the Merger because, as of the Record Date, shares of Maryland Federal Common Stock were listed on the Nasdaq National Market.


Liquidation Rights

     BB&T

     In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T Common Stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

     Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T Preferred Stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (i) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (ii) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations from mutual to stock form.


     Maryland Federal

     The rights of holders of Maryland Federal Common Stock upon liquidation are virtually identical to those of holders of BB&T Common Stock.

                             ELECTION OF DIRECTORS
                                (Proposal Two)

Nominees for Director

     Pursuant to a resolution adopted by the Maryland Federal Board, the number of directors of Maryland Federal has been set at seven. The Maryland Federal Bylaws provide that the Maryland Federal Board shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years or until their successors are elected and qualified, and one class of directors is to be elected annually. There are no arrangements or understandings between Maryland Federal and any person pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of Maryland Federal by blood, marriage or adoption.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Meeting, the Maryland Federal Board, as proxies, will nominate and vote for any replacement nominee or nominees recommended by the Maryland Federal Board. At this time, the Maryland Federal Board knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.


Nominees for Terms Expiring in 2001



                                                  Principal Occupation During                  Director
Name                         Age                      the Past Five Years                      Since(1)
--------------------------- ----- ----------------------------------------------------------- ---------
      Richard B. Bland       66   Chairman of the Board of Maryland Federal since               1980
                                  incorporation; Chairman of the Board of MFB since
                                  October 1987, and General Counsel; Senior Partner, law
                                  firm of Lancaster, Bland, Eisele and Herring, Hyattsville,
                                  Maryland.
      Robert H. Halleck      55   Director of Maryland Federal and MFB; President and           1982
                                  Chief Executive Officer of Maryland Federal since
                                  incorporation; President and Chief Executive Officer of
                                  MFB since October 1987.
      Willie L. Harkless, Sr 65   Director of Maryland Federal and MFB; owner of                1997
                                  Harkless Construction Company.

The Maryland Federal Board recommends that stockholders vote "FOR" election of the above nominees as directors.


          MEMBERS OF THE MARYLAND FEDERAL BOARD CONTINUING IN OFFICE


Directors Whose Terms Expire in 1999



                                               Principal Occupation During                Director
Name                       Age                     the Past Five Years                    Since (1)
------------------------- ----- -------------------------------------------------------- ----------
      Thomas H. Welsh, III 52   Director of Maryland Federal and MFB; Self-employed as      1986
                                a real estate developer and builder in Prince George's
                                County, Maryland.
      A. William Blake, Jr 59   Director of Maryland Federal and MFB; Executive Vice        1990
                                President of Maryland Federal and MFB since November
                                1989.

Directors Whose Terms Expire in 2000



                                          Principal Occupation During                Director
Name                  Age                     the Past Five Years                    Since(1)
-------------------- ----- -------------------------------------------------------- ---------
  Richard R. Mace     59   Director of Maryland Federal and MFB; Self-employed as     1977
                           a sporting goods dealer in Potomac, Maryland.
  David A. McNamee    73   Director of Maryland Federal and MFB; President, law       1973
                           firm of McNamee, Hosea, Jernigan and Kim, P.A.,
                           Greenbelt, Maryland; Director, Allied Fund, Inc.,
                           Greenbelt, Maryland, since 1956; Director, National
                           Harmony Memorial Park, Inc., Hyattsville, Maryland,
                           since 1961.

---------
(1) Includes term as a director of MFB. All directors of Maryland Federal currently serve as directors of MFB.

Stockholder Nominations

     Article IV, Section 4.14 of the Maryland Federal Bylaws governs nominations for election to the Maryland Federal Board and requires all nominations for election to the Maryland Federal Board, other than those made by the Board or a committee appointed by the Maryland Federal Board, to be made pursuant to timely notice in writing to the Secretary of Maryland Federal, as set forth in Section 4.14. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Maryland Federal not later than (i) with respect to an election to be held at an annual meeting of stockholders, 60 days prior to the anniversary date of the mailing of proxy materials by Maryland Federal in connection with the immediately preceding annual meeting of stockholders of Maryland Federal, and
(ii) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders. Each written notice of a stockholder nomination must set forth certain information specified in Maryland Federal's Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Maryland Federal Bylaws.


Board Meetings and Committees

     The Maryland Federal Board generally meets monthly. The Maryland Federal Board met 16 times during the fiscal year ended February 28, 1998. The Maryland Federal Board maintains standing audit, compensation and nominating committees. No director of Maryland Federal attended fewer than 75% in the aggregate of the meetings of the Maryland Federal Board held during fiscal 1998 and the total number of meetings held by all committees of the Maryland Federal Board on which he or she served during the year.

     The Audit Committee of the Maryland Federal Board examines and reviews the affairs and reports of Maryland Federal as well as reports of independent auditors. The Audit Committee, which met five times in fiscal 1998, consists of Messrs. McNamee (Chairman), Mace, Welsh and Harkless.

     The Compensation Committee of the Maryland Federal Board reviews existing compensation, investigates new and different forms of compensation and makes recommendations with respect thereto to the Maryland Federal Board. The Compensation Committee, which met one time in fiscal 1998, consists of Messrs. Bland, McNamee, Mace and Welsh.

     The Nominating Committee of Maryland Federal selects nominees for election as directors of Maryland Federal. The Nominating Committee, which met one time during fiscal 1998, consists of the whole Maryland Federal Board.


Compensation of Directors

     Directors of Maryland Federal generally receive no fees from Maryland Federal for attending Board or committee meetings of Maryland Federal, although such meetings are generally held in conjunction with comparable meetings of MFB for which fees are paid. Directors of MFB (other than directors who are also executive officers) receive fees of $1,250 per Board meeting of MFB attended. Directors who are executive officers do not receive fees for attendance at Board meetings. Members of MFB's Audit Committee receive fees of $1,000 per committee meeting attended. In addition, Richard B. Bland, Chairman of the Board of Maryland Federal and MFB, is paid additional compensation of $2,500 per month by MFB.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (Proposal Three)

     The Maryland Federal Board has appointed Stoy, Malone & Company, P.C. as independent auditors for Maryland Federal for the fiscal year ending February 28, 1999 if the Merger is not completed, and has further directed that the selection of such auditors be submitted for ratification by the stockholders at the Meeting. Maryland Federal has been advised by Stoy, Malone & Company, P.C. that neither the firm nor any of its associates has any relationship with Maryland Federal, MFB or its subsidiary other than the usual relationship that exists between independent public accountants and clients. Stoy, Malone & Company, P.C. will have one or more representatives at the Meeting who will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

     The Maryland Federal Board recommends that stockholders vote "FOR" ratification of the appointment of Stoy, Malone & Company, P.C. as independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed.

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following sets forth information with respect to executive officers of Maryland Federal and/or MFB who do not serve on the Maryland Federal Board. There are no arrangements or understandings between Maryland Federal or MFB and any person pursuant to which such person has been elected as an officer.

     DAVID E. BAKER (age 52) -- Mr. Baker is Senior Vice President and Chief Lending Officer of MFB and has served as such since December 1989. From December 1985 to November 1989, Mr. Baker was Senior Vice President with James Madison Mortgage Company. Prior to December 1985, Mr. Baker was a Vice President of MFB.

     NANCY B. COHEN (age 48) -- Ms. Cohen is Senior Vice President and Director of Human Resources of MFB. She joined MFB in 1987 and was named Senior Vice President in March 1994.

     CLARICE M. GEORGE (age 64) -- Ms. George is Senior Vice President, Deposit Administrator and Treasurer of MFB. She joined MFB in 1971 and was named Senior Vice President in 1988.

     LYNN B. HOUNSLOW (age 39) -- Ms. Hounslow is Senior Vice President, Treasurer and Chief Financial Officer of Maryland Federal and Senior Vice President and Comptroller of MFB. She joined Maryland Federal in 1993. Prior to joining Maryland Federal, Ms. Hounslow was a Partner with Stoy, Malone & Company, P.C., Bethesda, Maryland, a certified public accounting firm.

     RONALD R. O'BRIEN (age 54) -- Mr. O'Brien is Senior Vice President and head of Information Systems of MFB. He joined MFB in 1983 and was named Senior Vice President in 1986. Prior to joining MFB, Mr. O'Brien was Data Processing Operations Manager for Perpetual American Bank, F.S.B., Alexandria, Virginia.

     J. DIANE STEVENSON (age 50) -- Ms. Stevenson is Senior Vice President and Branch Coordinator of MFB. She joined MFB in 1976 and was named Senior Vice President in 1992.

             BENEFICIAL OWNERSHIP OF MARYLAND FEDERAL COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

     The following table sets forth the beneficial ownership of the Maryland Federal Common Stock as of the Record Date, and certain other information with respect to (i) any persons or entities, including any "group" as that term is used in Section 13(d) of the Exchange Act, who or which was known to Maryland Federal to be the beneficial owner of more than 5% of the issued and outstanding Maryland Federal Common Stock, (ii) each director of Maryland Federal, (iii) certain executive officers who are not directors and (iv) all directors and executive officers of Maryland Federal and MFB as a group.



                                           Amount and Nature
Name of Beneficial                           of Beneficial
Owner or Number of                          Ownership as of               Percent of
Persons in Group                          June 5, 1998(1)(2)     Maryland Federal Common Stock
--------------------------------------   --------------------   ------------------------------
      Robert I. Schattner, D.D.S.               529,888(3)                    8.0%
      5901 Montrose Road, Suite 12005
      Rockville, Maryland 20852
      First Manhattan Co.                       430,238(4)                    6.6
      437 Madison Avenue
      New York, New York 10022
      Directors:
      A. William Blake, Jr.                      89,476(5)                    1.4
      Richard B. Bland                          168,896(6)                    2.5
      Robert H. Halleck                          98,265(7)                    1.5
      Willie L. Harkless, Sr.                        --                        --
      Richard R. Mace                            91,354(8)                    1.4
      David A. McNamee                          115,180(9)                    1.7
      Thomas H. Welsh, III                      122,062(10)                   1.8
      Executive Officer:
      David E. Baker                             47,057(11)                     *
      All directors and                         805,697(12)                  11.6
      executive officers as
      a group (13 persons)

---------
     * Represents less than 1% of the outstanding Maryland Federal Common
Stock.

(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Maryland Federal Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Maryland Federal Common Stock which may be acquired within 60 days of the Record Date pursuant to the exercise of outstanding stock options. Shares of Maryland Federal Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Maryland Federal Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Maryland Federal Common Stock owned by any other person or group.

(3) Based on a Schedule 13D filed under the Exchange Act, as amended, Mr. Schattner, D.D.S. has sole voting power and sole dispositive power over the indicated shares. II.

(4) Based on a Schedule 13G filed under the Exchange Act, First Manhattan Co. has sole voting power and sole dispositive power over 366,672 shares, shares voting power over 61,824 shares and shares dispositive power over 63,566 shares.

(5) Includes 33,659 shares jointly owned by Mr. Blake and his spouse, with whom voting and dispositive power is shared and 51,817 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(6) Includes 10,306 shares owned jointly by Mr. Bland and his spouse, with whom voting and dispositive power is shared, and 54,100 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(7) Includes 44,905 shares held by Mr. Halleck's spouse and 48,400 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(8) Includes 4,854 shares held in Mr. Mace's Keogh account and 54,100 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(9) Includes 54,100 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(10) Includes 4,060 shares held by Mr. Welsh's spouse, 8,314 shares owned by Mr. Welsh as trustee and 54,100 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Record Date.

(11) Includes 14,640 shares jointly owned by Mr. Baker and his spouse, with whom voting and dispositive power is shared, and 23,000 shares which may be acquired upon the exercise of stock options exercisable with 60 days of the Record Date.

(12) Includes 385,534 shares which may be acquired by all directors and executive officers as a group upon the exercise of stock options exercisable within 60 days of the Record Date.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires Maryland Federal's directors and executive officers, and persons who own more than 10% of the Maryland Federal Common Stock, to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Directors, officers and greater than 10% stockholders are required by regulation to furnish Maryland Federal with copies of all forms they file under
Section 16(a). Maryland Federal knows of no person who owns 10% or more of the Maryland Federal Common Stock.

     Based solely on a review of the copies of such forms furnished to Maryland Federal, Maryland Federal believes that during fiscal 1998, all Section 16(a) filing requirements applicable to its directors and executive officers were complied with.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth a summary of certain information concerning the compensation awarded or paid by Maryland Federal for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and other executive officers of Maryland Federal and MFB whose total compensation during the last fiscal year exceeded $100,000.



                                      Annual Compensation
                        ------------------------------------------------
                                                                           Long Term
                                                             Other        Compensation
Name and                 Fiscal                             Annual         Awards (3)      All Other
Principal Position        Year    Salary (1)   Bonus   Compensation (2)     Options     Compensation (4)
----------------------- -------- ------------ ------- ------------------ ------------- -----------------
Robert H. Halleck        1998      $273,653     --           --                  --          $3,750
President and Chief      1997       242,667     --           --              30,000           3,678
Executive Officer        1996       216,523     --           --              39,900           4,582
A. William Blake, Jr.    1998      $170,440     --           --                  --          $3,750
Executive Vice           1997       156,707     --           --              20,000           3,814
President                1996       150,731     --           --              29,400           3,771
David E. Baker           1998      $123,417     --           --                  --          $3,395
Senior Vice President    1997       118,132     --           --               6,000           2,996
                         1996       109,535     --           --              14,700           2,953

---------
(1) Includes amounts deferred by the named executive officer pursuant to Maryland Federal's Savings 401(k) Plan which allows employees to defer up to 15% of compensation, up to the maximum established by law.

(2) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Maryland Federal-owned automobiles. In the opinion of management of Maryland Federal, the costs to Maryland Federal of providing such benefits to such executive officers during the year ended February 28, 1998 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such individual. Does not include the value of the discount on shares of Maryland Federal Common Stock purchased pursuant to Maryland Federal's
    1988 Employee Stock Purchase Plan.

(3) Consists of awards granted pursuant to Maryland Federal's Key Employee Stock Compensation Program, the 1989 Stock Option and Stock Appreciation Rights Plan, the 1992 Stock Incentive Plan or the 1995 Stock Option Plan.

(4) Consists of matching contributions by Maryland Federal on behalf of the named executive officer pursuant to Maryland Federal's Savings 401(k) Plan.


Aggregated Option Exercises and Year-End Option Values

     The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended February 28, 1998 and options held at February 28, 1998.



                                                          Number of Unexercised         Value of Unexercised
                                Shares                     Options at Year End          Options Year End (1)
                             Acquired on     Value    ----------------------------- ----------------------------
Name                           Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------- ------------- ----------- ------------- --------------- ------------- --------------
   Robert H. Halleck ......    10,500      $157,826      55,500         33,300       $1,227,156      $643,113
   A. William Blake, Jr. ..     2,300        57,943      55,267         23,133        1,261,777       449,389
   David E. Baker .........     8,400       209,664      20,200          8,900          460,008       180,858

---------
(1) Based on a per share market price of $35.94 at February 28, 1998.


Pension Plan

     MFB maintains a qualified, defined benefit, noncontributory retirement plan in which all full-time employees are eligible to participate after attaining a minimum age and meeting a required period of service. The Maryland Federal Pension Plan provides for monthly payments to, or on behalf of, each covered employee upon retirement at age 65, or disability, or death, with the benefits based upon the employee's highest five-year average annual salary and length of service. The Maryland Federal Pension Plan recently was amended to provide benefits based on 50% of an employee's highest five-year average annual salary, as opposed to 60%, and to increase the length of service which is necessary to obtain full benefits from 15 years to 30 years.

     The following table sets forth, in straight-line annuity amounts, the estimated annual benefits payable upon retirement to participants at normal retirement age (65), in the average five-years salary and years of credited service classifications specified. The benefits listed in the table are based on 60% of an employee's highest five-year average salary, which Maryland Federal believes is more representative of the benefits to be received by employees who will be retiring in the near future. The indicated benefits are not subject to any deduction for social security or other offset amounts.


                               PENSION PLAN TABLE



                                Years of Service
                   -------------------------------------------
Remuneration           15         20         30         40
------------------ ---------- ---------- ---------- ----------
$100,000 .........  $31,020    $41,360    $62,040    $62,040
 125,000 .........   38,775     51,700     77,550     77,550
 150,000 .........   46,530     62,040     93,060     93,060
 175,000 .........   49,632     66,176     99,264     99,264
 200,000 .........   49,632     66,176     99,264     99,264
 225,000 .........   49,632     66,176     99,264     99,264
 250,000 .........   49,632     66,176     99,264     99,264
 275,000 .........   49,632     66,176     99,264     99,264
 300,000 .........   49,632     66,176     99,264     99,264
 325,000 .........   49,632     66,176     99,264     99,264

     The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the Internal Revenue Service) for calculating contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $130,000.

     At February 28, 1998, Messrs. Halleck, Blake and Baker had 26, 33 and 24 years, respectively, of credited service under the Maryland Federal Pension Plan.


Non-Qualified Executive Deferred Compensation Plan

     As of May 16, 1996, Maryland Federal established a Non-Qualified Executive Deferred Compensation Plan (the "Plan") to provide deferred compensation to Mr. Halleck in order to compensate him for reduced retirement benefits payable under MFB's Pension Plan due to limitations imposed by the Code. Pursuant to the Plan, Maryland Federal shall make annual contributions in the amount of $65,000 to a trust (the "Trust"), which Maryland Federal established in conjunction with the Plan. Maryland Federal shall make such contributions to the Trust every year, commencing with the calendar year ended December 31, 1995, and continuing until Mr. Halleck's retirement or other termination of employment. However, Maryland Federal shall make no contributions in any year in which Mr. Halleck provides less than 1,000 hours of service. The deferred amounts shall be payable in installments following Mr. Halleck's retirement, death or disability.


Compensation Committee

     The Compensation Committee of the Maryland Federal Board (the "Committee") currently consists of the five independent outside directors of Maryland Federal. The Committee has been designated by the Maryland Federal Board with the responsibility of administering Maryland Federal's executive compensation program. No member of the Committee is a current or former officer or employee of Maryland Federal or any of its subsidiaries. The report of the Committee with respect to compensation for the Chief Executive Officer and all other executive officers is set forth below.


Report of the Compensation Committee

     The goals of the Committee are to assist Maryland Federal and its subsidiary in attracting and retaining qualified management, motivating executives to achieve performance goals established by the Maryland Federal Board, and to ensure that the financial interests of Maryland Federal's management and shareholders are congruent.

     The Committee considers the following in setting the compensation of the Chief Executive Officer and the other executive officers of Maryland Federal:

     (1) The overall performance during the fiscal year after adjusting for economic conditions occurring during the year.

   (2) The individual performance appraisals of the officers and their contributions toward meeting Maryland Federal's performance goals, maintenance of loan quality and capital ratios, and other objectives as established by the Maryland Federal Board.

   (3) The compensation levels of similar positions of executives at other peer group companies, defined as thrift institutions of similar size and operating characteristics, operating within the Middle Atlantic Region. The Committee also considers the overall compensation level of all employees of Maryland Federal with the intent that the salary of the Chief Executive Officer of Maryland Federal shall not exceed ten times the amount of the average salary of all employees of Maryland Federal.

     The compensation arrangements adopted by the Committee include three components: (1) a base salary, (2) incentive stock options, and (3) a bonus set at the same percentage as that given to all Company employees if Maryland Federal performance is judged to warrant such a bonus.

     The Committee encourages all executives of Maryland Federal to commit a portion of their base salary to the purchase of Maryland Federal Common Stock through the Employee Stock Purchase Plan. The belief is that substantial ownership encourages management to take action favorable to shareholders of Maryland Federal.

     In October 1997, the Compensation Committee set Mr. Halleck's base salary at $283,500 for the next 12 months, which was a 13% increase over his previous base salary. At this level, Mr. Halleck's salary is approximately 7.4 times the average Maryland Federal salary. The Committee felt the adjustment this year was justified by the efficiency results being achieved in the current fiscal year, the substantial increase in Maryland Federal's core profitability, and a comparative salary survey which showed that at the new salary level, Mr. Halleck's compensation would still be only 47% of the Chief Executive Officer salaries within Maryland Federal's peer groups.

     Recommendations regarding the base salary of Maryland Federal officers other than Mr. Halleck are made to the Committee by Mr. Halleck and are subject to its approval. Recommendations are made based on a review of their performance and their attainment of mutually agreed upon goals.

   This report has been prepared by members of the Compensation Committee.
                                Members of this Committee are:

                                Richard B. Bland
                                David A. McNamee
                                Richard R. Mace
                                Thomas H. Welsh, III


Performance Graph

     The following graph compares the yearly cumulative total return of the Maryland Federal Common Stock over a five year measurement period with (i) the yearly cumulative total return on the stocks included in the Nasdaq National Market and (ii) the yearly cumulative total return on the stocks included in the Standard Industrial Classification ("SIC") Code for federally chartered savings institutions as reported by Media General Financial Services, Richmond, Virginia. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

                     Compare 5-Year Cumulative Total Return
                      Among Maryland Federal Bancorp, Inc.
                     NASDAQ Market Index and SIC Code Index

[Performance graph appears here with the following plot points]


                                     1993      1994      1995      1996      1997      1998

Maryland Federal Bancorp, Inc.       100.00    120.14    123.51    152.18    199.98     391.73
NASDAQ Market Index                  100.00    107.36    117.96    161.18    242.95     360.83
SIC Code Index                       100.00    127.41    121.65    167.97    201.61     274.20



                     Assumes $100 Invested in Mar. 1, 1993
                          Assumes Dividends Reinvested
                        Fiscal Year Ended Feb. 28, 1998

Employment Agreements

     Maryland Federal and MFB have entered into a three-year employment agreement with Robert H. Halleck, President and Chief Executive Officer of Maryland Federal and MFB, which became effective May 1, 1991 and was amended in July 1993 (Maryland Federal and MFB are hereinafter sometimes collectively referred to as the "Employers"). MFB has also entered into a three-year employment agreement with Mr. Blake, which became effective April 1, 1993, and a two-year employment agreement with Mr. Baker, which became effective February 1, 1992. The agreements provide for a salary level which may be adjusted each year as determined by the Maryland Federal Board. Under such agreements, Messrs. Halleck, Blake and Baker currently receive annual base compensation of $283,500, $179,550 and $126,787, respectively. After the initial term, the agreements renew automatically for successive terms of one year each, unless either the Maryland Federal Board or the employee gives contrary written notice to the other not less than 45 days in advance of any annual anniversary date.

     The agreements may be terminated by the Employers for "just cause," as defined, at any time or upon the occurrence of certain events specified by OTS regulations. "Just cause" is defined in the agreements to mean termination for personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, willful violation of any law or regulation to be enforced by the OTS, willful violation of a final cease-and-desist order, willful or intentional breach or neglect by the employee of his duties under the agreement, persistent negligence or misconduct in the performance of such duties or material breach of any provision of the agreement, as determined by a court of competent jurisdiction or a federal or state regulatory agency having jurisdiction over the Employers.

     The agreements also provide for severance payments and other benefits in the event that the employee terminates his employment for "good reason." "Good reason" is defined in the agreements to mean: (i) a failure by the Employers to comply with any material provision of the agreement or, without the employee's written consent, the assignment to him of any duties inconsistent with his positions, duties, responsibilities and status with the Employers; or (ii) subsequent to a change in control of the Employers, as defined, and without the employee's written consent, the assignment to the employee of any duties inconsistent with his positions, duties, responsibilities and status with the Employers immediately prior to a change in control of the Employers, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a change in control of the Employers, any removal of the employee from or any failure to re-elect him to any of his positions, a reduction in his annual salary as in effect immediately prior to a change in control or as his salary may be increased from time-to-time, or the failure of the Employers to continue in effect any bonus, benefit or compensation plan or life, health, accident or disability plan in which he is participating at the time of a change in control of the Employers, or the taking of any actions by the Employers which adversely affects his participation in or materially reduces his benefits under any such plans, unless agreed to. The employment agreements define "change in control" to include any of the following: (i) any change in control required to be reported pursuant to Item 6(e) of Schedule 14A promulgated under the Exchange Act; (ii) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange
Act) of 25% or more of the combined voting power of the Employer's then outstanding securities; or (iii) during any period of two consecutive years, a change in the majority of the Maryland Federal Board for any reason unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     If the employee terminates his employment for good reason pursuant to clause (i) as described above, or if the agreement is terminated by the Employers for other than just cause, he would be entitled to a severance payment equal to the product of his monthly base salary in effect as of the date of termination multiplied by the number of months remaining in the term of employment under the agreement.

     If the employee terminates his employment for good reason pursuant to clause (ii) as described above, or if subsequent to a change in control, the Employers terminate his employment other than for just cause, then the Employers would provide severance payments to the employee in an amount equal to 2.99 times his average annual compensation for the preceding five calendar years. Average annual compensation includes base compensation and bonuses. Such severance payment is to be paid in a lump sum on or before the fifth day following the date of termination. If the employment is terminated during calendar 1998 pursuant to a change in control of the Employers, as defined, Messrs. Halleck, Blake and Baker would be entitled to receive a severance payment amounting to approximately $669,022, $424,771 and $331,171, respectively. The employment agreements further provide that, in the event of a change in control of the Employers, if the severance payments under the respective employment agreements, either alone or together with any other payments which the employee has a right to receive from the Employers, are deemed to constitute an "excess parachute payment" under Section 280G of the Code, the Employers shall reimburse the employee for any federal income tax liability which would not otherwise have been incurred by him.

     It is anticipated that the above-described employment agreements will be superseded by employment agreements entered into by the executives and BB&T-NC upon consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger -- Employment Agreements."


Indebtedness of Management

     MFB offers single-family residential mortgage loans and consumer loans to its directors, officers and employees. In the judgment of management, these loans do not involve more than the normal risk of collectibility. All loans, with the exception of mortgage and automobile loans, are made on exactly the same terms as those prevailing at the time for non-affiliated persons. For first trust mortgage loans, employees with at least one year of service with MFB are not charged an origination fee. For automobile loans, a rate is charged which is equal to 1% less than the rate which would be charged to a non-employee customer. In no case may this rate be below MFB's cost of funds. The preferential rates on mortgage and automobile loans are charged as long as the borrower remains employed by MFB. If the borrower ceases to be employed by MFB, the rate charged is increased to the market rate in effect at the inception of the loan.

     The following table sets forth information with respect to each director and executive officer of Maryland Federal and MFB and where appropriate their affiliates who had borrowings of $60,000 or greater from MFB during the period shown. All first mortgage loans are secured by the named individual's primary residence, unless otherwise indicated.




                                                                          Highest
                                                                         Principal
                                                                       Balance from
                                                                       March 1, 1997
                                                                            to           Balance at
                                                              Year     February 28,     February 28,      Interest
Name                              Type of Loan                Made         1998             1998            Rate
-------------------------------   ------------------------   ------   --------------   --------------   -----------
A. William Blake, Jr. .........   Mortgage                   1993        $130,019         $118,758          6.125%
                                  Home Equity LOC            1997          84,533               --             --
Robert H. Halleck .............   Mortgage                   1995         257,105          254,301          7.625
                                  Home Equity LOC            1995          18,125            4,173          8.50
Ronald R. O'Brien .............   Mortgage                   1987          67,219           63,269          7.515
J. Diane Stevenson ............   Mortgage                   1992          78,319           76,414          7.00
                                  Automobile                 1994          16,263               --             --
                                  Automobile                 1997          34,247           31,309          6.75
                                  Overdraft -- Unsecured     1989           2,367            2,296         15.0
                                  Overdraft -- Unsecured     1991           4,913            4,455         15.0
Clarice M. George .............   Mortgage                   1993         104,028          102,370          6.25
Richard B. Bland ..............   Mortgage                   1998         187,750          187,750          7.00
                                  Mortgage                   1993         189,052               --             --
                                  Home Equity LOC            1995          99,837           99,837          8.50
Beatrice Bland ................   Mortgage                   1997          58,100           57,963          7.25
Nancy B. Cohen ................   Mortgage                   1989         117,808          115,272          7.545
Richard R. Mace ...............   Mortgage                   1998         500,000          500,000          7.00
Lynn B. Hounslow ..............   Mortgage                   1997         167,900          163,753          7.50
                                  Mortgage                   1995         169,642               --             --
David E. Baker ................   Mortgage                   1998         134,700          134,700          6.50
                                  Home Equity LOC            1992           6,316            5,066          8.50

Certain Transactions

     The law firm of Lancaster, Bland, Eisele & Herring, in which Chairman of the Board Richard B. Bland is a partner, performs legal services for MFB in the ordinary course of business. For the year ended February 28, 1998, the firm received fees of $417,611 for services performed for MFB, in addition to fees which were paid by borrowers.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next annual meeting of stockholders, which will not be held if the Merger is completed, must be received at the main office of Maryland Federal, 3505 Hamilton Street, Hyattsville, Maryland 20782, no later than January 16, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders, if applicable. It is urged that any such proposals be sent by certified mail, return receipt requested.


                                OTHER BUSINESS

     The Maryland Federal Board is not aware of any business to come before the Meeting other than those matters described in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.


                                ANNUAL REPORTS

     A copy of Maryland Federal's Annual Report to Stockholders for the fiscal year ended February 28, 1998 accompanies or precedes this Proxy Statement/Prospectus. A copy of Maryland Federal's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 is available upon written or oral request in the manner set forth under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this Proxy Statement/Prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 19,000 shares of BB&T Common Stock.


                                    EXPERTS

     The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this Proxy Statement/Prospectus from BB&T's Current Report on Form 8-K dated May 13, 1998, which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1997, to reflect the acquisition of Life Bancorp, Inc. by BB&T on March 1, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Maryland Federal Bancorp, Inc. and Subsidiary which are incorporated in this Proxy Statement/Prospectus by reference from Maryland Federal's Annual Report on Form 10-K for the year ended February 28, 1998, have been audited by Stoy, Malone & Company, P.C., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                     APPENDIX I






                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION



                        MARYLAND FEDERAL BANCORP, INC.,
                    BB&T FINANCIAL CORPORATION OF VIRGINIA
                                      and
                               BB&T CORPORATION

                               TABLE OF CONTENTS



                                                                                                                      Page
                                                                                                                     ------
ARTICLE I
 DEFINITIONS .....................................................................................................     I-1
              1.1  Definitions .....................................................................................   I-1
              1.2  Terms Defined Elsewhere .........................................................................   I-4
ARTICLE II
 THE MERGER ......................................................................................................     I-4
              2.1  Merger ..........................................................................................   I-4
              2.2  Filing; Plan of Merger ..........................................................................   I-5
              2.3  Effective Time ..................................................................................   I-5
              2.4  Closing .........................................................................................   I-5
              2.5  Effect of Merger ................................................................................   I-5
              2.6  Further Assurances ..............................................................................   I-5
              2.7  Merger Consideration ............................................................................   I-6
              2.8  Conversion of Shares; Payment of Merger Consideration ...........................................   I-6
              2.9  Conversion of Stock Options .....................................................................   I-7
              2.10 Merger of Subsidiary ............................................................................   I-7
              2.11 Anti-Dilution ...................................................................................   I-7
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF MARYLAND FEDERAL ..............................................................     I-8
              3.1  Capital Structure ...............................................................................   I-8
              3.2  Organization, Standing and Authority ............................................................   I-8
              3.3  Ownership of Subsidiaries .......................................................................   I-8
              3.4  Organization, Standing and Authority of the Subsidiaries ........................................   I-8
              3.5  Authorized and Effective Agreement; Redemption of Rights or Termination of Rights Agreement .....   I-9
              3.6  Securities Filings; Financial Statements; Statements True .......................................   I-9
              3.7  Minute Books ....................................................................................  I-10
              3.8  Adverse Change ..................................................................................  I-10
              3.9  Absence of Undisclosed Liabilities ..............................................................  I-10
              3.10 Properties ......................................................................................  I-10
              3.11 Environmental Matters ...........................................................................  I-10
              3.12 Loans; Allowance for Loan Losses ................................................................  I-11
              3.13 Tax Matters .....................................................................................  I-11
              3.14 Employees; Compensation; Benefit Plans ..........................................................  I-12
              3.15 Certain Contracts ...............................................................................  I-14
              3.16 Legal Proceedings; Regulatory Approvals .........................................................  I-14
              3.17 Compliance with Laws; Filings ...................................................................  I-14
              3.18 Brokers and Finders .............................................................................  I-15
              3.19 Repurchase Agreements; Derivatives ..............................................................  I-15
              3.20 Deposit Accounts ................................................................................  I-15
              3.21 Related Party Transactions ......................................................................  I-15
              3.22 Certain Information .............................................................................  I-15
              3.23 Tax and Regulatory Matters ......................................................................  I-15
              3.24 State Takeover Laws .............................................................................  I-16
              3.25 Labor Relations .................................................................................  I-16
              3.26 Fairness Opinion ................................................................................  I-16
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BB&T ..........................................................................    I-16
              4.1  Capital Structure of BB&T .......................................................................  I-16
              4.2  Organization, Standing and Authority of BB&T ....................................................  I-16
              4.3  Authorized and Effective Agreement ..............................................................  I-16
              4.4  Organization, Standing and Authority of BB&T Subsidiaries .......................................  I-17
              4.5  Securities Documents; Statements True ...........................................................  I-17

                                                                          Page
                                                                         -----
  4.6   Financial Statements ...........................................  I-17
  4.7   Adverse Change .................................................  I-17
  4.8   Absence of Undisclosed Liabilities .............................  I-17
  4.9   Compliance with Laws ...........................................  I-18
  4.10  Certain Information ............................................  I-18
  4.11  Tax and Regulatory Matters .....................................  I-18
  4.12  Share Ownership ................................................  I-18
ARTICLE V
 COVENANTS ...........................................................    I-18
  5.1   Maryland Federal Shareholder Meeting ...........................  I-18
  5.2   Registration Statement; Proxy Statement/Prospectus .............  I-18
  5.3   Plan of Merger; Reservation of Shares ..........................  I-19
  5.4   Additional Acts ................................................  I-19
  5.5   Best Efforts ...................................................  I-19
  5.6   Certain Accounting Matters .....................................  I-19
  5.7   Access to Information ..........................................  I-20
  5.8   Press Releases .................................................  I-20
  5.9   Forbearances of Maryland Federal ...............................  I-20
  5.10  Employment Agreements ..........................................  I-22
  5.11  Affiliates .....................................................  I-22
  5.12  Employee Benefits ..............................................  I-22
  5.13  Directors and Officers Protection ..............................  I-23
  5.14  Forbearances of BB&T ...........................................  I-23
  5.15  Reports ........................................................  I-23
  5.16  Exchange Listing ...............................................  I-23
  5.17  Advisory Board for Maryland Region. ............................  I-23
  5.18  BB&T Rights Agreement ..........................................  I-24
ARTICLE VI
 CONDITIONS PRECEDENT ................................................    I-24
  6.1   Conditions Precedent -- BB&T and Maryland Federal ..............  I-24
  6.2   Conditions Precedent -- Maryland Federal .......................  I-24
  6.3   Conditions Precedent -- BB&T ...................................  I-25
ARTICLE VII
 TERMINATION, DEFAULT, WAIVER AND AMENDMENT ..........................    I-26
  7.1   Termination ....................................................  I-26
  7.2   Effect of Termination ..........................................  I-27
  7.3   Survival of Representations, Warranties and Covenants ..........  I-27
  7.4   Waiver .........................................................  I-27
  7.5   Amendment or Supplement ........................................  I-28
ARTICLE VIII
 MISCELLANEOUS .......................................................    I-28
  8.1   Expenses .......................................................  I-28
  8.2   Entire Agreement ...............................................  I-28
  8.3   No Assignment; Successors ......................................  I-28
  8.4   Notices ........................................................  I-28
  8.5   Specific Performance ...........................................  I-29
  8.6   Captions .......................................................  I-29
  8.7   Counterparts ...................................................  I-29
  8.8   Governing Law ..................................................  I-29
  8.9   Initial Merger Agreement .......................................  I-29
  8.10  BB&T Option Agreement ..........................................  I-29

ANNEXES

     Annex A   Form of Articles of Merger for North Carolina

     Annex B   Form of Articles of Merger for Maryland

     Annex C   Form of Employment Agreement with Robert H. Halleck

     Annex D   Form of Employment Agreements with David E. Baker, Nancy B.
   Cohen and J. Diane Stevenson

     Annex E   Form of Employment Agreements with Lynn B. Hounslow and Ronald
R. O'Brien

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of February 25, 1998, is among MARYLAND FEDERAL BANCORP, INC. ("Maryland Federal"), a Maryland corporation having its principal office at Hyattsville, Maryland, BB&T FINANCIAL CORPORATION OF VIRGINIA, a Virginia corporation having its principal office at Virginia Beach, Virginia ("BB&T Financial"), and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;


                                   RECITALS:

     By Agreement and Plan of Reorganization dated February 25, 1998 (the "Initial Merger Agreement"), Maryland Federal agreed to be merged with and into BB&T Financial. The parties have determined that it is in their best interest to restructure the merger contemplated in the Initial Merger Agreement to provide that Maryland Federal shall be merged with and into BB&T, and BB&T Financial shall no longer be a party to such transaction. Accordingly, the parties desire to amend and restate the Initial Merger Agreement such that Maryland Federal shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annexes A and B hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree to amend and restate the Initial Merger Agreement in its entirety as follows:


                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions

     When used herein, the capitalized terms set forth below shall have the following meanings:

     "Affiliate" means, with respect to any Person, any Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

     "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with BB&T Rights attached issued pursuant to the BB&T Rights Agreement.

     "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of February 25, 1998 under which BB&T has an option to purchase shares of Maryland Federal Common Stock, as amended from time to time, which shall be executed concurrently with execution of this Agreement.

     "BB&T Rights" shall mean rights issued by BB&T pursuant to the BB&T Rights Agreement.

     "BB&T Rights Agreement" shall mean the Rights Agreement, dated December 17, 1996, between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

     "BB&T Subsidiaries" shall mean all bank Subsidiaries of BB&T at the Effective Time.

     "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "Department" shall mean the Department of Assessments and Taxation of the State of Maryland.

     "Disclosed" shall mean disclosed in the Maryland Federal Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

     "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

     "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Advisor" shall mean Sandler O'Neill & Partners, L.P.

     "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1996, and (b) with respect to Maryland Federal, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Maryland Federal as of February 28, 1997, February 29, 1996 and February 28, 1995, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended February 28, 1997, February 29, 1996 and February 28, 1995 as filed by Maryland Federal in Securities Documents and
(ii) the consolidated statements of financial condition of Maryland Federal (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Maryland Federal with respect to periods ended subsequent to February 28, 1997.

     "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

     "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

     "IRS" shall mean the Internal Revenue Service.

     "Maryland Federal Common Stock" shall mean the shares of voting common stock, par value $.01 per share, of Maryland Federal, with Maryland Federal Rights attached issued pursuant to the Maryland Federal Rights Agreement.

     "Maryland Federal Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Maryland Federal Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by Maryland Federal to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section only if such disclosure is sufficient to put BB&T on notice that the disclosure is intended to be responsive with respect to such other Section.

     "Maryland Federal Rights" shall mean rights issued by Maryland Federal pursuant to the Maryland Federal Rights Agreement.

     "Maryland Federal Rights Agreement" shall mean the Rights Agreement, dated January 18, 1990, between Maryland Federal and Registrar and Transfer Company, as Rights Agent, relating to Maryland Federal's Series A Junior Participating Preferred Stock, par value $.01 per share.

     "Maryland Federal Subsidiaries" shall mean Maryland Federal Savings and Loan Association, any and all other Subsidiaries of Maryland Federal as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Maryland Federal after the date hereof and held as a Subsidiary by Maryland Federal at the Effective Time.

     "Material Adverse Effect" on BB&T or Maryland Federal shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Maryland Federal and the Maryland Federal Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Maryland Federal to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Maryland Federal taken with the prior written consent of the other in contemplation of the transactions contemplated hereby (including any actions taken by Maryland Federal pursuant to Section 5.6 hereof), (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger and (c) any effect with respect to either BB&T or Maryland Federal caused, in whole or in part, by the other.

     "MGCL" shall mean the General Corporation Law of the State of Maryland, as amended.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "OTS" shall mean the Office of Thrift Supervision.

     "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Maryland Federal to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

     "Registration Statement" shall mean the registration statement of BB&T (including the Proxy Statement/Prospectus) as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreements described under the definitions of "BB&T Common Stock" and "Maryland Federal Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

     "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, outstanding and unexercised on the date hereof to acquire shares of Maryland Federal Common Stock, aggregating 631,253 shares.

     "Stock Option Plans" shall mean Maryland Federal's 1992 Stock Incentive Plan, 1993 Directors' Stock Option Plan and 1995 Stock Option Plan.

     "Stock Purchase Plan" shall mean Maryland Federal's 1988 Employee Stock Purchase Plan.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

     "TILA" shall mean the Truth in Lending Act, as amended.


1.2 Terms Defined Elsewhere

     The capitalized terms set forth below are defined in the following sections:



         Agreement                          Introduction
         Articles of Merger                 Recitals
         BB&T                               Introduction
         BB&T Financial                     Introduction
         BB&T Option Agreement              Recitals
         BB&T Option Plan                   Section 2.9(a)
         BB&T Ratio                         Section 7.1(g)
         Closing                            Section 2.4
         Closing Date                       Section 2.4
         Constituent Corporations           Section 2.1
         Converted Value                    Section 7.1(g)
         Determination Date                 Section 7.1(g)
         Effective Time                     Section 2.3
         Exchange Ratio                     Section 2.7(a)
         Index Group                        Section 7.1(g)
         Index Price                        Section 7.1(g)
         Maryland Federal                   Introduction
         Maryland Federal Preferred Stock   Section 3.1
         Merger                             Recitals
         Merger Consideration               Section 2.7
         PBGC                               Section 3.14(b)(iv)
         Plan                               Section 3.14(b)(i)
         Plan of Merger                     Recitals
         Starting Date                      Section 7.1(g)
         Surviving Corporation              Section 2.1(a)

                                  ARTICLE II
                                  THE MERGER

2.1 Merger

     BB&T and Maryland Federal are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA. At the Effective
Time:

     (a) Maryland Federal shall be merged with and into BB&T in accordance with the applicable provisions of the MGCL and the NCBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of Maryland Federal shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.


2.2 Filing; Plan of Merger

     The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding the requisite number of shares of Maryland Federal. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Department as provided in
Section 3-107 of the MGCL and the Office of the Secretary of State of North Carolina as provided in Section 55-11-05 of the NCBCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Maryland Federal shall constitute adoption and approval of the Plan of Merger.


2.3 Effective Time

     The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Department and the Office of the Secretary of State of North Carolina (herein sometimes referred to as the "Effective Time").



2.4 Closing

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, or such later date as the parties may otherwise agree (the "Closing Date").


2.5 Effect of Merger

     From and after the Effective Time, the Merger shall have the effects specified in Section 55-11-06 of the NCBCA and Section 3-114 of the MGCL. Without limiting the foregoing, from and after the Effective Time, the separate existence of Maryland Federal shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other chooses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.


2.6 Further Assurances

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

     As used herein, the term "Merger Consideration" shall mean the portion of a whole share of BB&T Common Stock to be exchanged for each share of Maryland Federal Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Maryland Federal Common Stock, determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Maryland Federal Common Stock shall be in the ratio of .5975 shares of BB&T Common Stock for each share of Maryland Federal Common Stock, subject to adjustment in the manner set forth in this
Section 2.7(a) and pursuant to Sections 2.11 and 7.1(g) (the "Exchange Ratio"); provided, that if the product of the Exchange Ratio multiplied by the Average Closing Price (as defined in Section 7.1(g)) is less than $36.00, the Exchange Ratio shall be increased to the lesser of (i) the amount necessary to increase such product to $36.00, or (ii) .6102 (subject to potential adjustment pursuant to Section 7.01(g)).

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Average Closing Price. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.


2.8 Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Maryland Federal or the holders of record of Maryland Federal Common Stock, each share of Maryland Federal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Maryland Federal Common Stock (as provided in subsection (d) below), the Merger Consideration.

     (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Maryland Federal Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Maryland Federal Common Stock. With respect to any certificate for Maryland Federal Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Maryland Federal Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Maryland Federal shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Maryland Federal Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Maryland Federal in respect of shares of Maryland Federal Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Maryland Federal shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Maryland Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Maryland Federal Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Maryland Federal Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share of Maryland Federal Common Stock represented by such certificate.


2.9 Conversion of Stock Options

     (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted automatically into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan or successor plan thereto (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan; provided, however, that in no event shall the vesting, exercise and duration provisions of any Stock Option be less favorable following conversion to an option under the BB&T Option Plan than as provided under the individual stock option agreements as in effect under the applicable Stock Option Plan immediately preceding the Effective Time. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Maryland Federal Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent and (iii) no restrictions on transfers shall be placed on shares of BB&T Common Stock received through the exercise of the option, except to the extent that such restrictions would have been placed on such shares under the Stock Option Plans or are required by the Securities Laws. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. BB&T and Maryland Federal agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options, and such shares of BB&T Common Stock shall be registered under the Securities Act as of the Effective Time.


2.10 Merger of Subsidiary

     In the event that BB&T shall request, Maryland Federal shall take such actions, and shall cause the Maryland Federal Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Maryland Federal Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.


2.11 Anti-Dilution

     In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Exchange Ratio shall be proportionately adjusted.


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

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF MARYLAND FEDERAL

     Except as Disclosed, Maryland Federal represents and warrants to BB&T as follows (no representation or warranty herein of Maryland Federal shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under the applicable standard set forth in Section 6.3(a)):


3.1 Capital Structure

     The authorized capital stock of Maryland Federal consists of 15,000,000 shares of Maryland Federal Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock ("Maryland Federal Preferred Stock"). As of the date hereof, 6,481,912 shares of Maryland Federal Common Stock are issued and outstanding, and no shares of the Maryland Federal Preferred Stock are issued and outstanding. No other classes of capital stock of Maryland Federal, common or preferred, are authorized, issued or outstanding. All outstanding shares of Maryland Federal Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Maryland Federal Common Stock reserved in connection with the Stock Option Plans and the Stock Purchase Plan, (ii) shares of Series A Junior Participating Preferred Stock of Maryland Federal reserved for issuance pursuant to the Maryland Federal Rights Agreement, and (iii) 1,290,000 shares of Maryland Federal Common Stock reserved in connection with the BB&T Option Agreement. Maryland Federal has granted options to acquire 631,253 shares of Maryland Federal Common Stock under the Stock Option Plans, which options remain outstanding as of the date hereof. Except with respect to the Stock Purchase Plan and as set forth in this
Section 3.1, there are no Rights authorized, issued or outstanding with respect to the capital stock of Maryland Federal. Holders of Maryland Federal Common Stock do not have preemptive rights.


3.2 Organization, Standing and Authority

     Maryland Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Maryland Federal is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.


3.3 Ownership of Subsidiaries

     Section 3.3 of the Maryland Federal Disclosure Memorandum lists all of the Maryland Federal Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Maryland Federal (directly or indirectly), the percentage ownership interest so owned by Maryland Federal and its business activities. The outstanding shares of capital stock or other equity interests of the Maryland Federal Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Maryland Federal free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Maryland Federal Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Maryland Federal to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Maryland Federal Subsidiaries have been issued in violation of the preemptive rights of any person. Section
3.3 of the Maryland Federal Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Maryland Federal Subsidiaries) owned directly or indirectly by Maryland Federal.


3.4 Organization, Standing and Authority of the Subsidiaries

     Each Maryland Federal Subsidiary which is a depository institution is a federally chartered savings and loan association, the deposits of which are insured by the SAIF. Each of the Maryland Federal Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Maryland Federal Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction Disclosed with respect to it. No Maryland Federal Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5 Authorized and Effective Agreement; Redemption of Rights or Termination of Rights Agreement

     (a) Maryland Federal has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Maryland Federal shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Maryland Federal shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Maryland Federal, and each is enforceable against Maryland Federal in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Maryland Federal with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Maryland Federal or any Maryland Federal Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Maryland Federal or any Maryland Federal Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Maryland Federal or any Maryland Federal Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b) hereof, no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Maryland Federal of the Merger and the other transactions contemplated in this Agreement.

     (d) Effective prior to execution of this Agreement, Maryland Federal has taken all action necessary to amend the Maryland Federal Rights Agreement so that execution of this Agreement and the BB&T Option Agreement and consummation of the transactions contemplated herein and therein, including without limitation consummation of the Merger pursuant to this Agreement or acquisition of shares pursuant to the BB&T Option Agreement, shall not result in the grant of any Maryland Federal Rights to any person under the Maryland Federal Rights Agreement or enable or require any of the Maryland Federal Rights thereunder to be exercised, distributed or triggered.


3.6 Securities Filings; Financial Statements; Statements True

     (a) Maryland Federal has timely filed all Securities Documents required by the Securities Laws since February 28, 1994. Maryland Federal has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Maryland Federal with the Commission after February 28, 1994 and prior to the date hereof, which are all of the Securities Documents that Maryland Federal was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Financial Statements of Maryland Federal fairly present the consolidated financial position of Maryland Federal and the Maryland Federal Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

     (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Maryland Federal or any Maryland Federal Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

     The minute books of Maryland Federal and each of the Maryland Federal Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).


3.8 Adverse Change

     Since February 28, 1997, Maryland Federal and the Maryland Federal Subsidiaries have not incurred any liability except as disclosed in the most recent Maryland Federal Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Maryland Federal and the Maryland Federal Subsidiaries on a consolidated basis.


3.9 Absence of Undisclosed Liabilities

     All liabilities (including contingent liabilities) of Maryland Federal and the Maryland Federal Subsidiaries are disclosed in the most recent Financial Statements of Maryland Federal or were incurred in the ordinary course of its business since the date of Maryland Federal's most recent Financial Statements.



3.10 Properties

     (a) Maryland Federal and the Maryland Federal Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of Maryland Federal as of February 28, 1997 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.


     (b) All leases and licenses pursuant to which Maryland Federal or any Maryland Federal Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.


3.11 Environmental Matters

     (a) Maryland Federal and the Maryland Federal Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Maryland Federal nor any Maryland Federal Subsidiary has received any communication alleging that Maryland Federal or the Maryland Federal Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) There are no pending Environmental Claims, neither Maryland Federal nor any Maryland Federal Subsidiary has received notice of any pending Environmental Claims, and, to the best knowledge of Maryland Federal, there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Maryland Federal or any Maryland Federal Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Maryland Federal or any Maryland Federal Subsidiary has or may have retained or assumed, either contractually or by operation of law,
(iii) any real or personal property owned or leased by Maryland Federal or any Maryland Federal Subsidiary, or any real or personal property which Maryland Federal or any Maryland Federal Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Maryland Federal or any Maryland Federal Subsidiary holds a security interest securing a loan recorded on the books of Maryland Federal or any Maryland Federal Subsidiary. Neither Maryland Federal nor any Maryland Federal Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

     (c) Maryland Federal and the Maryland Federal Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Maryland Federal relating to all real and personal property owned or leased by Maryland Federal or any Maryland Federal Subsidiary and all real and personal property of which Maryland Federal or any Maryland Federal Subsidiary has or is judged to have managed or supervised or participated in the management of.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Maryland Federal or any Maryland Federal Subsidiary or against any person or entity whose liability for any Environmental Claim Maryland Federal or any Maryland Federal Subsidiary has or may have retained or assumed, either contractually or by operation of law.


3.12 Loans; Allowance for Loan Losses

     (a) All of the loans on the books of Maryland Federal and the Maryland Federal Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

     (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Maryland Federal are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.


3.13 Tax Matters

     (a) Maryland Federal and the Maryland Federal Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Maryland Federal nor any Maryland Federal Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Maryland Federal and the Maryland Federal Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Maryland Federal and the Maryland Federal Subsidiaries are complete and accurate. Neither Maryland Federal nor any Maryland Federal Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Maryland Federal or any Maryland Federal Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Maryland Federal or any Maryland Federal Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

     (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

     (d) Neither Maryland Federal nor any of the Maryland Federal Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Maryland Federal or a Maryland Federal subsidiary) or has any liability for taxes of any person (other than Maryland Federal and the Maryland Federal Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

     (e) Each of Maryland Federal and the Maryland Federal Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (f) Neither Maryland Federal nor any of the Maryland Federal Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 280G or 162(m) of the Code.


3.14 Employees; Compensation; Benefit Plans

     (a) Compensation. Maryland Federal has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Maryland Federal and of each Maryland Federal Subsidiary and each other person (in each case other than as an employee) to whom Maryland Federal or any Maryland Federal Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

     (b) Employee Benefit Plans.

      (i) Maryland Federal has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Maryland Federal or any Maryland Federal Subsidiary, to which Maryland Federal or any Maryland Federal Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Maryland Federal or any Maryland Federal Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

      (ii) Neither Maryland Federal nor any Maryland Federal Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

      (iii) None of the Plans obligates Maryland Federal or any Maryland Federal Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

      (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Maryland Federal or any Maryland Federal Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Maryland Federal nor any Maryland Federal Subsidiary has been required to post any security pursuant to
   Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Maryland Federal or any Maryland Federal Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

      (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

      (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Maryland Federal or any Maryland Federal Subsidiary is a member or was a member during such five-year period.

      (vii) As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

      (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Maryland Federal nor, to the best knowledge of Maryland Federal, any Maryland Federal Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Maryland Federal or any Maryland Federal Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

      (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

      (x) Maryland Federal and each Maryland Federal Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

      (xi) Neither Maryland Federal nor any Maryland Federal Subsidiary has a liability as of February 28, 1997 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Maryland Federal as of February 28, 1997 or otherwise Disclosed.

      (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Maryland Federal's or any Maryland Federal Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9 hereof.

      (xiii) With respect to each Plan, Maryland Federal has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

      (xiv) Each of the Plans as applied to Maryland Federal and any Maryland Federal Subsidiary may be amended or terminated at any time by action of Maryland Federal's Board of Directors, committee of the board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Maryland Federal or a Maryland Federal Subsidiary thereunder).


3.15 Certain Contracts

     (a) Neither Maryland Federal nor any Maryland Federal Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received or borrowings obtained in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Maryland Federal or any Maryland Federal Subsidiary or the guarantee by Maryland Federal or any Maryland Federal Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Maryland Federal or any Maryland Federal Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Maryland Federal or any Maryland Federal Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is materially altered, upon the occurrence of a transaction involving Maryland Federal of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this
Section 3.15(a) is in full force and effect as of the date hereof.

     (b) Neither Maryland Federal nor any Maryland Federal Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.


3.16 Legal Proceedings; Regulatory Approvals

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Maryland Federal, threatened against Maryland Federal or any Maryland Federal Subsidiary or against any asset, interest, plan or right of Maryland Federal or any Maryland Federal Subsidiary, or, to the best knowledge of Maryland Federal, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Maryland Federal, threatened against any present or former director or officer of Maryland Federal or any Maryland Federal Subsidiary that would reasonably be expected to give rise to a claim against Maryland Federal or any Maryland Federal Subsidiary for indemnification. There are no actual or, to the best knowledge of Maryland Federal, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Maryland Federal, no fact or condition relating to Maryland Federal or any Maryland Federal Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Maryland Federal or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.


3.17 Compliance with Laws; Filings

     Each of Maryland Federal and each Maryland Federal Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Maryland Federal nor any Maryland Federal Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Maryland Federal nor any Maryland Federal Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since

February 28, 1994, Maryland Federal and each of the Maryland Federal Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the OTS, Commission and the FDIC. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.


3.18 Brokers and Finders

     Neither Maryland Federal nor any Maryland Federal Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for fees to accountants and lawyers and an obligation to the Financial Advisor, the nature and extent of which have been Disclosed, for investment banking services.


3.19 Repurchase Agreements; Derivatives

     (a) With respect to all agreements currently outstanding pursuant to which Maryland Federal or any Maryland Federal Subsidiary has purchased securities subject to an agreement to resell, Maryland Federal or the Maryland Federal Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Maryland Federal or any Maryland Federal Subsidiary has sold securities subject to an agreement to repurchase, neither Maryland Federal nor the Maryland Federal Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither Maryland Federal nor any Maryland Federal Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

     (b) Neither Maryland Federal nor any Maryland Federal Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.


3.20 Deposit Accounts

     The deposit accounts of the Maryland Federal Subsidiaries that are depository institutions are insured by the SAIF to the maximum extent permitted by federal law, and the Maryland Federal Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the SAIF.


3.21 Related Party Transactions

     Maryland Federal has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof (other than deposit relationships and consumer loans entered into in the ordinary course of business and on arm's length terms), to which Maryland Federal or any Maryland Federal Subsidiary is a party with any director, executive officer or 5% shareholder of Maryland Federal or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Maryland Federal than could be obtained from unrelated parties.


3.22 Certain Information

     When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Maryland Federal to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Maryland Federal, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


3.23 Tax and Regulatory Matters

     Neither Maryland Federal nor any Maryland Federal Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or

(ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).


3.24 State Takeover Laws

     Maryland Federal and each Maryland Federal Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, including without limitation the provisions of Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL.


3.25 Labor Relations

     Neither Maryland Federal nor any Maryland Federal Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Maryland Federal or any Maryland Federal Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Maryland Federal or any Maryland Federal Subsidiary, pending or threatened, or to the best knowledge of Maryland Federal, is there any activity involving any employees of Maryland Federal or any Maryland Federal Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.


3.26 Fairness Opinion

     Maryland Federal has received from the Financial Advisor an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Maryland Federal from a financial point of view.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

     BB&T represents and warrants to Maryland Federal as follows (no representation or warranty herein of BB&T shall be deemed to be inaccurate unless the inaccuracy would permit Maryland Federal to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a)):


4.1 Capital Structure of BB&T

     The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 300,000,000 shares of BB&T Common Stock (or such larger number as shall be approved from time to time by the shareholders), of which 136,051,623 shares were issued and outstanding on December 31, 1997. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in
Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.


4.2 Organization, Standing and Authority of BB&T

     BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Bank Holding Company Act.


4.3 Authorized and Effective Agreement

     (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity (whether applied in a court of law or in equity), and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b) hereof, no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.


4.4 Organization, Standing and Authority of BB&T Subsidiaries

     Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.


4.5 Securities Documents; Statements True

     BB&T has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any BB&T Subsidiary to Maryland Federal contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


4.6 Financial Statements

     The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of any notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP consistently applied.


4.7 Adverse Change

     Since December 31, 1996, BB&T and the BB&T Subsidiaries on a consolidated basis have not incurred any liability except as disclosed on the most recent BB&T Financial Statements, or entered into any transactions with Affiliates, other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BB&T and the BB&T Subsidiaries on a consolidated basis.


4.8 Absence of Undisclosed Liabilities

     All liabilities (including contingent liabilities) of BB&T and the BB&T Subsidiaries are disclosed in the most recent Financial Statements of BB&T or on a consolidated basis incurred in the ordinary course of business since the date of BB&T's most recent Financial Statements.

4.9 Compliance with Laws

     Each of BB&T and the BB&T Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws) and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither BB&T nor any of the BB&T Subsidiaries has received any notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any of the BB&T Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understandor commitment, and none of them has received any communication requesting that they enter into any of the foregoing.


4.10 Certain Information

     When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Maryland Federal to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


4.11 Tax and Regulatory Matters

     Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in
Section 5.4(b) hereof or result in failure of the condition in Section 6.3(b) hereof.


4.12 Share Ownership

     As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Maryland Federal Common Stock.


4.13 Legal Proceedings; Regulatory Approvals

     There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent BB&T or Maryland Federal from obtaining all of the federal and state regulatory approvals contemplated herein.


                                   ARTICLE V
                                   COVENANTS

5.1 Maryland Federal Shareholder Meeting

     Maryland Federal shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of Maryland Federal agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Maryland Federal, recommend that Maryland Federal's shareholders vote for such approval; provided, that the Board of Directors of Maryland Federal may withdraw or modify such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Maryland Federal's shareholders following consideration of written advice of independent legal counsel to the effect that making such recommendation or failing to withdraw or modify such recommendation would more likely than not constitute a breach of the fiduciary duties of such Board to the shareholders of Maryland Federal.


5.2 Registration Statement; Proxy Statement/Prospectus

     As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Maryland Federal will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and at the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/ Prospectus. BB&T and Maryland Federal shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Maryland Federal shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Maryland Federal shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the MGCL.


5.3 Plan of Merger; Reservation of Shares

     At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T undertakes and agrees (i) to adopt the Plan of Merger; and (ii) to pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger.


5.4 Additional Acts

     (a) Maryland Federal agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not (i) change the amount or form of Merger Consideration, (ii) adversely affect the tax treatment of receiving the Merger Consideration, or (iii) abrogate the covenants and other agreements contained in this Agreement, including without limitation the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

     (b) As promptly as practicable after the date hereof, BB&T and Maryland Federal shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Maryland Federal and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

     (c) BB&T agrees that its Board of Directors or authorized Board committee shall approve prior to the Effective Time each grant of a converted option (as described in Section 2.9(a)) to any individual who, subsequent to consummation of the Merger, will be a director or officer of BB&T under Rule 16b-3 of the Exchange Act.


5.5 Best Efforts

     Each of BB&T and Maryland Federal shall use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts in good faith to
(i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in
Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Neither BB&T nor Maryland Federal shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.


5.6 Certain Accounting Matters

     Maryland Federal shall cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; provided, that any action taken pursuant to this Section
5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Maryland Federal contained in this Agreement; and provided further, that Maryland Federal shall not be required to implement any changes in accounting or financial matters pursuant to this Section 5.6(i) if such action is not in accordance with generally accepted accounting principles or is prohibited by applicable law, and (ii) unless and until BB&T agrees in writing that it believes, in its good faith judgment, that the Merger will constitute a reorganization under
Section 368 of the Code, and that all conditions to BB&T's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to BB&T's obligation to consummate the Merger) have been satisfied or waived.


5.7 Access to Information

     Maryland Federal and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Maryland Federal shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Maryland Federal and the Maryland Federal Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. Upon reasonable notice, BB&T shall afford to representatives of Maryland Federal access during normal business hours, during the period prior to the Effective Time, to appropriate records as may reasonably be required to fulfill any fiduciary duty to review such records as the Board of Directors of Maryland Federal may have to its shareholders. No investigation pursuant to this Section
5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.


5.8 Press Releases

     BB&T and Maryland Federal shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.


5.9 Forbearances of Maryland Federal

     Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Maryland Federal shall not, and shall cause each of the Maryland Federal Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new category or type of business activity;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.1125 per share of Maryland Federal Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of Maryland Federal Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Maryland Federal, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to (i) the Stock Purchase Plan for the offering period pursuant thereto which commenced on February 1, 1998 and ends on July 31, 1998 (and only with respect to elections to purchase in effect on the date hereof, which elections provide for purchases of shares in numbers consistent with past experience), (ii) Stock Options outstanding as of the date hereof pursuant to the Stock Option Plans, or (iii) the BB&T Option Agreement;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;


     (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Maryland Federal Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

     (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (h) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from (x) in the case of officers and employees, increases in the ordinary course of business consistent with past practice and (y) the exercise of Stock Options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees (except for any bonus that might be earned and payable for the year ending February 28, 1998 pursuant to Maryland Federal's bonus program, if any, as in effect at the beginning of such year);

     (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Maryland Federal or any Maryland Federal Subsidiary or any business combination with Maryland Federal or any Maryland Federal Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Maryland Federal or any Maryland Federal Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Maryland Federal is advised in writing by independent legal counsel that the failure to so furnish information or negotiate would more likely than not constitute a breach of the fiduciary duties of Maryland Federal's Board of Directors to its shareholders;

     (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Maryland Federal or a Maryland Federal Subsidiary or guarantee by Maryland Federal or a Maryland Federal Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, Maryland Federal shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (m) change its methods of accounting in effect at February 28, 1997, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended February 28, 1997, except as required by changes in law or regulation;

     (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

     (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

     (p) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or
(iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (q) dispose of any material assets other than in the ordinary course of business; or

     (r) agree to do any of the foregoing.


5.10 Employment Agreements

     BB&T (or its specified banking subsidiary) agrees to enter into an employment agreement with Robert H. Halleck substantially in the form of Annex C hereto, employment agreements with David E. Baker, Nancy B. Cohen and J. Diane Stevenson substantially in the form of Annex D hereto, and employment agreements with Lynn B. Hounslow and Ronald R. O'Brien substantially in the form of Annex E hereto.


5.11 Affiliates

     Maryland Federal shall use its reasonable best efforts to cause all persons who are Affiliates of Maryland Federal to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its reasonable best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.


5.12 Employee Benefits

     (a) BB&T shall cause the 401(k) plan of Maryland Federal to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, and the account balances of former employees of Maryland Federal or the Maryland Federal Subsidiaries who are participants in the Maryland Federal plan shall be transferred to the accounts of such employees under the BB&T 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of administering the 401(k) plan, service with Maryland Federal and the Maryland Federal Subsidiaries shall be deemed to be service with BB&T or the BB&T Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

     (b) As soon as practicable following the Effective Time, BB&T shall take any and all action necessary to either terminate Maryland Federal's defined benefit pension plan (the "Maryland Federal Pension Plan") pursuant to a standard termination in accordance with Section 4041 of ERISA and to provide for full vesting of the accrued benefits of all participants in the Maryland Federal Pension Plan and the distribution of the assets thereof to the participants or merge the Maryland Federal Pension Plan with and into the BB&T Pension Plan. The actions relating to termination or merger of the Maryland Federal Pension Plan shall be conditioned upon receiving a favorable determination letter from the IRS with regard to the termination or merger of the Maryland Federal Pension Plan. BB&T will use its reasonable best efforts to seek the issuance of such letter as soon as practicable following the Effective Time. Each employee of Maryland Federal or a Maryland Federal Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity") shall be given credit under BB&T's defined benefit pension plan for service with Maryland Federal and the Maryland Federal Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

     (c) Each employee of Maryland Federal at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs; provided, that service with Maryland Federal shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in such welfare plans and programs.

     (d) Each employee of Maryland Federal or a Maryland Federal Subsidiary who becomes an employee of BB&T or a BB&T Subsidiary and is terminated by BB&T or a BB&T Subsidiary subsequent to the Effective Time, excluding any employee who has an existing employment or special termination agreement which is Disclosed, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Maryland Federal or a Maryland Federal Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     (e) BB&T agrees to honor all employment agreements, severance agreements and the deferred compensation agreement (including related trust agreement) that Maryland Federal and the Maryland Federal Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date.

5.13 Directors and Officers Protection

     BB&T or a BB&T Subsidiary shall purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Maryland Federal for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Maryland Federal's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Maryland Federal's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify (and advance expenses to) all individuals who are or have been officers, directors or employees of Maryland Federal or any Maryland Federal Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the fullest extent that such indemnification is provided pursuant to the Articles of Incorporation of Maryland Federal on the date hereof and is permitted under the MGCL. Limitations on liability contained in the Articles of Incorporation of Maryland Federal on the date hereof shall be applicable following the Merger with respect to actions preceding the Merger and which were subject to such limitations.


5.14 Forbearances of BB&T

     Except with the prior written consent of Maryland Federal, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under
Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.


5.15 Reports

     Each of Maryland Federal and BB&T shall file (and shall cause the Maryland Federal Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Maryland Federal, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.


5.16 Exchange Listing

     BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Maryland Federal Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.



5.17 Advisory Board for Maryland Region

     As of the Effective Time and for at least three years thereafter, BB&T shall offer to each of the members of the Board of Directors of Maryland Federal a seat on the Advisory Board of its newly created Maryland Region, and shall offer to the Chairman of the Board of Directors of Maryland Federal the position of Chairman of such Advisory Board. For three years following the Effective Time, the Advisory Board members elected pursuant to this Section
5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board of the Maryland Region, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for Directors of Maryland Federal in effect on January 1, 1998. In addition, such Chairman shall receive for the three-year period (or lesser period of his service as Chairman) the special Chairman's compensation which was in effect with respect to him on January 1, 1998. Following such three-year period, Advisory Board Members and the Chairman, if they continue to serve in such capacities, shall receive fees in accordance with the standard schedule of fees for service thereon as in effect from time to time. For three years after the Effective Time, no such Advisory Board Member shall be prohibited from serving thereon because he shall have attained the maximum age for service thereon (currently age 70).


5.18 BB&T Rights Agreement

     BB&T agrees (a) that any BB&T Rights issued pursuant to the BB&T Rights Agreement shall be issued with respect to each share of BB&T Common Stock issued pursuant to the terms hereof regardless of whether there has occurred a "Distribution Date" under the terms of the BB&T Rights Agreement prior to the Effective Time, (i) to the extent permitted by Section 22 of the BB&T Rights Agreement and (ii) unless all BB&T Rights in respect of outstanding shares of BB&T Common Stock have been redeemed or otherwise terminated prior to the Effective Time and (b) subject to the foregoing, to take all action reasonably necessary or advisable to enable the holder of each such share of BB&T Common Stock to obtain the benefit of such BB&T Rights notwithstanding their prior distribution, including, without limitation, amendment of the BB&T Rights Agreement (to the extent permissible under the terms thereof) in connection with any such distribution of BB&T Rights.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1 Conditions Precedent -- BB&T and Maryland Federal

     The respective obligations of BB&T and Maryland Federal to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including without limitation the approval of the shareholders of Maryland Federal of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Maryland Federal or any of the Maryland Federal Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) Maryland Federal and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Maryland Federal and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Maryland Federal will not recognize any gain or loss to the extent that such shareholders exchange shares of Maryland Federal Common Stock for shares of BB&T Common Stock.


6.2 Conditions Precedent -- Maryland Federal

     The obligations of Maryland Federal to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Maryland Federal pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Maryland Federal. The representations and warranties of BB&T set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i),

4.4 and 4.11 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed at or prior to the Effective Time.

     (c) BB&T shall have delivered to Maryland Federal a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, acting on behalf of BB&T in his or her capacity as such officer, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b) hereof, to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) Maryland Federal shall have received opinions of counsel to BB&T in the form reasonably acceptable to Maryland Federal's legal counsel.

     (e) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting period with respect to such approvals shall have expired.

     (f) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.


6.3 Conditions Precedent -- BB&T

     The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of Maryland Federal shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Maryland Federal set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3 (except the last sentence thereof), 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Maryland Federal set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect with respect to Maryland Federal.

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

     (c) Maryland Federal shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed at or prior to the Effective Time.

     (d) Maryland Federal shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, acting on behalf of Maryland Federal and in his or her capacity as such officer, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.3(a) and 6.3(c) hereof, to the extent applicable to Maryland Federal, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Maryland Federal or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to Maryland Federal in the form reasonably acceptable to BB&T's legal counsel.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination
     This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) hereof in the case of Maryland Federal and Section 6.3(a) hereof in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 hereof are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of Maryland Federal do not approve the Agreement and the Plan of Merger.

     (f) At any time following December 31, 1998 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

     (g) By Maryland Federal at any time during the five-day period commencing on the Determination Date if both of the following conditions are satisfied:

      (1) the Converted Value shall be less than $30.60; and

      (2) (i) the quotient obtained by dividing the Average Closing Price by $62.00 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date;

subject, however, to the following three sentences. If Maryland Federal determines not to consummate the Merger pursuant to this Section 7.1(g), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option to elect to increase the Exchange Ratio to a number such that the Converted Value is not less than $30.60. The election contemplated by the preceding sentence shall be made by giving notice to Maryland Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 7.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth Business Day following the close of such five-day period.

     For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

     "Converted Value" shall mean the product of the Average Closing Price multiplied by the Exchange Ratio.

     "Average Closing Price" shall mean the average closing price per share of the BB&T Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days (determined by excluding days on which the NYSE is closed) ending on the trading date prior to the Determination Date.

     "Determination Date" shall mean the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

     "Index Group" shall mean the 14 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows:



Bank Holding Companies                          % Weighting
---------------------------------------------- ------------
         Wachovia Corp. ......................     11.22
         Fifth Third Bancorp .................      8.46
         Comerica Inc. .......................      5.70
         Summit Bancorp ......................      9.62
         Mercantile Bancorp ..................      7.11
         Northern Trust Corp. ................      6.07
         Huntington Bancshares Inc. ..........     10.45
         Firstar Corp. .......................      7.90
         Crestar Financial Corp. .............      6.07
         South Trust Corp. ...................      5.58
         Regions Financial Corp. .............      7.45
         Marshall & Ilsley Corp. .............      5.53
         AmSouth Bancorp .....................      4.39
         Union Planters Corp. ................      4.45
                                                  ------
         Total ...............................    100.00%
                                                  ======

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as of the Starting Date based on the average closing price per share (as reported by The Wall Street Journal on the day preceding the Starting Date) and as provided with respect to the Average Closing Price in the case of the Determination Date).

     "Starting Date" shall mean the date of this Agreement.

     If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(g).


7.2 Effect of Termination
     In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in the last two sentences of Section 5.7 and in Section 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) hereof shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.


7.3 Survival of Representations, Warranties and Covenants

     All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including, without limitation, Sections 5.10, 5.12, 5.13 and 5.17), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Maryland Federal (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Maryland Federal, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Maryland Federal of the transactions contemplated herein.


7.4 Waiver
     Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Maryland Federal shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this
Section 7.4, executed after approval by the Maryland Federal shareholders of this Agreement and the Plan of Merger, shall modify either the amount or the form of the consideration to be provided to holders of Maryland Federal Common Stock upon consummation of the Merger.


7.5 Amendment or Supplement

     This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Maryland Federal, subject to the proviso to Section 7.4 hereof.


                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses
     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement shall be borne 50% by BB&T and 50% by Maryland Federal.


8.2 Entire Agreement
     This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Maryland Federal to enforce rights in Sections 5.13 and 5.17.


8.3 No Assignment; Successors
     None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


8.4 Notices
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to Maryland Federal:

      Robert H. Halleck
      Maryland Federal Bancorp, Inc.
      3505 Hamilton Street
      Hyattsville, Maryland 20782
      Telephone: 301-779-1200
      Fax: 301-864-2076

     With a required copy to:

      Timothy B. Matz, Esq.
      Gerard L. Hawkins, Esq.
      Elias, Matz, Tiernan & Herrick L.L.P.
      734 15th Street, N.W.
      12th Floor
      Washington D.C., 20005
      Telephone: 202-347-0300
      Fax: 202-347-2172

   If to BB&T:

      Scott E. Reed
      BB&T Corporation
      150 South Stratford Road
      4th Floor
      Winston-Salem, North Carolina 27104
      Telephone: 336-733-3088
      Fax: 336-733-2296

     With a required copy to:

      William A. Davis, II
      Womble Carlyle Sandridge & Rice, PLLC
      200 West Second Street
      Winston-Salem, North Carolina 27102
      Telephone: 336-721-3624
      Fax: 336-733-8364

     Any party may by notice change the address to which notice or other communications to it are to be delivered.


8.5 Specific Performance

     Maryland Federal acknowledges that the Maryland Federal Common Stock and the Maryland Federal business and assets are unique, and that if Maryland Federal shall refuse to consummate the transaction contemplated by this Agreement without cause and in breach of its obligations hereunder, such failure by Maryland Federal will cause irreparable harm to BB&T for which there will be no adequate remedy at law, in which event BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement.


8.6 Captions

     The captions contained in this Agreement are for reference only and are not part of this Agreement.


8.7 Counterparts

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


8.8 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that mandatory provisions of federal law or the MGCL is applicable.


8.9 Initial Merger Agreement

     This Agreement, executed June 10, 1998, amends and supersedes in its entirety the Initial Merger Agreement effective as of February 25, 1998, the date of execution of the Initial Merger Agreement, and following execution hereof the Initial Merger Agreement shall have no further force or effect. All references in this Agreement to "the date hereof" shall mean February 25, 1998, and all agreements, covenants, representations and warranties set forth in this Agreement shall be deemed to have been made on February 25, 1998.


8.10 BB&T Option Agreement

     The parties acknowledge that this Agreement represents ongoing consideration for the BB&T Option Agreement, and that the BB&T Option Agreement shall continue in effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



                                        BB&T CORPORATION

                                      By: ------------------------------------



                                       Name: ---------------------------------









                                        Title: ---------------------------------






















                                        BB&T FINANCIAL CORPORATION OF VIRGINIA


                                      By: ------------------------------------



                                       Name: ---------------------------------









                                        Title: ---------------------------------






















                                        MARYLAND FEDERAL BANCORP, INC.


                                        By:

                                           ------------------------------------

                                          Name:

                                          Title:

                                                                        ANNEX A

                              ARTICLES OF MERGER
                                      OF
                        MARYLAND FEDERAL BANCORP, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

     Pursuant to the provisions of Section 55-11-05 of the General Statutes of North Carolina, BB&T Corporation, a North Carolina corporation ("BB&T"), the surviving corporation, submits these Articles of Merger for the purpose of merging Maryland Federal Bancorp, Inc., a Maryland corporation ("Maryland Federal") into BB&T (the "Merger").


                                   ARTICLE I

     The Plan of Merger attached hereto as Annex A and incorporated herein by reference (the "Plan of Merger") was duly approved in the manner prescribed by
law by the shareholders of Maryland Federal on the     day of              ,
1998, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated, with BB&T and Maryland Federal as parties thereto.


                                  ARTICLE II

   Approval of the Plan of Merger by the shareholders of BB&T was not required.


                                  ARTICLE III

   The merger shall become effective at       .m. on       , 1998.

     This the     day of              , 1998.

                                        BB&T CORPORATION


                                        By:
                                            --------------------------------

                                        Name:
                                              ------------------------------

                                        Title:
                                              ------------------------------



                                        MARYLAND FEDERAL BANCORP, INC.


                                        By:
                                            --------------------------------

                                        Name:
                                              ------------------------------

                                        Title:
                                              ------------------------------

                                                                         ANNEX A


                                PLAN OF MERGER
                                      OF
                        MARYLAND FEDERAL BANCORP, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

     Section 1. Corporations Proposing to Merge and Surviving Corporation. Maryland Federal Bancorp, Inc., a Maryland corporation ("Maryland Federal"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB& T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Agreement"), by and among Maryland Federal, BB&T and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary corporation of BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Office of the Secretary of State of North Carolina and the Articles of Merger to be filed with the Department of Assessments and Taxation of the State of Maryland. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Maryland Federal shall cease.

     Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the General Corporation Law of the State of Maryland (the "MGCL") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

     Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

     Section 4. Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Maryland Federal or the holders of record of shares of the common stock, par value $.01 per share, of Maryland Federal ("Maryland Federal Common Stock"), each share of Maryland Federal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Maryland Federal Common Stock (as provided in subsection (d) below), the Merger Consideration (as defined below in Section
5).

     (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Maryland Federal Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Maryland Federal Common Stock. With respect to any certificate for Maryland Federal Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Maryland Federal Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Maryland Federal shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Maryland Federal Common Stock (the "Instruction Letter"). Upon surrender of such certificates or other evidence of ownership meeting the requirements of the foregoing subsection (c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Maryland Federal in respect of shares of Maryland Federal Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Maryland Federal shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Maryland Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Maryland Federal Common Stock for certificates representing shares of the voting common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Maryland Federal Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share of Maryland Federal Common Stock represented by such certificate.

     Section 5. Merger Consideration

     As used herein, the term "Merger Consideration" shall mean the portion of a whole share of BB&T Common Stock to be exchanged for each share of Maryland Federal Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Maryland Federal Common Stock, determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Maryland Federal Common Stock shall be in the ratio of .5975 shares of BB&T Common Stock for each share of Maryland Federal Common Stock, subject to adjustment in the manner set forth below and pursuant to Sections 2.11 and 7.1(g) of the Agreement (the "Exchange Ratio"); provided, that if the product of the Exchange Ratio multiplied by the Average Closing Price (as defined in subsection (b) below) is less than $36.00, the Exchange Ratio shall be increased to the lesser of (i) the amount necessary to increase such product to $36.00, or (ii) .6102, subject to potential adjustment pursuant to Section 7.1(g) of the Agreement.

     (b) For purposes of this Section 5, the "Average Closing Price" shall mean the average closing price per share of BB&T Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

     (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Average Closing Price. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.

     (d) In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Exchange Ratio shall be proportionately adjusted.

     Section 6. Conversion of Stock Options

     (a) At the Effective Time, each option (a "Stock Option") granted under Maryland Federal's 1992 Stock Incentive Plan, 1993 Directors' Stock Option Plan and 1995 Stock Option Plan (collectively, the "Stock Option Plans"), outstanding and unexercised as of the Effective Time to acquire shares of Maryland Federal Common Stock, aggregating 631,253 shares as of February 25, 1998 (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted automatically into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan or successor plan thereto (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan; provided, however, that in no event shall the vesting, exercise and duration provisions of any Stock Option be less favorable following conversion to an option under the BB&T Option Plan than as provided under the individual stock option agreements as in effect under the applicable Stock Option Plan immediately preceding the Effective Time. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Maryland Federal Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent and (iii) no restrictions on transfers shall be placed on shares of BB&T Common Stock received through the exercise of the option, except to the extent that such restrictions would have been placed on such shares under the Stock Option Plans or are required by the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Code. BB&T and Maryland Federal agree to take all necessary steps to effectuate the foregoing provisions of this Section 6. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options, and such shares of BB&T Common Stock shall be registered under the Securities Act of 1933, as amended, as of the Effective Time.

     Section 7. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Maryland Federal Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the Instruction Letter and other documents described in Section 4(c), above, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 5 above.

     Section 8. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the Maryland Federal shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of Maryland Federal Common Stock upon consummation of the Merger.

                                                                        ANNEX B


                              ARTICLES OF MERGER
                                    MERGING
                        MARYLAND FEDERAL BANCORP, INC.
                   (a Corporation of the State of Maryland)
                                     INTO
                               BB&T CORPORATION
                (a Corporation of the State of North Carolina)

     FIRST: BB&T Corporation, a corporation organized and existing under the laws of the State of North Carolina ("BB&T"), and Maryland Federal Bancorp, Inc., a corporation organized and existing under the laws of the State of Maryland ("Maryland Federal"), agree that Maryland Federal shall be merged into BB&T, and the mode of carrying the same into effect are as herein set forth in these Articles of Merger and the Plan of Merger attached hereto as Annex A.

     SECOND: BB&T shall survive the merger and shall continue under the name BB&T Corporation.

     THIRD: The parties to the Articles of Merger are BB&T, a corporation organized on the 24th day of September, 1968, under the North Carolina Business Corporation Act, as amended, and Maryland Federal, a corporation organized and existing under the laws of the State of Maryland.

     FOURTH: The following amendments to the charter of the surviving corporation are to be effected as part of the merger:

       The Articles of Incorporation and Bylaws of the surviving corporation shall continue as the Articles of Incorporation and Bylaws of the surviving corporation until amended in accordance with their terms and the North Carolina Business Corporation Act.

     FIFTH: The total number of shares of stock of all classes which BB&T has authority to issue is Five Hundred Five Million (505,000,000) shares, divided into Five Hundred Million (500,000,000) shares of common stock of the par value of Five Dollars ($5.00) each and Five Million (5,000,000) shares of preferred stock of the par value of Five Dollars ($5.00) each, of the aggregate par value of Two Billion Five Hundred Twenty Five Million Dollars ($2,525,000,000).

     The total number of shares of stock of all classes which said Maryland Federal has authority to issue is Twenty-Five Million (25,000,000) shares, divided into Fifteen Million (15,000,000) shares of common stock of the par value of $0.01 per share, of the aggregate par value of One Hundred Fifty Thousand Dollars ($150,000), and Ten Million (10,000,000) shares of preferred stock without par value.

     SIXTH: The manner and basis of converting or exchanging issued stock of the merged corporation into different stock or other consideration and the manner of dealing with any issued stock of the merged corporation not to be so converted or exchanged shall be as set forth in the Plan of Merger set forth as Annex A hereto.

     SEVENTH: The principal office of said Maryland Federal is located in the County of Prince George's, State of Maryland.

     Maryland Federal owns property in the Counties of Anne Arundel, Montgomery and Prince George's, State of Maryland, the title to which could be affected by the recording of an instrument among the Land Records.

     EIGHTH: The location of the principal office of the surviving corporation
in the State of North Carolina, the state of its incorporation, is           ,
and the name and post office address of a resident agent of said surviving
corporation in Maryland is           , at           .

     NINTH: The terms and conditions of the merger transaction as set forth in these Articles of Merger and the Plan of Merger set forth as Annex A hereto were advised, authorized and approved by Maryland Federal, in the manner and by the vote required by its Articles of Incorporation and the laws of Maryland. The manner in which the merger was approved is as follows:

      The merger was (a) duly advised by the board of directors of Maryland Federal by the adoption on February 25, 1998 of a resolution approving the merger substantially upon the terms and conditions set forth in these Articles of Merger and directing that the proposed merger be submitted for action thereon at a meeting of the stockholders of said corporation, and
   (b) duly approved by the stockholders of said corporation in the manner and by the vote required by law at the said meeting of the stockholders held on

                  , 1998, by the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter by the holders of the only class of stock entitled to vote separately thereon.

     TENTH: The terms and conditions of the transaction as set forth in these articles were duly advised and authorized and approved by said BB&T in the manner and by the vote required by the laws of the State of North Carolina and by the charter of the said corporation. The manner in which the merger was approved is as follows:

     The merger was duly advised by the board of directors of BB&T by the adoption on February 24, 1998 of a resolution approving the merger substantially upon the terms and conditions set forth in these Articles of Merger.

     ELEVENTH: The following other provisions are deemed by the merging corporation necessary to effect the merger: See Plan of Merger set forth as Annex A hereto.

     IN WITNESS WHEREOF, Maryland Federal and BB&T, the parties to the merger, have caused these articles of merger to be signed in their respective corporate names and on their behalf by their respective presidents or vice-presidents and witnessed or attested by their respective secretaries or assistant secretaries,
as of the       day of                 , 1998.

                                         MARYLAND FEDERAL BANCORP, INC.



                                         By:
                                            ----------------------------
                                           President (or Vice-President)

Attest: (Witness:)





Secretary (or Assistant Secretary)

                                         BB&T CORPORATION



                                         By:
                                            ----------------------------
                                           President (or Vice-President)

Attest: (Witness:)





Secretary (or Assistant Secretary)

     THE UNDERSIGNED, President (or Vice-President) of Maryland Federal Bancorp, Inc., who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                         MARYLAND FEDERAL BANCORP, INC.



                                         By:
                                            ----------------------------

                                           Title:
                                                  ----------------------

     THE UNDERSIGNED, President (or Vice-President) of BB&T Corporation, who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                         BB&T CORPORATION



                                         By:
                                             ----------------------------

                                           Title:
                                                  -----------------------

                                                                         ANNEX A


                                PLAN OF MERGER
                                      OF
                        MARYLAND FEDERAL BANCORP, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

     Section 1. Corporations Proposing to Merge and Surviving Corporation. Maryland Federal Bancorp, Inc., a Maryland corporation ("Maryland Federal"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Agreement"), by and among Maryland Federal, BB&T and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary corporation of BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Office of the Secretary of State of North Carolina and the Articles of Merger to be filed with the Department of Assessments and Taxation of the State of Maryland. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Maryland Federal shall cease.

     Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the General Corporation Law of the State of Maryland (the "MGCL") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

     Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

     Section 4. Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Maryland Federal or the holders of record of shares of the common stock, par value $.01 per share, of Maryland Federal ("Maryland Federal Common Stock"), each share of Maryland Federal Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Maryland Federal Common Stock (as provided in subsection (d) below), the Merger Consideration (as defined below in Section
5).

     (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Maryland Federal Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Maryland Federal Common Stock. With respect to any certificate for Maryland Federal Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Maryland Federal Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Maryland Federal shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Maryland Federal Common Stock (the "Instruction Letter"). Upon surrender of such certificates or other evidence of ownership meeting the requirements of the foregoing subsection (c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Maryland Federal in respect of shares of Maryland Federal Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Maryland Federal shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Maryland Federal Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Maryland Federal Common Stock for certificates representing shares of the voting common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Maryland Federal Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share of Maryland Federal Common Stock represented by such certificate.

     Section 5. Merger Consideration

     As used herein, the term "Merger Consideration" shall mean the portion of a whole share of BB&T Common Stock to be exchanged for each share of Maryland Federal Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Maryland Federal Common Stock, determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Maryland Federal Common Stock shall be in the ratio of .5975 shares of BB&T Common Stock for each share of Maryland Federal Common Stock, subject to adjustment in the manner set forth below and pursuant to Sections 2.11 and 7.1(g) of the Agreement (the "Exchange Ratio"); provided, that if the product of the Exchange Ratio multiplied by the Average Closing Price (as defined in subsection (b) below) is less than $36.00, the Exchange Ratio shall be increased to the lesser of (i) the amount necessary to increase such product to $36.00, or (ii) .6102, subject to potential adjustment pursuant to Section 7.1(g) of the Agreement.

     (b) For purposes of this Section 5, the "Average Closing Price" shall mean the average closing price per share of BB&T Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

     (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Average Closing Price. No person will be entitled to dividends, voting rights or any other rights as a BB&T shareholder in respect of any fractional share.

     (d) In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Exchange Ratio shall be proportionately adjusted.

     Section 6. Conversion of Stock Options

     (a) At the Effective Time, each option (a "Stock Option") granted under Maryland Federal's 1992 Stock Incentive Plan, 1993 Directors' Stock Option Plan and 1995 Stock Option Plan (collectively, the "Stock Option Plans"), outstanding and unexercised as of the Effective Time to acquire shares of Maryland Federal Common Stock, aggregating 631,253 shares as of February 25, 1998 (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted automatically into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan or successor plan thereto (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan; provided, however, that in no event shall the vesting, exercise and duration provisions of any Stock Option be less favorable following conversion to an option under the BB&T Option Plan than as provided under the individual stock option agreements as in effect under the applicable Stock Option Plan immediately preceding the Effective Time. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Maryland Federal Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent and (iii) no restrictions on transfers shall be placed on shares of BB&T Common Stock received through the exercise of the option, except to the extent that such restrictions would have been placed on such shares under the Stock Option Plans or are required by the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Code. BB&T and Maryland Federal agree to take all necessary steps to effectuate the foregoing provisions of this Section 6. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options, and such shares of BB&T Common Stock shall be registered under the Securities Act of 1933, as amended, as of the Effective Time.

     Section 7. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Maryland Federal Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the Instruction Letter and other documents described in Section 4(c), above, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 5 above.

     Section 8. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the Maryland Federal shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of Maryland Federal Common Stock upon consummation of the Merger.

                                                                    APPENDIX II

[Sandler O'Neill & Partners letterhead appears here]




June 15, 1998




Board of Directors
Maryland Federal Bancorp, Inc.
3505 Hamilton Street
Hyattsville, MD 20782


Gentlemen:

     Maryland Federal Bancorp, Inc. ("Maryland Federal") and BB&T Corporation ("BB&T") have entered into an Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated (the "Agreement"), pursuant to which Maryland Federal will be merged with and into BB&T (the "Merger"). Upon consummation of the Merger, each share of Maryland Federal common stock, par value $0.01 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated January 18, 1990 between Maryland Federal and Registrar and Transfer Company, as Rights Agent, the "Maryland Federal Shares"), issued and outstanding immediately prior to the Merger will be converted into the right to receive 0.5975 shares of BB&T common stock, par value $5.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, the "BB&T Common Stock"), subject to increase to a maximum of 0.6102 shares of BB&T Common Stock if the product of 0.5975 multiplied by the Average Closing Price (as defined in the Agreement) of BB&T Common Stock is less than $36.00 per share and subject to possible further upward adjustment under certain circumstances as set forth in the Agreement (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Maryland Federal Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of February 25, 1998, by and between Maryland Federal and BB&T; (iii) Maryland Federal's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its Annual Report on Form 10-K for the years ended February 28, 1997 and 1998, respectively; (iv) BB&T's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its Annual Report on Form 10-K for the years ended December 31, 1996 and 1997, respectively; (v) BB&T's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (vi) certain financial analyses and forecasts of Maryland Federal prepared by and reviewed with management of Maryland Federal and the views of senior management of Maryland Federal regarding Maryland Federal's past and current business operations, results thereof, financial condition and future prospects; (vii) certain financial analyses and forecasts of BB&T prepared by and reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business operations, results thereof, financial condition and future prospects, including the pro forma impact of BB&T's acquisitions of Franklin Bancorporation and Life Bancorp, Inc.; (viii) the pro forma impact of the Merger on BB&T; (ix) the publicly reported historical price and trading activity for Maryland Federal's and BB&T's common stock, including a comparison of certain financial and stock market information for Maryland Federal and BB&T with similar publicly available information for certain other companies the securities of which are publicly traded; (x) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (xi) the
[GRAPHIC OMITTED]

                                                          Sandler O'Neill




current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with rendering this opinion, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Maryland Federal or BB&T or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Maryland Federal and BB&T). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Maryland Federal and BB&T and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Maryland Federal's or BB&T's assets, financial condition, results of operations, business or prospects since February 28, 1998 and March 31, 1998, respectively, the dates of the last financial statements noted above. We have assumed in all respects material to our analysis that Maryland Federal and BB&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BB&T common stock will be when issued to Maryland Federal's shareholders pursuant to the Agreement or the prices at which Maryland Federal's or BB&T's common stock will trade at any time.

     We have acted as Maryland Federal's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

     In the ordinary course of our business, we may actively trade the debt and equity securities of Maryland Federal and BB&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Maryland Federal in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Maryland Federal as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement/Prospectus of Maryland Federal and BB&T dated the date hereof.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of Maryland Federal Shares.


                                          Very truly yours,

                                          /s/ Sandler O'Neil & Partners, L.P.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

     The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.


     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. [00a7] 1818(b)).


Item 21. Exhibits and Financial Statement Schedules

     (a) The following documents are filed as exhibits to this registration statement on Form S-4:



 Exhibit No.                                                  Description
-------------   ------------------------------------------------------------------------------------------------------
       2        Agreement and Plan of Reorganization, dated as of February 25, 1998, as amended and restated, between BB&T Corporation and Maryland Federal Bancorp, Inc. (included as Appendix I to the Proxy
                Statement/Prospectus)
       3(a)     Amended and Restated Articles of Incorporation of BB&T Corporation, as amended (incorporated herein by reference to Exhibit No. 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Exhibit No. 3(a)(ii) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Exhibit No. 3(b) to the registrant's Registration
                Statement on Form S-4 (File no. 333-53071) filed on May 19, 1998)
       3(b)     Bylaws of BB&T Corporation (incorporated herein by reference to Exhibit No. 3(b) to the registrant's
                Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
       5        Opinion of Womble Carlyle Sandridge & Rice, PLLC
       8        Opinion of Womble Carlyle Sandridge & Rice, PLLC
      23(a)     Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibits 5 and 8)
      23(b)     Consent of Arthur Andersen LLP
      23(c)     Consent of Stoy, Malone & Company, P.C.
      23(d)     Consent of Sandler O'Neill & Partners, L.P.
      24        Power of Attorney

 Exhibit No.                                           Description
-------------   -----------------------------------------------------------------------------------------
       99(a)    Form of Maryland Federal Bancorp, Inc. Proxy Card
       99(b)    Option Agreement, dated February 25, 1998, between BB&T Corporation and Maryland Federal
                Bancorp, Inc.

     (b) Financial statement schedules: Not applicable.


Item 22. Undertakings

     A. The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on June 15, 1998.

                                        BB&T CORPORATION

                                        By:    /s/  JERONE C. HERRING
                                             ----------------------------------
                                        Name: Jerone C. Herring
                                        Title:  Executive Vice President and
                                        Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on June 15, 1998.


         /s/   JOHN A. ALLISON IV*                       /s/   SCOTT E. REED*
         -------------------------------                 -------------------------------
Name:    John A. Allison IV                     Name:    Scott E. Reed
Title:   Chairman of the Board and              Title:   Senior Executive Vice President
         Chief Executive Officer                         and Chief Financial Officer
         (principal executive officer)                   (principal financial officer)

         /s/   SHERRY A. KELLETT*                        /s/   PAUL B. BARRINGER*
         -------------------------------                 -------------------------------
Name:    Sherry A. Kellett                      Name:    Paul B. Barringer
Title:   Executive Vice President               Title:   Director
         and Controller
         (principal accounting officer)

         /s/   ALFRED E. CLEVELAND*                      /s/   W. R. CUTHBERTSON, JR.*
         -------------------------------                 -------------------------------
Name:    Alfred E. Cleveland                    Name:    W. R. Cuthbertson, Jr.
Title:   Director                               Title:   Director

         /s/   RONALD E. DEAL*                           /s/   A. J. DOOLEY, SR.*
         -------------------------------                 -------------------------------
Name:    Ronald E. Deal                         Name:    A. J. Dooley, Sr.
Title:   Director                               Title:   Director

         /s/   TOM D. EFIRD*                             /s/   PAUL S. GOLDSMITH*
         -------------------------------                 -------------------------------
Name:    Tom D. Efird                           Name:    Paul S. Goldsmith
Title:   Director                               Title:   Director

         /s/   L. VINCENT HACKLEY*                       /s/   ERNEST F. HARDEE*
         -------------------------------                 -------------------------------
Name:    L. Vincent Hackley                     Name:    Ernest F. Hardee
Title:   Director                               Title:   Director

         /s/   JANE P. HELM*                             /s/   RICHARD JANEWAY, M.D.*
         -------------------------------                 -------------------------------
Name:    Jane P. Helm                           Name:    Richard Janeway, M.D.
Title:   Director                               Title:   Director

         /s/   J. ERNEST LATHEM, M.D.*                   /s/   JAMES H. MAYNARD*
         -------------------------------                 -------------------------------
Name:    J. Ernest Lathem, M.D.                 Name:    James H. Maynard
Title:   Director                               Title:   Director

         /s/   JOSEPH A. MCALEER, JR.*                   /s/   ALBERT O. MCCAULEY*
                                                         -------------------------------
         -------------------------------
Name:    Joseph A. McAleer, Jr.                 Name:    Albert O. McCauley
Title:   Director                               Title:   Director

         /s/   RICHARD L. PLAYER, JR.*                   /s/   C. EDWARD PLEASANTS, JR.*
         -------------------------------                 -------------------------------
Name:    Richard L. Player, Jr.                 Name:    C. Edward Pleasants, Jr.
Title:   Director                               Title:   Director

         /s/   NIDO R. QUBEIN*                           /s/   E. RHONE SASSER*
         -------------------------------                 -------------------------------
Name:    Nido R. Qubein                         Name:    E. Rhone Sasser
Title:   Director                               Title:   Director

         /s/   JACK E. SHAW*                             /s/   HAROLD B. WELLS*
         -------------------------------                 -------------------------------
Name:    Jack E. Shaw                           Name:    Harold B. Wells
Title:   Director                               Title:   Director

*By: /s/   JERONE C. HERRING
     ----------------------------------
     Jenone C. Herring

     Attorney-in-Fact